AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 22, 2010
An Exhibit List can be found beginning on page II-2
REGISTRATION NO. 333-158995

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A

    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IX Energy Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	4911	36-4620445
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

711 Third Avenue, 18 th Floor
New York, New York 10017
(212) 682-5068
(Address and telephone number of principal executive offices)

Steven Hoffman
711 Third Avenue, 18 th Floor
New York, New York 10017
(212) 682-5068
(Name, address and telephone number of agent for service)

Copies to:

Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

 (COVER CONTINUES ON FOLLOWING PAGE)

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer
☐ Accelerated filer
☐ Non-accelerated filer
☒ Smaller reporting company

      CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.0001 par value per share	8,958,299	$0.42	$3,762,485.58	$209.95
Common Stock, $.0001 par value per share, issuable upon exercise of warrants	9,177,500	$0.42	$3,854,550	$215.08
Total	18,135,799		$7,617,035.58	$425.03	*
* Previously paid

(1) Relates to common stock, of IX Energy Holdings, Inc. offered by the selling stockholders. In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low prices as reported on the Over The Counter Bulletin Board on April 30, 2009, which was $0.42 per share.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED JANUARY 22, 2010

IX Energy Holdings, Inc.
OTC Bulletin Board trading symbol:  IXEH.OB
18,135,799 Shares of Common Stock

This prospectus relates to periodic offers and resales of up to 18,135,799 shares of our common stock, including 9,177,500 shares of common stock issuable upon exercise of outstanding warrants. The Selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock which they are offering. We will pay the expenses of registering these shares.

Our common stock is quoted on the OTC Bulletin Board and trades under the symbol "IXEH.OB".   The last reported sale price of our common stock on the OTC Bulletin Board on January 20, 2010 was $.0115 per share.

Investing in our common stock involves substantial risks.
See “Risk Factors,” beginning on page 4.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is_________, 2009.

IX ENERGY HOLDINGS, INC. HAS NOT REGISTERED THE SHARES FOR SALE BY THE SELLING SHAREHOLDERS UNDER THE SECURITIES LAWS OF ANY STATE.      BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THAT THE SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES LAWS OF THE STATE OR STATES IN WHICH SALES OF THE SHARES OCCUR AS OF THE TIME OF SUCH SALES, OR THAT THERE IS AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES LAWS OF SUCH STATES.

THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY SECURITIES OTHER THAN THE SHARES. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER IS UNLAWFUL.

IX ENERGY HOLDINGS, INC. HAS NOT AUTHORIZED ANYONE, INCLUDING ANY SALESPERSON OR BROKER, TO GIVE ORAL OR WRITTEN INFORMATION ABOUT THIS OFFERING, IX ENERGY, INC., OR THE SHARES THAT IS DIFFERENT FROM THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.      YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, OR ANY SUPPLEMENT TO THIS PROSPECTUS, IS ACCURATE AT ANY DATE OTHER THAN THE DATE INDICATED ON THE COVER PAGE OF THIS PROSPECTUS OR ANY SUPPLEMENT TO IT.

IN THIS PROSPECTUS, REFERENCES TO "IX ENERGY," "THE COMPANY," "WE," "US," AND "OUR," REFER TO IX ENERGY HOLDINGS, INC.

IX ENERGY HOLDINGS, INC.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

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PROSPECTUS SUMMARY

IX ENERGY HOLDINGS, INC.

On December 30, 2008, we entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with IX Energy, Inc., a Delaware corporation (“IX Energy”), and IX Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Yoo Inc. (the “Acquisition Sub”).  Pursuant to the Merger Agreement, the Acquisition Sub merged with and into IX Energy and IX Energy became a wholly-owned subsidiary of Yoo Inc.  On January 13, 2009, the Company’s name was changed to IX Energy Holdings, Inc.  In connection with this reverse merger, we discontinued our former business and succeeded to the business of IX Energy as our sole line of business.  As a result, we are now engaged in the development and financing of solar power and other renewable energy solutions systems.

IX Energy was incorporated in the State of Delaware on March 3, 2006 for the purpose of designing, selling and installing high-performance solar electric power technologies. Since our inception, our operations have principally involved the integration and installation of solar power systems manufactured by third parties. However, in an effort to become a vertically integrated solar products and services company that manufactures, designs, markets and installs its own solar power systems, in 2008 we  entered into an agreement to manufacture solar modules that will be marketed primarily to federal military and civilian agencies.  The Company began generating revenue from operations in 2007.  Currently, its principal customer is Federal Prison Industries, Inc. ("UNICOR").

As a turnkey solutions provided in the renewable energy sector IX Energy is developing integrated capabilities such as a solar integrated ground source system to deliver a closed loop solar-geothermal application for government, military and commercial customers.

Our executive offices are located at711 Third Avenue, 12 th Floor, New York, New York 10017. Our telephone number: (212) 682-5068.

The shares included in this Registration Statement were acquired by the selling shareholders in the following financing transactions:

Equity Financing

In December 2008 and February 2009, we sold an aggregate of 34.75 units ("Units") or an aggregate of 8,687,5000 shares and warrants to purchase 8,687,5000 in a private placement offering (the "Private Placement"), with each Unit consisting of 250,000 shares of common stock of the Company (on a post-Forward Split basis) and a three-year detachable warrant (the "Warrant") to purchase 250,000 shares of common stock of the Company (on a post-Forward Split basis), at a purchase price per Unit of $100,000. The Warrant has an exercise price of $0.50 per share for a term of three years.

Bridge Notes Financing

In July 2008, our wholly owned subsidiary, IX Energy, Inc. sold an aggregate of $500,000 principal amount of 5% promissory notes ("Bridge Notes") in a private placement transaction. The purchasers of Bridge Notes paid an aggregate gross purchase price of $500,000 for such Bridge Notes and an aggregate of 270,799 shares of common stock of the Company's Common Stock (the "Bridge Common"). The Bridge Notes are due and payable upon the earlier of July 13, 2009 and the date the Company, consummate an offering or offerings raising gross proceeds of at least $3.5 million (a "Permanent Financing"). The Bridge Notes also provide that, upon the consummation of a Permanent Financing, the holders shall have the right to exchange such Bridge Notes for an amount of securities that could be purchased in such Permanent Financing for a purchase price equal to the outstanding principal and accrued interest on such Bridge Notes. IX Energy utilized the services of Westminster Securities Corporation, a registered broker dealer firm, for the offer and sale of the Bridge Notes.

The Offering

Common Stock outstanding prior to the offering	65,893,143 (1)

Common stock offered by the selling stockholders	18,135,799 (2)

Common Stock to be outstanding after the offering	75,070,643 (3)

Use of proceeds
We will not receive any proceeds from the sale of the common stock hereunder. We will receive the sale price of any common stock we sell to the selling stockholders upon exercise of warrants. We expect to use the proceeds received from the exercise of warrants, if any, for general working capital purposes. However, the selling stockholders are entitled to exercise the warrants on a cashless basis if, one year after their initial issuance, there is no to the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement or there is no current prospectus available for the resale of the shares of common stock underlying the warrants. In the event that the selling stockholders exercise the warrants on a cashless basis, we will not receive any proceeds.

OTCBB Symbol	IXEH

(1)	Includes 8,958,299 shares issued to the Selling Shareholders.
(2)	Includes shares underlying an aggregate of 9,177,500 three-year warrants with an exercise price of $0.50 per share included in this registration statement.
(3)	Assumes the exercise of an aggregate of 9,177,500 three-year warrants with an exercise price of $0.50 per share included in this registration statement.

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Forward Looking Statements.” If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

Since we lack a meaningful operating history, it is difficult for potential investors to evaluate our business.

Our limited operating history makes it difficult for potential investors to evaluate our business or prospective operations. Since our formation, we have generated only limited revenues. As a startup, we are subject to all the risks inherent in the initial organization, financing, expenditures, complications and delays inherent in a new business. Investors should evaluate an investment in us in light of the uncertainties encountered by start-up companies in a competitive environment. Our business is dependent upon the implementation of our business plan, as well as our ability to enter into agreements with suppliers, customers or integral service providers on commercially favorable terms. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

We will need additional financing to execute our business plan and fund operations, which additional financing may not be available on reasonable terms or at all.

Although we recently raised an aggregate of $3.475 million in a private placement, our ultimate success may depend upon our ability to raise additional capital. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us.

We may be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings. Future financings through equity investments are likely to be dilutive to existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuances of incentive awards under equity employee incentive plans, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition.

Our ability to obtain needed financing may be impaired by such factors as the capital markets, both generally and specifically in the renewable energy industry, and the fact that we are not profitable, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

Our operations may be negatively impacted if the exercise price of the warrants issued to the investors in the offering in December 2008 and February 2009 are reduced from $.50 to $0.01because of our failure to reach certain revenue targets.

The terms of the warrants issued to the investors in the private placement offering by the Company which closed in December 2008 and February 2009, provides that if we fail to achieve at least $17.5 million of consolidated gross revenue within one year of closing the private placement, the exercise price of the warrants will be adjusted from $0.50 to $0.01. If we were to fail to achieve the targeted revenue, the proceeds to us upon exercise of the warrants by the Selling Shareholders will be $91,775 instead of $4,588,750. This significant drop in the proceeds to the Company from the exercise of the warrants will impact the Company’s working capital and will  place increased pressures on the Company to obtain sufficient funds for its operations. The failure to obtain financing on acceptable terms to the Company and its management may cause the Company to curtail its operations.

We are dependent upon key personnel whose loss may adversely impact our business.

We rely heavily on the expertise, experience and continued services of our senior management, especially Steven Hoffmann, our Chairman and Chief Executive Officer. The loss of Mr. Hoffmann, or an inability to attract or retain other key individuals, could materially adversely affect us. We seek to compensate and motivate our executives, as well as other employees, through competitive salaries and bonus plans, but there can be no assurance that these programs will allow us to retain key employees or hire new key employees. As a result, if Mr. Hoffmann left us, we could face substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any such successor obtains the necessary training and experience. In connection with the Merger, we assumed an employment agreement with Mr. Hoffmann. However, there can be no assurance that the terms of this employment agreement will be sufficient to retain Mr. Hoffmann.

We may be unable to complete our development, manufacturing and commercialization plans, and the failure to do so will significantly harm our business plans, prospects, results of operations and financial condition.

Commercializing our planned solar modules and processes depends on a number of factors, including but not limited to:

•	further product and manufacturing process development;
•	development of certain critical tools;
•	completion, refinement and management of our supply chain;
•	completion, refinement, and management of our distribution channels;
•	demonstration of efficiencies that will make our products attractively priced; and
•	developing an adequate sales force and sales channels necessary to distribute our products and achieve our desired revenue goals.

We do not have any experience in carrying out any of the foregoing tasks, and, as such, we cannot assure investors that the strategies we intend to employ will enable us to support the large-scale manufacturing of commercially desirable solar modules.

We may not be able to effectively control and manage our growth.

Our strategy envisions a period of potentially rapid growth. We currently maintain nominal administrative and personnel capacity due to the startup nature of our business, and our expected growth may impose a significant burden on our future planned administrative and operational resources. The growth of our business may require significant investments of capital and increased demands on our management, workforce and facilities. We will be required to substantially expand our administrative and operational resources and attract, train, manage and retain qualified management and other personnel. Failure to do so or satisfy such increased demands would interrupt or would have a material adverse effect on our business and results of operations.

Our products have never been sold on a mass market commercial basis, and we do not know whether they will be accepted by the market.

The solar energy market is at a relatively early stage of development and the extent to which solar modules will be widely adopted is uncertain. If our products are not accepted by the market, our business plans, prospects, results of operations and financial condition will suffer. Moreover, demand for solar modules in our targeted markets may not develop or may develop to a lesser extent than we anticipate. The development of a successful market for our proposed products and our ability to sell our products at a lower price per watt may be affected by a number of factors, many of which are beyond our control, including, but not limited to:

•	failure to produce solar power products that compete favorably against other solar power products on the basis of cost, quality and performance;
•	competition from conventional energy sources and alternative distributed generation technologies, such as wind energy;
•	failure to develop and maintain successful relationships with suppliers, distributors and strategic partners; and
•	customer acceptance of our products.

If our proposed products fail to gain sufficient market acceptance, our business plans, prospects, results of operations and financial condition will suffer.

We could become involved in intellectual property disputes that create a drain on our resources and could ultimately impair our assets.

We rely on trade secrets and our industry expertise and know how. We do not knowingly infringe on patents, copyrights or other intellectual property rights owned by other parties; however, in the event of an infringement claim, we may be required to spend a significant amount of money to defend a claim, develop a non-infringing alternative or to obtain licenses. We may not be successful in developing such an alternative or obtaining licenses on reasonable terms, if at all. Any litigation, even if without merit, could result in substantial costs and diversion of our resources and could materially and adversely affect our business and operating results.

Upon commencement of manufacturing with UNICOR, we will be dependent upon a limited number of third party suppliers, some of whom will be located in foreign countries, for key materials, and any disruption from such suppliers or fluctuations in foreign currency and exchange rates could prevent us from manufacturing and selling cost-effective products.

We anticipate manufacturing our products with UNICOR using materials and components procured from a limited number of third-party suppliers. If we fail to maintain our relationships with these suppliers, or fail to secure additional supply sources from other solar cell suppliers, UNICOR may be unable to manufacture our products or our products may be available only at a higher cost or after a long delay. Any of these factors could prevent us from delivering our products to our customers within required timeframes, resulting in potential order cancellations and lost revenue. Further, we intend to purchase solar cells for our solar modules from suppliers located in foreign countries. We will therefore be subject to risks associated with fluctuations in foreign currency and exchange rates. As a result, we may not be able to manufacture our products with UNICOR at competitive prices and may not achieve our expected margins or cover our costs.

As our business plan contemplates the federal government becoming a principal customer of ours, any reduction in anticipated orders from the federal government could significantly reduce our sales and operating results.

Currently we anticipate selling our solar modules and integration services principally to agencies of the federal government, in addition to projects that unicor product is able to be purchased and sold under unicor guidelines . Should the federal government fail to materialize as a substantial customer or should the federal government cut back orders following commencement of sales, it could significantly reduce our revenues and harm our operating results. Our customer relationships with the federal government are in their infancy and we cannot guarantee investors that we will ultimately receive significant revenues from this customer over the long term. Any loss of business with the federal government will be particularly damaging unless we are able to diversify our customer base and substantially expand sales to other customers.

We recognize revenue on system installations on a "percentage of completion" basis and payments are due upon the achievement of contractual milestones and any delay or cancellation of a project could adversely affect our business.

We recognize revenue on our system installations on a "percentage of completion" basis and, as a result, our revenue from these installations is driven by the performance of our contractual obligations, which is generally driven by time-lines for the installation of our solar power systems at customer sites. This could result in unpredictability of revenue and, in the near term, a revenue decrease. As with any project-related business, there is the potential for delays within any particular customer project. Variation of project time-lines and estimates may impact our ability to recognize revenue in a particular period. In addition, certain customer contracts may include payment milestones due at specified points during a project. Because we must invest substantial time and incur significant expense in advance of achieving milestones and the receipt of payment, failure to achieve milestones could adversely affect our business and results of operations.

We are exposed to risks associated with product liability claims in the event that the use or installation of our products results in injury or damage, and we have limited insurance coverage to protect against such claims.

Since our products are electricity-producing devices, it is possible that users could be injured or killed by our products, whether by product malfunctions, defects, improper installation or other causes. As a planned manufacturer, distributor, and installer of products that will be used by consumers, we will face an inherent risk of exposure to product liability claims or class action suits in the event that the use of the solar power products we sell or install results in injury or damage. We are unable to predict whether product liability claims will be brought against us in the future or the effect of any resulting adverse publicity on our business. Moreover, to the extent that a claim is brought against us we may not have adequate resources in the event of a successful claim against us. We rely on our general liability insurance to cover product liability claims and have not obtained separate product liability insurance. The successful assertion of product liability claims against us could result in potentially significant monetary damages and, if our insurance protection is inadequate, could require us to make significant payments, which could have a materially adverse effect on our financial results.

We sometimes act as the general contractor for our customers in connection with the installation of solar power systems and are subject to risks associated with construction, bonding, cost overruns, delays and other contingencies, which could have a material adverse effect on our business and results of operations

We sometimes act as the general contractor for our customers in connection with the installation of solar power systems. All essential costs are estimated at the time of entering into the sales contract for a particular project, and these are reflected in the overall price that we charge our customers for the project. These cost estimates are preliminary and may or may not be covered by contracts between us or the other project developers, subcontractors, suppliers and other parties to the project. In addition, we require qualified, licensed subcontractors to install most of our systems. Shortages of such skilled labor could significantly delay a projector otherwise increase our costs. Should miscalculations in planning a projector defective or late execution occur, we might not achieve our expected margins or cover our costs. Also, most systems customers require performance bonds issued by a bonding agency. Due to the general performance risk inherent in construction activities, it has become increasingly difficult recently to secure suitable bonding agencies willing to provide performance bonding. In the event we are unable to obtain bonding, we will be unable to bid on, or enter into, sales contracts requiring such bonding.

Delays in solar panel or other supply shipments, other construction delays, unexpected performance problems in electricity generation or other events could cause us to fail to meet these performance criteria, resulting in unanticipated and severe revenue and earnings losses and financial penalties. Construction delays are often caused by inclement weather, failure to timely receive necessary approvals and permits, or delays in obtaining necessary solar panels, inverters or other materials. The occurrence of any of these events could have a material adverse effect on our business and results of operations.

Our business requires us to place our employees and technicians in our customers’ properties, which could give rise to claims against us.

If we are unsuccessful in our installation of products and provision of services to customers, we could damage or cause a material adverse change to their premises or property, which could give rise to claims against us. Any such claims could be material in dollar amount and/or could significantly damage our reputation. In addition, we are exposed to various risks and liabilities associated with placing our employees and technicians in the homes and workplaces of others, including possible claims of errors and omissions based on the alleged actions of our personnel, including harassment, theft of client property, criminal activity and other claims.

The execution of our growth strategy is dependent upon the continued availability of third-party financing arrangements for our customers.

For many of our projects, our customers will have entered into agreements with third parties to pay for solar energy over an extended period of time based on energy savings generated by our solar power systems, rather than paying us to purchase our solar power systems. For these types of projects, most of our customers will choose to purchase solar electricity under a power purchase agreement with a financing company that purchases the system from us. These structured finance arrangements are complex and may not be feasible in many situations. In addition, customers opting to finance a solar power system may forgo certain tax advantages associated with an outright purchase on an accelerated basis which may make this alternative less attractive for certain potential customers. If financing companies are unwilling or unable to finance the cost of our products, or if the parties that have historically provided this financing cease to do so, or only do so on terms that are substantially less favorable for these customers, or us our growth will be adversely affected.

Environmental obligations and liabilities could have a substantial negative impact on our financial condition, cash flows and profitability.

We are subject to a variety of federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the use, handling, generation, processing, storage, transportation and disposal of, or human exposure to, hazardous and toxic materials, the discharge of pollutants into the air and water, and occupational health and safety. We are also subject to environmental laws that allow regulatory authorities to compel, or seek reimbursement for, cleanup of environmental contamination at sites now or formerly owned or operated by us and at facilities where our waste is or has been disposed. We may incur significant costs and capital expenditures in complying with these laws and regulations. In addition, violations of, or liabilities under, environmental laws or permits may result in restrictions being imposed on our operating activities or in our being subjected to substantial fines, penalties, criminal proceedings, third party property damage or personal injury claims, cleanup costs or other costs. Also, future developments such as more aggressive enforcement policies, the implementation of new, more stringent laws and regulations, or the discovery of presently unknown environmental conditions or non-compliance may require expenditures that could have a material adverse effect on our business, results of operations and financial condition. Further, greenhouse gas emissions have increasingly become the subject of international, national, state and local attention. Although fixture regulations could potentially lead to an increased use of alternative energy, there can be no guarantee that such future regulations will encourage solar technology. Given our limited history of operations, it is difficult to predict future environmental expenses.

If we do not achieve satisfactory yields or quality in manufacturing our solar modules with UNICOR or if our suppliers furnish us with defective solar cells, our sales could decrease and our relationships with our customers and our reputation maybe harmed.

The success of our business depends upon our ability to incorporate high quality and yield solar cells into our products. We anticipate testing the quality and yield of our solar products and the solar cells that we incorporate into our solar products, and we intend to source our solar cells from manufacturers we believe are reputable. Nonetheless, our solar modules may contain defects that are not detected until after they are shipped or are installed because we cannot test for all possible scenarios. These defects could cause us to incur significant re-engineering costs, divert the attention of our engineering personnel from product development efforts and significantly affect our customer relations and business reputation. In addition, we may not be able to fulfill our purchase orders if we purchase a large number of defective solar cells. The number of solar cells that we purchase at any time is based upon expected demand for our products and an assumed ratio of defective to non-defective solar cells. If this ratio is greater than expected, we may not have an adequate number of non-defective solar cells to allow us to fulfill our purchase orders on time. If we do not fulfill orders for our products because we have a shortage of non-defective solar cells or deliver modules with errors or defects, or if there is a perception that these solar cells or solar modules contain errors or defects, our credibility and the market acceptance and sales of our products could be harmed.

We face risks associated with our anticipated international business.

We expect to establish, and to expand over time, international commercial operations and activities. Such international business operations will be subject to a variety of risks associated with conducting business internationally, including the following:

•	Changes in or interpretations of foreign regulations that may adversely affect our ability to sell our products, perform services or repatriate profits to the United States;
•	the imposition of tariffs;
•	economic or political instability in foreign countries;
•	imposition of limitations on or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries or joint ventures;
•	conducting business in places where business practices and customs are unfamiliar and unknown;
•	the imposition of restrictive trade policies;
•	the existence of inconsistent laws or regulations;
•	the imposition or increase of investment requirements and other restrictions or requirements by foreign governments;
•	uncertainties relating to foreign laws and legal proceedings;
•	fluctuations in foreign currency and exchange rates; and
•	compliance with a variety of federal laws, including the Foreign Corrupt Practices Act.

We do not know the impact that these regulatory, geopolitical and other factors may have on our international business in the future.

Risks Relating to Our Industry

The reduction or elimination of government subsidies and economic incentives for on-grid solar electricity applications could reduce demand for our solar modules, lead to a reduction in our net sales and harm our operating results .

The reduction, elimination or expiration of government subsidies and economic incentives for solar electricity could result in the diminished competitiveness of solar energy relative to conventional and non-solar renewable sources of energy, which would negatively affect the growth of the solar energy industry overall and our net sales specifically. We believe that the near-term growth of the market for on-grid applications, where solar energy is used to supplement the electricity a consumer purchases from the utility network, depends significantly on the availability and size of government and economic incentives. Currently the cost of solar electricity substantially exceeds the retail price of electricity in every significant market in the world. As a result, federal, state and local governmental bodies in many countries have provided subsidies in the form of tariffs, rebates, tax write-offs and other incentives to end-users, distributors, systems integrators and manufacturers of photovoltaic products. Many of these government incentives could expire, phase-out over time, exhaust the allocated funding or require renewal by the applicable authority. A reduction, elimination or expiration of government subsidies and economic incentives for solar electricity could result in the diminished competitiveness of solar energy, which would in turn hurt our sales and financial condition.

Technological changes in the solar power industry could render our solar power products uncompetitive or obsolete, which could reduce our market share and cause our revenues to decline.

The solar power market is characterized by continually changing technology requiring improved features, such as increased efficiency, higher power output and lower price. Our failure to further refine our technology and develop and introduce new solar power products could cause our products to become uncompetitive or obsolete, which could reduce our market share and cause our revenues to decline. The solar power industry is rapidly evolving and competitive. We will need to invest significant financial resources in research and development to keep pace with technological advances in the solar power industry and to effectively compete in the future. A variety of competing solar power technologies are under development by other companies that could result in lower manufacturing costs or higher product performance than those expected for our solar power products. Our development efforts may be rendered obsolete by the technological advances of others, and other technologies may prove more advantageous for the commercialization of solar power products.

The solar power industry experiences industry-wide shortage of polysilicon. Shortage and oversupply pose several risks to our business, including possible constraints on revenue growth and possible decreases in our gross margins and profitability.

There is currently an industry-wide shortage of polysilicon, which has resulted in significant price increases in solar cells. Polysilicon is an essential raw material used in the production of solar cells. We expect that the average spot price of polysilicon will continue to increase in the near-term. Increases in polysilicon prices could increase the price we pay for solar cells, which could impact our manufacturing costs and our net income. Even with these price increases, demand for solar cells has increased, and many of our principal competitors have announced plans to add additional manufacturing capacity. As this manufacturing capacity becomes operational, it may increase the demand for polysilicon in the near-term and further exacerbate the current shortage. Polysilicon is also used in the semiconductor industry generally and any increase in demand from that sector will compound the shortage. The production of polysilicon is capital intensive and adding additional capacity requires significant lead time. While we are aware that several new facilities for the manufacture of polysilicon are under construction, we do not believe that the supply imbalance will be remedied in the near-term, which could lead to higher prices for, and reduced availability of, solar cells.

As polysilicon supply increases, the corresponding increase in the global supply of so/ar ce//s and panels may cause substantial downward pressure on the prices of our products, resulting in lower revenues and earnings.

The scarcity of polysilicon has resulted in the underutilization of solar panel manufacturing capacity at many of our competitors and potential competitors, particularly in China. As additional polysilicon becomes available, we expect solar panel production globally to increase. Decreases in polysilicon pricing and increases in solar panel production could each result in substantial downward pressure on the price of solar cells and panels, including our products. Such price reductions could have a negative impact on our revenue and earnings, and materially adversely affect our business and financial condition.

If solar power technology is not suitable for widespread adoption or sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, our revenues would not significantly increase and we would be unable to achieve or sustain profitability.

The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to generate enough revenues to achieve and sustain profitability. In addition, demand for solar power products in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors will influence the widespread adoption of solar power technology and demand for solar power products, including:

•	cost-effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;
•	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;
•	success of alternative distributed generation technologies such as fuel cells, wind power and micro turbines;
•
fluctuations in economic and market conditions that impact the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

•	capital expenditures by customers that tend to decrease when the United States or global economy slows;
•	continued deregulation of the electric power industry and broader energy industry; and
•	availability of government subsidies and incentives.

We face intense competition, and many of our competitors have substantially greater resources than we do.

We operate in a competitive environment that is characterized by price fluctuation and technological change. We compete with major international and domestic companies. Some of our current and potential competitors have greater market recognition and customer bases, longer operating histories and substantially greater financial, technical, marketing, distribution, purchasing, manufacturing, personnel and other resources than we do. In addition, many of our competitors are developing and are currently producing products based on new solar power technologies that may ultimately have costs similar to, or lower than, our projected costs. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion and sales of solar and solar-related products than we can.

Our business plan relies on sales of our solar power products and our competitors with more diversified product offerings may be better positioned to withstand a decline in the demand for solar power products. Some of our competitors own, partner with, have longer term or stronger relationships with solar cell providers that could result in them being able to obtain solar cells on a more favorable basis than us. It is possible that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, which would harm our business. If we fail to compete successfully, our business would suffer and we may lose or be unable to gain market share.

Because our industry is highly competitive and has low barriers to entry, we may lose market share to larger companies that are better equipped to weather a deterioration in market conditions due to increased competition.

Our industry is highly competitive and fragmented, subject to rapid change and has low barriers to entry. We may in the future compete for potential customers with solar and heating, ventilating, and air conditioning, or HVAC, systems installers and servicers, electricians, utilities and other providers of solar power equipment or electric power. Some of these competitors may have significantly greater financial, technical and marketing resources and greater name recognition than we have.

We believe that our ability to compete depends in part on a number of factors outside of our control, including:

•	the ability of our competitors to hire, retain and motivate qualified personnel;
•	the ownership by competitors of proprietary tools to customize systems to the needs of a particular customer;
•	the price at which others offer comparable services and equipment;
•	the extent of our competitors’ responsiveness to customer needs; and
•	installation technology.

Competition in the solar power services industry may increase in the future, partly due to low barriers to entry, as well as from other alternative energy resources now in existence or developed in the future. Increased competition could result in price reductions, reduced margins or loss of market share and greater competition for qualified personnel. There can be no assurance that we will be able to compete successfully against current and future competitors. If we are unable to compete effectively, or if competition results in a deterioration of market conditions, our business and results of operations would be adversely affected.

We may be vulnerable to the efforts of electric utility companies lobbying to protect their revenue streams am/from competition from solar power systems.

Electric utility companies could lobby for a change in the relevant legislation in their markets to protect their current revenue streams. Any adverse changes to the regulations and policies of the solar energy industry could deter end-user purchases of solar power products and investment in the research and development of solar power technology. In addition, electricity generated by solar power systems mostly competes with expensive peak hour electricity, rather than the less expensive average price of electricity. Modifications to the peak hour pricing policies of utilities such as flat rate pricing, would require solar power systems to achieve lower prices in order to compete with the price of electricity. Any changes to government regulations or utility policies that favor electric utility companies could reduce our competitiveness and cause a significant reduction in demand for our products.

A drop in the retail price of conventional energy or non-solar alternative energy sources may negatively impact our profitability.

We believe that a customer’s decision to purchase or install solar power capabilities is primarily driven by the cost of electricity from other sources and their anticipated return on investment resulting from solar power systems. Fluctuations in economic and market conditions that impact the prices of conventional and non-solar alternative energy sources, such as decreases in the prices of oil and other fossil fuels, could cause the demand for solar power systems to decline, which would have a negative impact on our profitability. Changes in utility electric rates or net metering policies could also have a negative effect on our business.

Existing regulations and changes to such regulations concerning the electrical utility industry may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

The market for electricity generation products is heavily influenced by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as internal policies and regulations promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the U.S. and in a number of other countries, these regulations and policies are being modified and may continue to be modified. Customer purchases of~ or further investment in the research and development of; alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our solar power products. For example, utility companies commonly charge fees to larger, industrial customers for disconnecting from the electric gild or for having the capacity to use power from the electric ~id for back-up purposes. These fees could increase the cost to our customers of using our solar power products and make them less desirable, thereby harming our business, prospects, results of operations and financial condition.

We anticipate that our solar power products and their installation will be subject to oversight and regulation in accordance with national, state and local laws and ordinances relating to building codes, safely, environmental protection, utility interconnection and metering and related matters. There is also a burden in having to track the requirements of individual states and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to our solar power products may result in significant additional expenses to us and our resellers and their customers and, as a result, could cause a significant reduction in demand for our solar power products.

Risks Relating to Our Organization and Our Common Stock

As of the Merger, we became subject to the reporting requirements of federal securities laws, which can be expensive and may divert resources from other projects, thus impairing our ability to grow.

As a result of the Merger, we became subject to the information and reporting requirements of the Exchange Act and other federal securities laws, including compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC (including reporting of   the Merger) and furnishing audited reports to stockholders will cause our expenses to be higher than they would have been if we remained privately held and did not consummate the Merger.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, then we may not be able to obtain the independent accountant certifications required by such act, which may preclude us from keeping our filings with the SEC current.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. We have not performed an in-depth analysis to determine if historical un-discovered failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

Public company compliance may make it more difficult for us to attract and retain officers and directors.

The Sarbanes-Oxley Act and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these new rules and regulations to increase our compliance costs in 2008 and beyond and to make certain activities more time consuming and costly. As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us becoming public through a reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on behalf of our post-Merger company.

Failure to cause a registration statement to become effective in a timely manner could materially adversely affect our company.

We have agreed,- at our expense, to prepare a registration statement covering the shares of our common stock sold in the Private Placement and to use our best efforts to file that registration statement with the SEC within 90 days of the final closing of the Private Placement or the date on which the Private Placement is terminated, whichever occurs later, and to use commercially reasonable efforts to obtain the effectiveness of such registration statement no later than 180 days after the final closing of the Private Placement or the date on which the Private Placement is terminated, whichever occurs later. There are many reasons, including those over which we have no control, which could delay the filing or effectiveness of the registration statement, including delays resulting from the SEC review process and comments raised by the SEC during that process. Our efforts to file the registration statement and have it declared effective could become extremely costly, and our failure to do so in a timely manner could require us to pay liquidated damages to investors in the Private Placement, either or both of which could materially adversely affect us.

Our stock price may be volatile

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	changes in our industry;
•	competitive pricing pressures;
•	our ability to obtain working capital financing;
•	additions or departures of key personnel;
•	limited “public float” in the bands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;
•	sales of our common stock (particularly following effectiveness of the resale registration statement required to be filed in connection with the Private Placement);
•	our ability to execute our business plan;
•	operating results that fall below expectations;
•	loss of any strategic relationship;
•	regulatory developments;
•	economic and other external factors; and
•	period-to-period fluctuations in our financial results

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

There is currently no liquid trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

To date there has been no liquid trading market for our common stock. We cannot predict how liquid the market for our common stock might become. Should trading of our common stock be suspended from the OTC Bulletin Board, the trading price of our common stock could suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

Furthermore, for companies whose securities are quoted on the OTC Bulletin Board, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to obtain needed capital.

Our common stock may be deemed a “penny stock,” which would make it more difficult for our investors to sell their shares.

Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on The Nasdaq Stock Market or other national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including shares in the Private Placement upon the effectiveness of the registration statement required to be filed, or upon the expiration of any statutory holding period, under Rule 144, or upon expiration of lockup periods applicable to outstanding shares, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. The shares of our common stock issued to the current and former officers and directors of IX Energy in the Merger will be subject to a lock-up agreement prohibiting sales of such shares for a period of 15 months following the Merger. Following such date, all of those shares will become freely tradable, subject to securities laws and SEC regulations regarding sales by insiders. In addition, the shares of our common stock sold in the Private Placement and the shares underlying the warrants issued to the placement agents in connection with the Private Placement will be freely tradable upon the earlier of: (i)   effectiveness of a registration statement covering such shares and (ii) the date on which such shares may be sold without registration pursuant to Rule 144 (or other applicable exemption) under the Securities Act. We note that recent revisions to Rule 144 may result in shares of our common stock that we may issue in the future becoming eligible for resale into the public market without registration in as little as six months after their issuance.

We may apply the proceeds of the Private Placement to uses that ultimately do not improve our operating results or increase the price of our common stock.

We intend to use the net proceeds from the Private Placement for costs and expenses incurred in connection with the Private Placement and organizational matters, as well as for general working capital purposes and repayment of outstanding indebtedness. However, we do not have more specific plans for the net proceeds from the Private Placement and our management has broad discretion in how we use these proceeds. These proceeds could be applied in ways that do not ultimately improve our operating results or otherwise increase the value of our common stock.

Because our directors and executive officers are among our largest stockholders, they can exert significant control over our business and affairs and have actual or potential interests that may depart from those of our other stockholders.

Our   directors and executive officers own or control a significant percentage of our common stock. Immediately following the Merger and the Private Placement, our directors and executive officers may be deemed beneficially to own an aggregate of approximately ______  shares of our common stock, representing 50.05% of the outstanding shares of our common stock. Additionally, these figures do not reflect any increase in beneficial ownership that such persons may experience in the future upon vesting or other maturation of exercise rights under any of the options or warrants they may hold or in the future be granted or if they otherwise acquire additional shares of our common stock. The interests of such persons may differ from the interests of our other stockholders. As a result, in addition to their board seats and offices, such persons will have significant influence over and control all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the following actions:

•	to elector defeat the election of our directors;
•	to amend or prevent amendment of our Certificate of Incorporation or By-laws;
•	to effect or prevent a merger, sale of assets or other corporate transaction; and
•	to control the outcome of any other matter submitted to our stockholders for vote

Such persons’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

FORWARD-LOOKING STATEMENTS

Information in this prospectus contains forward-looking statements. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," "anticipates," "projects," "expects," "may," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. A description of key factors that have a direct bearing on our results of operations is provided above under “Risk Factors” beginning on page 4 of this Prospectus.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the exercise price of any common stock we issue to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. However, the selling stockholders are entitled to exercise the warrants on a cashless basis if one year after the initial issuance, the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that the selling stockholders exercise the warrants on a cashless basis, then we will not receive any proceeds.

SELLING STOCKHOLDERS

The selling shareholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering. We will not receive proceeds from the sale of shares from the selling shareholders. These selling shareholders acquired their shares by purchase in the Private Placement which took place in July 2008, December 2008 and February 2009 (as described in the Financings section below). We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated, unless otherwise indicated. We will not receive any proceeds from the sale of the securities by the selling shareholders. No selling shareholders are broker-dealers or affiliates of broker-dealers. Further, none of the selling stockholders have held any position, office or other material relationship with the Company or any of the Company’s predecessors or affiliates within the past three years, except that Margaret Monahan is the wife of the Company’s former President.

Stockholder	Shares of Common Stock Included in Prospectus (iv)	Beneficial Ownership Before Offering (i) (ii)	Percentage of Common Stock Before Offering (i) (ii)	Beneficial Ownership After the Offering (iii)	Percentage of Common Stock Owned After Offering (iii)
Whalehaven Capital Fund Limited (v)	750,000	2,780,988	4.44%	2,030,988	2.86%
Helios IX Capital LLC (vi)	625,000	625,000	1.00%	--	--
Financial Pacific , Inc. (vii)	5,000,000	5,165,000	8.03%	165,000	0.23%
Semper Gestion S.A (viii)	6,500,000	6,500,000	10.11%	--	--
Michelle Pappas (ix)	125,000	125,000	0.20%	--	--
Tom Hawkins (x)	375,000	375,000	0.60%	--	--
Chris Diamantis (xi)	1,000,000	1,000,000	1.60%	--	--
Bart Blatstein (xii)	500,000	500,000	0.80%	--	--
Lois E. Haber (xiii)	500,000	500,000	0.80%	--	--
Cheney Investments, Inc. (xiv)	500,000	500,000	0.80%	--	--
Nemesis (xv)	1,000,000	1,000,000	1.60%	--	--
Leo Cavigelli (xvi)	500,000	500,000	0.80%	--	--
Jack DiTeodoro	10,832	10,832	0.01%	--	--
Jeffrey McLaughin	13,541	13,541	0.02%	--	--
Margaret Monahan	81,241	81,241	0.13%	--	--
Sal and Joan Latorraca	16,247	16,247	0.02%	--	--
Sandra Gabriele	13,541	13,541	0.02%	--	--
Anthony DiBenedetto	27,079	27,079	0.04%	--	--
John P. O’Shea	54,159	54,159	0.08%	--	--
Giovani and Antonia Gabriele	54,159	54,159	0.08%	--	--
RAMPartners (xvii)	490,000	490,000	0.78%	--	--

Total	18,135,799	16,206,787		2,195,988	3.09%

(i) These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time).

(ii) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The percentage of shares owned by each selling stockholder is based on 65,893,143 shares issued and outstanding as of January 21, 2010, including options exercisable within 60 days of January 21, 2010.

(iii) Assumes that all securities registered will be sold.

(iv) Number of shares consists entirely of shares of common stock of the Company, unless otherwise indicated in the footnotes below.

(v) The amount being registered represents 375,000 shares and 375,000 shares issuable upon exercise of common stock purchase warrants. The warrant has an exercise price of $0.50 per share for a term of three years. Arthur Jones and Trevor Williams have voting and dispositive power with respect to the shares owned by Whalehaven Capital Fund Limited.

(vi) The amount being registered represents 312,000 shares and 312,000 shares issuable upon exercise of common stock purchase warrants. The warrant has an exercise price of $0.50 per share for a term of three years. Ron Tilles has voting and dispositive power with respect to the shares owned by Helios IX Capital LLC.

(vii) The amount being registered represents 2,500,000 shares and 12,500,000 shares issuable upon exercise of common stock purchase warrants. The warrant has an exercise price of $0.50 per share for a term of three years. Ivan R. Clarke has voting and dispositive power with respect to the shares owned by Financial Pacific, Inc.

(viii) The amount being registered represents 3,250,000 shares and 3,250,000 shares issuable upon exercise of common stock purchase warrants. The warrant has an exercise price of $0.50 per share for a term of three years. Henri De Raemy, has voting and dispositive power with respect to the shares owned by Semper Gestion S.A.

(ix) The amount being registered represents 62,500 shares and 62,500 shares issuable upon exercise of common stock purchase warrants. The warrant has an exercise price of $0.50 per share for a term of three years.

(x) The amount being registered represents 187,500 shares and 187,500 shares issuable upon exercise of common stock purchase warrants. The warrant has an exercise price of $0.50 per share for a term of three years.

(xi) The amount being registered represents 500,000 shares and 500,000 shares issuable upon exercise of common stock purchase warrants. The warrant has an exercise price of $0.50 per share for a term of three years.

(xii) The amount being registered represents 250,000 shares and 250,000 shares issuable upon exercise of common stock purchase warrants. The warrant has an exercise price of $0.50 per share for a term of three years.

(xiii) The amount being registered represents 250,000 shares and 250,000 shares issuable upon exercise of common stock purchase warrants. The warrant has an exercise price of $0.50 per share for a term of three years.

(xiv) The amount being registered represents 250,000 shares and 250,000 shares issuable upon exercise of common stock purchase warrants. The warrant has an exercise price of $0.50 per share for a term of three years. Ronald Leguizamon has the voting and dispositive power with respect to the shares owned by Cheney Investments, Inc.

(xv) The amount being registered represents 500,000 shares and 500,000 shares issuable upon exercise of common stock purchase warrants. The warrant has an exercise price of $0.50 per share for a term of three years. Manuel Acevedo has sole voting and dispositive power with respect to the shares owned by Nemesis.

(xvi) The amount being registered represents 250,000 shares and 250,000 shares issuable upon exercise of common stock purchase warrants. The warrant has an exercise price of $0.50 per share for a term of three years.

(xvii) The amount being registered represents 490,000 shares issuable upon exercise of common stock purchase warrants. The warrant has an exercise price of $0.50 per share for a term of three years. Pierre Alloys has the sole voting power with respect to the shares owned by RAMPartners.

The shares included in this Registration Statement were acquired by the selling shareholders in the following financing transactions:

Equity Financing

In December 2008, and February 2009, we sold an aggregate of 34.75 units ("Units") or an aggregate of 8,687,5000 shares and warrants to purchase 8,687,5000 in a private placement offering (the "Private Placement"), with each Unit consisting of 250,000 shares of common stock of the Company (on a post-Forward Split basis) and a three-year detachable warrant (the "Warrant") to purchase 250,000 shares of common stock of the Company (on a post-Forward Split basis), at a purchase price per Unit of $100,000. The Warrant has an exercise price of $0.50 per share for a term of three years.

Potential Required Future Issuances of Common Stock to Investors in the Private Placement

Pursuant to the terms of the subscription agreements entered into between us and the investors in the Private Placement, for twenty four (24) months following the initial closing (the “Initial Closing Date”) of the Private Placement, if we issue or grant any shares of our common stock or any warrants or other convertible securities pursuant to which shares of our common stock may be acquired at a per share price (a “Lower Price”) less than $0.50 (subject to certain customary exceptions, including where shares are issued in connection with employment arrangements or business combinations in which a portion of the consideration may be payable in shares or convertible securities with a business in substantially the same line of business as the Company), then we shall promptly issue additional shares of our common stock (“Ratchet Shares”) to the investors in the Private Placement in an amount sufficient that the subscription price paid by such investors in the Private Placement, when divided by the total number of shares of our common stock issued to such subscriber (shares included in the purchased Unit plus any Ratchet Shares issuable, or previously issued, under this provision), will result in an effective price paid by the purchaser per share of our common stock equal to such Lower Price. For example, if an investor purchases one Unit in the Private Placement (250,000 shares of our common stock and a three-year warrant to purchase 250,000 shares of common stock) for a purchase price of $100,000 (equals $0.40 per share) and then we issue additional shares of our common stock at $0.20 per share during such twelve-month period, we must issue an additional 250,000 shares of our common stock to such investor [$ l00,000/500,000 shares $0.20 per share]. Such adjustments shall be made successively whenever such an issuance is made during the Adjustment Period.

The Ratchet Shares are not being registered for resale in this prospectus.

Most Favored Nation Protection

Pursuant to the terms of the subscription agreements entered into between us and the investors in the Private Placement, for the twenty four (24) months following  the Initial Closing Date, if we issue or grant any shares of our common stock or any warrants or other convertible securities pursuant to another offering in which shares of our common stock may be acquired at a price less than $0.50 per share, each investor in the Private Placement shall be given the right to elect to substitute any term or terms of any such other offering for any term or terms of the Offering in connection with the Units owned by such investor as of the date of the other offering.

Registration Rights

We have agreed to file a “resale” registration statement with the SEC covering all shares of common stock included within the Units sold in the Offering and underlying any Warrants, on or before the date which is 90 days after the termination of the Private Placement (the “Filing Deadline”). We will maintain the effectiveness of the “resale” registration statement for eighteen (18) months, unless all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144. We have agreed to use our best efforts to have such ‘resale” registration statement declared effective by the SEC as soon as possible and, in any event, within 180 days after the termination of the Private Placement (the “Effectiveness Deadline”).

The Company is obligated to pay to investors in the Private Placement a fee of 1% per month of the investors’ investment, payable in cash, up to a maximum of 10%, for each month: (i) in excess of the Filing Deadline that the registration statement has not been filed; and (ii) in excess of the Effectiveness Deadline that the registration statement has not been declared effective; provided, however, that we shall not be obligated to pay any such liquidated damages if we are unable to fulfill our registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC pursuant to its authority with respect to “Rule 415”, provided we register at such time the maximum number of shares of common stock permissible upon consultation with the staff of the SEC; provided, further, that we shall not be obligated to pay any liquidated damages for our failure to file a registration statement following the Filin g Deadline at any time after the one year anniversary of the final closing of the Private Placement.

 Warrants

In connection with the Private Placement, we issued Warrants to purchase an aggregate of 8,687,500 shares of common stock to investors. In addition, we issued Warrants to purchase 490,000 shares of common stock to the placement agents.  Each Warrant entitles the holder thereof to purchase shares of common stock at an exercise price of $0.50 per share, expiring three years from the date of issuance. We are prohibited from effecting the exercise of these Warrants to the extent that as a result of such exercise the holder of the exercised Warrants would beneficially own more than 4.99% (or, if such limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the issued and outstanding shares of common stock calculated immediately after giving effect to the issuance of shares of common stock upon the exercise of the Warrants. Prior to exercise, the Warrants will not confer upon holders any voting or any other rights as a stockholder. The Warrants contain provisions that protect the holders against dilution by adjustment of the purchase price and number of shares of our common stock issuable on exercise of the Warrants in certain events such as stock dividends, stock splits and other similar events.

Furthermore, if during the two year anniversary of the issuance date, we issue or grant any shares of common stock or any warrants or other convertible securities pursuant to which shares of common stock may be acquired at a per share price (a “Lower Price”) less than $0.50 (subject to certain customary exceptions, including where shares are issued in connection with employment arrangements or business combinations in which a portion of the consideration may be payable in shares or convertible securities with a business in substantially the same line of business as the Company), then the exercise price of the Warrants shall be reduced to the Lower Price. Finally, should we fail to achieve at least $17.5 million of consolidated gross revenue within one year of the final closing of the Private Placement, the exercise price shall be reduced to $0.01 per share.  If at anytime following the one year anniversary of the Merger there is no effective registration statement registering the resale of the shares of common stock underlying the Warrants, the holders of the Warrants have the right to exercise the Warrants by means of a cashless exercise.

Price Protection

For a period of twenty four (24) months following  the Initial Closing Date (the “Adjustment Period”), if the Company issues or grants any shares of Common Stock or any warrants or other convertible securities pursuant to which shares of Common Stock may be acquired at a per share price (a “Lower Price”) less than $0.50 (subject to certain customary exceptions, including where shares are issued in connection with employment arrangements or business combinations in which a portion of the consideration may be payable in shares or convertible securities with a business in substantially the same line of business as the Company), then the Company shall promptly issue additional shares of Common Stock (“Ratchet Shares”) to the purchasers in the Offering in an amount sufficient that the subscription price paid by such purchasers in the Offering, when divided by the total number of shares of Common Stock issued to such subscriber (shares included in the purchased Unit plus any Ratchet Shares issuable, or previously issued, under this provision), will result in an effective price paid by the purchaser per share of Common Stock equal to such Lower Price (this is intended to be a “full ratchet” adjustment). For example, if an investor purchases one Unit in the Offering (200,000 shares of Common Stock) for a purchase price of $100,000 (equals $0.50 per share) and then the Company issues additional shares of Common Stock at $0.25 per share during the Adjustment Period, the Company will issue an additional 200,000 shares of Common Stock to such investor [$100,000/400,000 shares = $0.25 per share]. Such adjustments shall be made successively whenever such an issuance is made during the Adjustment Period. In addition, the exercise price of all unexercised Warrants shall be reduced to equal 200% of the Lower Price.

Bridge Notes Financing

In July 2008, our wholly owned subsidiary, IX Energy, Inc. sold an aggregate of $500,000 principal amount of 5% promissory notes ("Bridge Notes") in a private placement transaction. The purchasers of Bridge Notes paid an aggregate gross purchase price of $500,000 for such Bridge Notes and an aggregate of 270,799 shares of common stock of the Company's Common Stock (the "Bridge Common"). The Bridge Notes are due and payable upon the earlier of July 13, 2009 and the date the Company, consummate an offering or offerings raising gross proceeds of at least $3.5 million (a "Permanent Financing"). The Bridge Notes also provide that, upon the consummation of a Permanent Financing, the holders shall have the right to exchange such Bridge Notes for an amount of securities that could be purchased in such Permanent Financing for a purchase price equal to the outstanding principal and accrued interest on such Bridge Notes. IX Energy utilized the services of Westminster Securities Corporation, a registered broker dealer firm, for the offer and sale of the Bridge Notes.

The securities for which the Bridge Notes may be exchanged in the event of a Permanent Financing are not being registered for resale in this prospectus.

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued and the shares of common stock issuable upon exercise of the warrants to permit the resale of these shares of common stock by the holders of the common stock and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	Short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by th is prospectus to close out short positions and to return borrowed shares in connection with such short sales.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them. The pledges, secured parties or any successor in interest to the Selling Stockholders may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material agreement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, and disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (v) if applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities laws. In addition, if a Selling Stockholder shall enter into an agreement after effectiveness of this Registration Statement, to sell his/her shares to a broker-dealer as principal and the broker-dealer is acting as an underwriter, the Company will file a post-effective amendment to this registration statement, which will attach a copy of such agreement as an exhibit.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Stockholder. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If the Selling Stockholders use this prospectus for any sale of the Common Stock, they will be subject to the prospectus delivery requirements of the Securities Act unless an exemption therefrom is available. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, to the extent applicable, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

In connection with sales of the shares of Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Company is required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this Prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock hereunder, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under this registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “IXEH.” For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	Fiscal 2009		Fiscal 2008		Fiscal 2007
Quarter Ended	High	Low	High	Low	High	Low
March 31	$1.70	$0.05	$0.27	$0.051	$4.49	$2.42
June 30	$1.01	$0.25	$0.49	$0.13	$3.19	$1.84
September 30	$0. 26	$0. 09	$-	$-	$2.18	$0.55
December 31	$0.10	$0.03	$-	$-	$1.18	$0.14

As of January 21, 2010 , our shares of common stock were held by approximately 40 stockholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners common stock whose shares are held in the names of various securities brokers, dealers and registered clearing agencies.

The transfer agent of our common stock is Island Stock Transfer, 100 Second Avenue, Suite 104N, St. Petersburg, Florida, 33701.

DIVIDENDS

We have not declared any dividends to date. We have no present intention of paying any cash dividends on our common stock in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment by us of dividends, if any, in the future, rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

Since its inception, IX Energy’s operations have principally involved the integration and installation of solar power systems manufactured by third parties. However, in an effort to become a vertically integrated solar and renewable energy solutions company  that markets, designs, engineers, installs and finances solar  systems today, IX Energy, entered into an agreement with Federal Prison Industries, Inc. ("UNICOR") to manufacture solar modules that will be marketed primarily to federal military and civilian agencies.  We are currently in negotiations with various manufacturing partners to set up a solar panel manufacturing joint venture where we will provide the equipment and sales and marketing and our joint venture partner will provide operating capital for a the joint venture.  As of March 31, 2009, we have purchased $1,550,000 of solar panel equipment.  The solar panel equipment is a 12MW fully automated manufacturing line. We are currently looking for suitable manufacturing warehouse space to install the equipment to manufacture our own solar panels.

 Restatement

The Company previously issued common stock at a valuation per share that was not reflective of the fair value of these issuances.  The Company has retroactively considered various factors, including the timeline of events within the Company’s evolution, status as a private company at the date of these issuances, valuation of stock issued to third parties for services rendered, and the raising of cash proceeds in a private placement during 2008. The initial valuation of the shares being restated were originally valued at $0.03/share, the result of the restatement required these share issuances to be fair valued at $0.37/share.

The affected accounts have been restated to correctly reflect the appropriate fair value adjustments.  Accordingly, the financial statements have been restated as follows:

	As originally reported	Restatement adjustment	As restated
Balance Sheet as of December 31, 2008

Debt issue costs, net of accumulated amortization of $48,379 and $0 in 2008 and 2007	$4,170	$47,646	$51,816

Total Assets	$6,168,163	$47,646	$6,215,809

Additional paid in capital	$2,962,960	$1,510,826	$4,473,786

Accumulated deficit	$(1,471,765)	$(1,463,180)	$(2,934,945)

Total Stockholders Equity	$1,497,048	$47,646	$1,544,694

Total Liabilities and Stockholders’ Equity	$6,168,163	$47,646	$6,215,809

Statement of Operations for the Year ended December 31, 2008:

General and administrative	$1,567,352	$36,693	$1,604,045

Total operating expenses	$1,567,352	$36,693	$1,604,045

Loss from operations	$(1,135,276)	$(36,693)	$(1,171,969)

Interest expense	$(107,743)	$(44,486)	$(152,229)

Letter of credit fee—stockholders	$(120,946)	$(1,382,001)	$(1,502,947)

Total other expense—net	$(222,216)	$(1,426,487)	$(1,648,703)

Net loss	$(1,357,492)	$(1,463,180)	$(2,820,672)

Net Loss per Share—Basic and Diluted	$(0.03)	$(0.03)	(0.06)

	As originally reported	Restatement adjustment	As restated
Statement of Cash Flows for the Year ended December 31, 2008:

Net loss	$(1,357,492)	$(1,463,180)	$(2,820,672)

Common stock issued for loan fee—stockholders	$120,946	$1,382,001	$1,502,947

Common stock issued for consulting services—related parties	$24,979	$28,331	$53,310

Common stock issued for officer’s compensation	$6,667	$8,362	$15,029

Amortization of debt issue costs	$3,893	$44,486	$48,379

Due from affiliate	$—	$(44,325)	$(44,325)

Net Cash Provided by (Used in) Operating Activities	$2,115,793	$(44,325)	$2,071,468

Due from affiliate	$(44,325)	$44,325	$—

Net Cash Provided by (Used in) Investing Activities	$(1,370,858)	$44,325	$(1,326,533)

	As originally reported	Restatement adjustment	As restated
Balance Sheet as of June 30, 2009

Debt issue costs, net of accumulated amortization of $98,065 and $48,379 in 2009 and 2008:	$171	$1,958	$2,129

Total Assets	$3,224,159	$1,958	$3,226,117

Additional paid in capital	$8,466,469	$1,510,826	$9,977,295

Accumulated deficit	$(8,444,076)	$(1,508,868)	$(9,952,944)

Total Stockholders Equity	$28,842	$1,958	$30,800

Total Liabilities and Stockholders’ Equity	$3,224,159	$1,958	$3,226,117

Statement of Operations for the
Six months ended June 30, 2009:

Interest expense	$(61,004)	$(45,688)	$(106,692)

Total other income (expense)	$367,685	$(45,688)	$321,997

Net loss	$(5,651,316)	$(45,688)	$(5,697,004)

Statement of Operations for the
Three months ended June 30, 2009:

Interest expense	$(28,081)	$(22,970)	$(51,051)

Total other income (expense)	$1,514,222	$(22,970)	$1,491,252

Net loss	$339,406	$(22,970)	$316,436

Net Loss per Share — Basic and Diluted	$(0.01)	$0.01	$—

Statement of Cash Flows for the
Six months ended June 30, 2009:

Net loss	$(5,651,316)	$(45,688)	$(5,697,004)

Amortization of debt issue costs	$3,999	$45,688	$49,687

	As originally reported	Restatement adjustment	As restated
Statement of Operations for the
Six months ended June 30, 2008:

General and administrative	$347,843	$36,693	$384,536

Loss from operations	$(237,851)	$(36,693)	$(274,544)

Letter of credit fee loan fee	$(90,710)	$(1,382,001)	$(1,472,711)

Total other income (expense)	$(100,595)	$(1,382,001)	$(1,482,596)

Net loss	$(338,446)	$(1,418,694)	$(1,757,140)

Net Loss per Share — Basic and Diluted	$(0.01)	$(0.03)	(0.04)

Statement of Operations for the
Three months ended June 30, 2008:

General and administrative	$262,611	$36,693	$299,304

Loss from operations	$(143,659)	$(36,693)	$(180,352)

Letter of credit fee loan fee	$(90,710)	$(1,382,001)	$(1,472,711)

Total other income (expense)	$(93,924)	$(1,382,001)	$(1,475,925)

Net loss	$(237,583)	$(1,418,694)	$(1,656,277)

Net Loss per Share — Basic and Diluted	$(0.01)	$(0.03)	(0.04)

Statement of Cash Flows for the
Six months ended June 30, 2008:
Net loss	$(338,446)	$(1,418,694)	$(1,757,140)

Stock issued for loan fee	$120,946	$1,382,001	$1,502,947

Stock issued for consulting services — related party	$2,479	$36,693	$39,172

Due from affiliate	$—	$(42,823)	$(42,823)

Due from related party	$(42,823)	$42,823	$—

Billings in excess of estimated costs and earnings	$6,800,000	$(6,800,000)	$—

Deferred revenue	$—	$6,800,000	$6,800,000

Year Ended December 31, 2008 Compared to the year ended December 31, 2007.

Revenues . During the year ended December 31, 2008, we recorded revenues of approximately $10,832,000 as compared to revenue of approximately $186,000 for the year ended December 31, 2007. Approximately $10,612,000 of the increase in revenues was primarily due to the fulfillment of our UNICOR Government Agreement and sales to one commercial customer to supply solar panels.  In 2007 we did not have any sales of solar panels. The remaining increase of approximately $34,000 is related to our construction in progress contracts as we completed more projects in 2008 compared to 2007.

Cost of Sales . During the year ended December 31, 2008, we recorded cost of sales of approximately $10,399,000 as compared to cost of sales of approximately $261,000 for the year ended December 31, 2007. Approximately $10,235,000 of this increase was related to the sale of solar panels. The remaining decrease of approximately $97,000 of cost of sales is related to our completion and ongoing construction in progress contracts.

Our margin on the resale of solar panels was approximately 4% for 2008. We expect our margins to increase significantly going forward as we now have a more stable arrangement with our suppliers.

Our margin on our construction in progress contracts for 2008 was approximately 25% as compared to a negative margin in 2007. We believe that our margin in 2008 is representative of our contracts going forward.

Operating Expenses . During the year ended December 31, 2008, we recorded operating expenses of approximately $1,6 04,0 00, as compared to operating expenses of approximately $26,000 for the year ended December 31, 2007, representing an increase of approximately $1, 578 ,000. This increase in operating expenses was primarily made up of approximately $495,000 for increased hiring in 2008 for our management and administrative team and approximately $ 691 ,000 related to legal, consulting and accounting expenses primarily related to the reverse merger of our company into a public shell.

Loss from Operations . During the year ended December 31, 2008, we recorded an operating loss of approximately $1, 172 ,000, as compared to an operating loss of approximately $101,000 for the year ended December 31, 2007, representing an increase of approximately $1, 071 ,000. This increase in loss from operations was primarily due to increased operation expenses by approximately $1, 578 ,000 that was partially offset by our gross profit.

Provision for Income Taxes . We did not recognize any provisions for income taxes during the year ended December 31, 2008 and the year ended December 31, 2007 due to our net losses during these periods and the valuation allowances on the resulting deferred tax assets.

Three Months Ended September 30, 2009 Compared to Three Months Ended September 30, 2008

Revenues. During the three months ended September 30, 2009, we recorded revenues of $114,541 as compared to $1,039,857 for the three months ended September 30, 2008, respectively.  This decrease of $925,316 was related to lower resale transactions for solar panels in the three months ended September 30, 2009 that did not occur during the three months ended September 30, 2008, respectively..   Business activity and revenues were significantly impacted by the recession and the lack of credit and bank lending to fund solar projects.

Cost of Sales. During the three months ended September 30, 2009, we recorded cost of sales of $95,385 as compared to $1,056,242 for the three months ended September 30, 2008.  This decrease of $960,857 was related to the purchasing of solar panels for resale in 2008 that did not occur in 2009.

Our margin on the resale of solar panels was approximately 17% for the three months ended September 30, 2009 as compared to less than 1% for the three months ended September 30, 2008, respectively.  Additionally, our margin on our construction in progress contracts for the three months ended September 30, 2009 was approximately (82%) as compared to 18% for the three months ended September 30, 2008, respectively.

Operating Expenses. During the three months ended September 30, 2009, we recorded operating expenses of $1,221,482, as compared to $618,595 for the three months ended September 30, 2008, respectively, representing an increase of $602,887. This increase in operating expenses was primarily made up of approximately $163,000 for increased hiring in 2009 for our management and administrative staff, approximately $276,000 related to legal, consulting and accounting services, approximately $181,000 related to stock-based compensation, $108,000 related to a loss on sale of a fixed asset, and approximately $70,000 related to common stock issued for services.

Loss from Operations. During the three months ended September 30, 2009, we recorded an operating loss of $1,202,326, as compared to loss of $634,980 for the three months ended September 30, 2008, respectively, representing an increase of $567,346. This increase in loss from operations was primarily due to increased operational expenses by $602,887 that was partially offset by our gross profit in 2009.

Provision for Income Taxes. We did not recognize any provision for income taxes during the three months ended September 30, 2009 and 2008 due to our net losses during these periods and the valuation allowances on the resulting deferred tax assets.

Nine Months Ended September 30, 2009 Compared to Nine Months Ended September 30, 2008

Revenues. During the nine months ended September 30, 2009, we recorded revenues of $2,073,075 as compared to $5,707,284 revenue for the nine months ended September 30, 2008, respectively.  This decrease of $3,634,209 was related to lower resale transactions for solar panels in the first nine months of 2009 that did not occur in the first nine months of 2008 due to the slowdown in the economy and general lack of availability of credit for solar projects.

Cost of Sales. During the nine months ended September 30, 2009, we recorded cost of sales of $1,685,170 as compared to $5,613,677 for the nine months ended September 30, 2008, respectively.

Our margin on the resale of solar panels was approximately 19% for the nine months ended September 30, 2009 as compared to 2% for the nine months ended September 30, 2008, respectively. We expect our margins to sequentially increase going forward as we now have a more favorable arrangement with our suppliers and vendors.

Our margin on our construction in progress contracts for the nine months ended September 30, 2009 was approximately 1% as compared to (1%) for the nine months ended September 30, 2008, respectively. We believe that our margin for the nine months ended September 30, 2009 is representative of our contracts going forward.

Operating Expenses. During the nine months ended September 30, 2009, we recorded operating expenses of $7,609,232, as compared to $1,003,131 for the nine months ended September 30, 2008, representing an increase of $6,606,101, respectively. This increase in operating expenses was primarily comprised up approximately $344,000 for increased hiring in 2009 for our management and administrative staff, approximately $560,000 related to legal, consulting and accounting services, approximately $465,000 related to stock-based compensation , approximately $3,765,000 related to common stock issued for employee compensation, and approximately $610,000 related to common stock issued for services and $108,000 related to a loss on the sale of a fixed asset.

Loss from Operations. During the nine months ended September 30, 2009, we recorded an operating loss of $7,221,327, as compared to a loss of $909,524 for the nine months ended September 30, 2008, representing an increase of $6,311,803, respectively. This increase in loss from operations was primarily due to increased operational expenses by $6,606,101 that was partially offset by our gross profit in 2009.

Provision for Income Taxes. We did not recognize any provision for income taxes during the nine months ended September 30, 2009 or 2008 due to our net losses during these periods and the valuation allowances on the resulting deferred tax assets.

Liquidity and Capital Resources

We have historically met our liquidity requirements from a variety of sources, including the sale of equity and debt securities to related parties and institutional investors. Based on our strategy and the anticipated growth in our business, we believe that our liquidity needs will increase. The amount of such increase will depend on many factors, including building out our management team, the costs associated with the fulfillment of our projects, whether we upgrade our technology, and the amount of inventory required for our expanding business.

Although we recently raised an aggregate of $3.475 million in a private placement, our ultimate success depends upon our ability to raise additional capital. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are favorable  to us.

We will need to raise a minimum of $3.0 million for us to execute our business plan in the short term. If we do not raise this additional capital our business will be substantially impaired.

We may be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings. Future financings through equity investments are likely to be dilutive to existing stockholders.

Our ability to obtain needed financing may be impaired by such factors as the capital markets, both generally and specifically in the renewable energy industry, and the fact that we are not profitable, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

Cash and Cash Equivalents.

As of September 30, 2009, we had cash and cash equivalents of $722,952, as compared to cash and cash equivalents of $4,736,812 as of December 31, 2008, respectively.

Net Cash Provided By Operating Activities.
Net cash used in operating activities totaled $3,791,180 for the nine months ended September 30, 2009, as compared to cash provided by of $1,816,197 for the nine months ended September 30, 2008. This increase was primarily due to a net loss of $6,117,381, decreases in deferred revenue of $1,796,238 (deferred revenue decreased as we received payment in the prior period and shipped to the customer in the quarter ended March 31, 2009), a decrease in accounts payable and accrued expenses of $169,411 (as the company sought ways to cut expenses and pay off old unpaid balances), a change in fair value of derivative liability based upon revaluation at September 30, 2009 of $2,635,268, an increase in accounts receivable of $96,281 and an increase in prepaid expenses of $88,309, respectively. This was partially offset by derivative expense related to warrants issued on the private placement of $1,422,917, issuance of common stock for consulting services of $864,837, common stock issued to employees for services rendered of $3,675,303, and employee stock-based compensation related to stock options of $603,846.

Net Cash Used in Investing Activities

Net cash used in investing activities totaled $272,905 during the nine months ended September 30, 2009, as compared to net cash used in investing activities of $71,525 during the nine months ended September 30, 2008, respectively. Cash used in investing activities during the nine months ended September 30, 2009 was comprised of purchases of property and equipment for $268,667 and an investment in a joint venture of $17,238.

Net Cash Provided By Financing Activities

Net cash provided by financing activities totaled $50,225 during the nine months ended September 30, 2009, as compared to net cash provided by financing activities of $1,438,252 during the nine months ended September 30, 2008, respectively. The proceeds for the nine months ended September 30, 2009 were derived from common stock for cash in a private placement totaling $725,000.  This was partially offset by repayment of notes payable of $473,000 to a related party and cash paid as direct offering costs of $201,775 related to the proceeds raised in the private placement.

Going Concern

As reflected in our September 30, 2009 financial statements, the Company had a net loss of $6,117,381 and net cash used in operations of $3,791,180 for the nine months ended September 30, 2009; and had a working capital deficit of $1,635,554, and an accumulated deficit of $10,373,321 at September 30, 2009, respectively.

The ability of the Company to continue its operations is dependent on management’s plans, which include the raising of $3.0 million capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements.

Critical Accounting Policies and Estimates

We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations are disclosed throughout this section where such policies affect our reported and expected financial results. Our preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenues and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Management’s discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. We review the accounting policies used by us in reporting our financial results on a regular basis. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Results may differ from these estimates due to actual outcomes being different from those on which we based our assumptions. These estimates and judgments are reviewed by management on an ongoing basis and at the end of each quarter prior to the public release of our financial results.  Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates” included in our Annual Report on Form 10-K for the year ended December 31, 2009 for further information regarding our critical accounting policies and estimates.

Accounts Receivable. Accounts receivable represents trade obligations from customers that are subject to normal trade collection terms, without discounts. However, in certain cases we are entitled to rebates upon the completion of certain jobs post installation. For percentage of completion installation projects, the amounts are rebates and they are factored into the total estimated contract price when doing percentage of completion to recognize revenue on each project. At the completion of a solar installation project we record a receivable from the electric company. The Company periodically evaluates the collectability of its accounts receivable and considers the need to adjust an allowance for doubtful accounts based upon historical collection experience and specific customer information. Actual amounts could vary from the recorded estimates. We have determined that as of September 30, 2009 and December 31, 2008 no allowance was required .

At September 30, 2009 and December 31, 2008, the Company had a concentration of accounts receivable from three customers totaling 100%.  For the nine months ended September 30, 2009, the Company had a concentration of sales with four customers totaling 100%. For the year ended December 31, 2008, the Company had a concentration of sales with four customers totaling 100%.

Revenue Recognition. We follow the guidance of the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition" ("SAB 104") for revenue recognition and we record revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) the product is delivered and installed, (3) the sales price to the customer is fixed or determinable and (4) collectability of the related customer receivable is reasonably assured. We have two methods of revenue recognition. For our construction contracts, we record revenues based upon the use of the percentage of completion method. For certain energy products that we resell to third parties, we record revenue based upon the shipment date. The Company has two methods of revenue recognition:

(1) Energy product reseller

The Company purchases product from suppliers and resells them to third parties.  The Company records the revenue from the buyer and related cost paid to the suppliers on these types of arrangements.

Periodically, the Company enters into similar arrangements wherein the Company had no installation responsibility and no further obligation after delivery was made to the customers.  Payments from the customers are received in advance of delivery of solar panels and are treated as deferred revenue.  Payments are then made to the suppliers and cost of materials is recorded.  A pro-rata portion of the deferred revenue from the customers is recognized as shipments are made .

Revenues from these arrangements are recognized upon shipment from the supplier to these third parties.  In addition, the Company has reviewed the relevance of gross versus net reporting. Upon the Company’s review of this guidance, as well as SAB No. 104, the Company has determined that it is subject to gross reporting as it bears the risk of physical loss of inventory in each of these arrangements, takes title to the inventory, is the primary obligor in the arrangements, establishes the pricing with customers, has discretion in the selection of suppliers, determines product specifications with customers and suppliers and it has credit risk on all sales.

(2) Percentage of completion

Revenue from construction contracts are reported under the percentage-of-completion method for financial statement purposes. The estimated revenue for each contract reflected in the financial statements represent that percentage of estimated total revenue that costs incurred to date bear to estimated total costs, based on the Company’s current estimates. With respect to contracts that extend over one or more accounting periods, revisions in costs and revenue estimates during the course of the work are reflected in the period the revisions become known. When current estimates of total contract costs indicate a loss, provision is made for the entire estimated loss.

The asset, “Costs and estimated earnings in excess of billings on uncompleted contracts,” represents revenues recognized in excess of amounts billed. The liability, “Estimated earnings on uncompleted contracts,” represents billings in excess of revenues recognized. Billing practices for these projects are governed by the contract terms of each project based upon actual costs incurred, achievement of milestones, or pre-agreed schedules. Billings do not necessarily correlate with revenue recognized under the percentage-of-completion method of accounting. With the exception of claims and change orders that are in the process of being negotiated with customers, unbilled work is usually billed during normal billing processes following achievement of the contractual requirements.

Share based payment arrangements

Generally, all forms of share-based payments, including stock option grants, restricted stock grants and stock appreciation rights, are measured at their fair value on the awards’ grant date, and based on the estimated number of awards that are ultimately expected to vest. Share-based compensation awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The expense resulting from share-based payments are recorded in general and administrative expense .

DESCRIPTION OF BUSINESS
BACKGROUND

IX Energy Holdings, Inc. (the “Company”) was incorporated pursuant to the laws of the State of Delaware under the name Yoo Inc. on October 31, 2007.  Our initial business plan was to market and sell a natural energy drink derived from coconut water to distributors of soft drinks in Israel. However, we never implemented our initial business plan.

On December 30, 2008, we entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with IX Energy, Inc., a Delaware corporation (“IX Energy”), and IX Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Yoo Inc. (the “Acquisition Sub”).  Pursuant to the Merger Agreement, the Acquisition Sub merged with and into IX Energy and IX Energy became a wholly-owned subsidiary of Yoo Inc.  On January 13, 2009, the Company’s name was changed to IX Energy Holdings, Inc.  In connection with this reverse merger, we discontinued our former business and succeeded to the business of IX Energy as our sole line of business.  As a result, we are now engaged in the development and financing of solar power and other renewable energy solutions systems.

OVERVIEW OF OUR BUSINESS

Since its inception, IX Energy’s operations have principally involved the integration and installation of solar power systems manufactured by third parties. However, in an effort to become a vertically integrated solar and renewable energy solutions company  that markets, designs, engineers, installs and finances solar  systems today, IX Energy, entered into an agreement with Federal Prison Industries, Inc. ("UNICOR") to manufacture solar modules, using components supplied by us that will be marketed primarily to federal military and civilian agencies.

 SOLAR SOLUTIONS

A solar power system generally includes companies specializing in the following:

•
Silicon Refiners — companies that produce refined silicon, a material that has historically been used as the primary ingredient for solar panels. In light of the current shortage of silicon, it is possible that other materials may be used as the primary ingredient in the future.

•	Wafer and Cell Manufacturers — companies that manufacture the electricity generating solar cells.
•	Panel Manufacturers — companies that assemble solar cells into solar panels, generally laminating the cells between glass and plastic film, and attaching the wires and panel frame.
•	Distributors — companies that purchase from manufacturers and resell to designers/ integrators and other equipment resellers.
•	Designer/Installers — companies that sell products to end user customers.

IX Energy delivers solar power systems taking into account the customer's location, site conditions and energy needs. During the preliminary design phase, we conduct a site audit and building assessment for onsite generation feasibility and identify energy efficiency savings opportunities. We model a proposed system design based on variables including local weather patterns, utility rates and other relevant factors at the customer's location. We also identify necessary permits and design our systems to comply with applicable building codes and other regulations.

We offer general contracting services and employ project managers to oversee all aspects of system installation, including securing necessary permits and approvals. Subcontractors, typically electricians and roofers, usually provide the construction labor, tools and heavy equipment for solar system installation. We have also served as a subcontractor for Johnson Controls, Inc. ("Johnson Controls"), a heating, ventilating and air conditioning company, in connection with the installation of a roof mounted solar power system for one of its customers.

Our U.S. Government and Military Focus:

IX Energy is distinguished from other solar developers in that we have the experience and background to solve the complex aspects of technology evaluation, economic impact, systems engineering, system integration, project execution, financing and more. We understand federal customers and can provide them with the systems and solutions they need to meet renewable energy requirements while reducing cost and their environmental impact.

STRATEGY

Our strategy is to leverage our foundation as a turnkey solar solutions provider to the U.S. government agencies, the U.S. military and commercial customers and deliver comprehensive energy conservation and renewable energy solutions through strategic partners, teaming agreements and direct integration of technologies into IX Energy. The partnership between ix energy and Unicor intends to position the company to be able to offer a  vertically integrated solar solutions company. Unicor manufacture partner offers solar panels , while IX energy can leverage our design and engineering expertise to market and install solar power systems.  Once Unicor solar panel achieves completed UL listing (underwriters laboratory) we  anticipate positioning ourselves to assist customers to achieve their federally mandated renewable energy standards by integrating turnkey solutions or unicor product sales.

It will be necessary for Unicor to achieve the UL listing for the solar panel product. Until such time IX Energy will not be able to sell or solicite the product in the market place. Until the certification is received the product will not be applicable for government grant funding, state rebate programs, or interconnected to the grid under typical utility guidelines.

UNICOR Sales and Marketing Agreement

In 2008 we entered into a five year sales and marketing agreement with UNICOR pursuant to which IX Energy provides sales and marketing for the UNICOR assembled solar panels at its facility in Otisville, New York and other UNICOR facilities that it may be deemed appropriate. The agreement grants us the right to market and sell to U.S. governmental customers any solar panels and related products assembled and manufactured under this agreement.

The UNICOR agreement provides for two different sales and marketing programs. Under the first program, UNICOR will assemble and produce solar panels and we will actively market to and solicit customers, prepare customer proposals and assist customers in obtaining project financing. The customers will pay us directly and we will pay UNICOR an amount equal to the cost of the solar cells plus a below-market fee for panel fabrication. We will notify UNICOR of all opportunities for pursuing contracts with federal government agencies. If UNICOR decides not to pursue or contract for a federal job, we may notify another manufacturer of the proposed project and pursue the federal job with that manufacturer.

Under the second program, we act as a sales agent for UNICOR. UNICOR will identify potential customers to us and we will work with UNICOR to prepare customer proposals and aid customers in obtaining project financing. UNICOR will sell the products directly to the customers and pay us a service fee equal to 25% of the net earnings per project for projects that are under 5 megawatts. We will negotiate the service fees for projects that are over 5 megawatts on a project-by-project basis.

Installation

We utilize experienced general and electrical subcontractors to install solar panel projects. The subcontractors are responsible for obtaining licenses, carrying appropriate insurance and adhering to the local labor and payroll requirements.

CUSTOMERS

We expect to target federal civilian and military agencies and institutional commercial customers including large corporations, non-governmental organizations, universities and solar powered electric generating stations. We anticipate that the federal government will be a key customer as a result of government mandates that require federal agencies to improve their energy efficiency. Historically, however, we have principally designed and installed solar power systems for commercial and residential customers and public schools, both directly and as a subcontractor.

Federal Mandates

Federal agencies must meet energy management and renewable energy guidelines set forth in the Energy Policy Act of 2005 ("EPACT"), Executive Order 13423 "Strengthening Federal Environmental, Energy and Transportation Management" ("EO 13423") and related regulations. In particular, EPACT directs that the following percentages of an agency's energy consumption come from renewable energy sources:

•	3% or more in fiscal years 2007 through 2009
•	5% or more in fiscal years 2010 through 2012, and
•	7.5% or more by 2013.

EO 13423, on the other hand, orders federal agencies to improve energy efficiency and reduce greenhouse gas emissions by 3% annually through fiscal year 2015 or by 30% by fiscal year 2015, relative to their energy use and emissions in fiscal year 2003. EO 13423 also mandates that federal agencies use sustainable practices when purchasing products and services. Implementing instructions issued by the Department of Energy require that agencies give preference in their procurement and acquisition programs to energy produced from renewable sources. At least half of the renewable energy consumed by an agency must come from renewable power sources placed into service after January 1, 1999.

Industry

Electric power is used to operate businesses and industries, provides the power needed for homes and offices, and provides the power for our communications, entertainment, transportation and medical needs. As our energy supply and distribution mix changes, electricity is likely to be used more for local transportation (electric vehicles) and space/water heating needs. According to the Edison Electric Institute, the electric power industry in the U.S. is over $218 billion in size, and will continue to grow with our economy.

According to the U.S. Department of Energy, electricity is generated from the following: coal -51%, nuclear -21%, gas - 16%, hydro - 6%, and oil - 3%, with renewable energy contributing 3%. "Renewable Energy" typically refers to non-traditional energy sources, including solar energy. Due to continuously increasing energy demands, we believe the electric power industry faces the following challenges:

•
Limited Energy Supplies . The primary fuels that have supplied this industry, fossil fuels in the form of oil, coal and natural gas, are limited. Worldwide demand is increasing at a time that industry experts have concluded that supply is limited. Therefore, the increased demand will probably result in increased prices, making it more likely that long-term average costs for electricity will continue to increase.

•
Generation, Transmission and Distribution Infrastructure Costs . Historically, electricity has been generated in centralized power plants transmitted over high voltage lines, and distributed locally through lower voltage transmission lines and transformer equipment. As electricity needs increase, these systems will need to be expanded. Without further investments in this infrastructure, the likelihood of power shortages ("brownouts" and "blackouts") may increase.

•
Stability of Suppliers . Since many of the major countries who supply fossil fuel are located in unstable regions of the world, purchasing oil and natural gas from these countries may increase the risk of supply shortages and cost increases.

•
Environmental Concerns and Climate Change . Concerns about global warming and greenhouse gas emissions have resulted in the Kyoto Protocol, various states enacting stricter emissions control laws and utilities in several states being required to comply with renewable portfolio standards, which require the purchase of a certain amount of power from renewable sources.

Solar energy is the underlying energy source for renewable fuel sources, including biomass fuels and hydroelectric energy. By extracting energy directly from the sun and converting it into an immediately usable form, either as heat or electricity, intermediate steps are eliminated. We believe, in this sense, solar energy is one of the most direct and unlimited energy sources.

Solar energy can be converted into usable forms of energy either through the photovoltaic effect (generating electricity from photons) or by generating heat (solar thermal energy). Solar thermal systems include traditional domestic hot water collectors (DHW), swimming pool collectors, and high temperature thermal collectors (used to generate electricity in central generating systems). DHW thermal systems are typically distributed on rooftops so that they generate heat for the building on which they are situated. High temperature thermal collectors typically use concentrating mirror systems and are typically located in remote sites.

ANATOMY OF A SOLAR POWER SYSTEM

Solar power systems convert the energy in sunlight directly into electrical energy within solar cells based on the photovoltaic effect. Multiple solar cells, which produce direct current, or DC, power, are electrically interconnected into solar panels. A typical 180 watt solar panel may have 72 individual solar cells. Multiple solar panels are electrically wired together. The number of solar panels installed on a building are generally selected to meet that building's annual electrical usage, or selected to fill available unshaded roof or ground space. Solar panels are electrically wired to an inverter, which converts the power from DC to alternate current, or AC, and interconnects with the utility grid.

Solar Electric Cells . Solar electric cells convert light energy into electricity at the atomic level. The conversion efficiency of a solar electric cell is defined as the ratio of the sunlight energy that hits the cell divided by the electrical energy that is produced by the cell. By improving this efficiency, we believe solar electric energy becomes competitive with fossil fuel sources. The earliest solar electric devices converted about 1%-2% of sunlight energy into electric energy. Current solar electric devices convert 5%25% of light energy into electric energy (the overall efficiency for solar panels is lower than solar cells because of the panel frame and gaps between solar cells), and current mass produced panel systems are substantially less expensive than earlier systems. Effort in the industry is currently being directed towards the development of new solar cell technology to reduce per watt costs and increase area efficiencies.

Solar Panels . Solar electric panels are composed of multiple solar cells, along with the necessary internal wiring, aluminum and glass framework, and external electrical connections. Although panels are usually installed on top of a roof or on an external structure, certain designs include the solar electric cells as part of traditional building materials, such as shingles and rolled out roofing. Solar electric cells integrated with traditional shingles is usually most compatible with masonry roofs and, while it may offset costs for other building materials and be aesthetically appealing, it is generally more expensive than traditional panels.

Inverters . Inverters convert the DC power from solar panels to the AC power used in buildings. Grid-tie inverters synchronize to utility voltage and frequency and only operate when utility power is stable (in the case of a power failure these grid-tie inverters shut down to safeguard utility personnel from possible harm during repairs). Inverters also operate to maximize the power extracted from the solar panels, regulating the voltage and current output of the solar array based on sun intensity.

Monitoring . There are two basic approaches to access information on the performance of a solar power system. One approach is to collect the solar power performance data locally from the inverter with a hard-wired connection and then transmit that data via the Internet to a centralized database. Data on the performance of a system can then be accessed from any device with a web browser, including personal computers and cell phones. As an alternative to web-based remote monitoring, most commercial inverters have a digital display on the inverter itself that shows performance data and can also display this data on a nearby personal computer with a hard-wired or wireless connection.

Net Metering . The owner of a grid-connected solar electric system may not only buy, but may also sell, electricity each month. This is because electricity generated by the solar electric system can be used on-site or fed through a meter into the utility grid. Utilities are required to buy power from owners of solar electric systems (and other independent producers of electricity) under the Public Utilities Regulatory Policy Act of 1978 (PURPA). For instance, California's net metering law provides that all utilities must allow customers with solar electric systems rated up to 1.5 megawatts to interconnect with the local utility grid and receive retail value for the electricity produced. When a home or business requires more electricity than the solar power array is generating (for example, in the evening), the need is automatically met by power from the utility grid. When a home or business requires less electricity than the solar electric system is generating, the excess is fed (or sold) back to the utility and the electric meter actually spins backwards. Used this way, the utility serves as a backup to the solar electric similar to the way in which batteries serve as a backup in stand-alone systems.

Solar Power Benefits

The direct conversion of light into energy offers the following benefits compared to conventional energy sources:

•
Economic — Once a solar power system is installed, the cost of generating electricity is fixed over the lifespan of the system. There are no risks that fuel prices will escalate or fuel shortages will develop. In addition, cash paybacks for systems range from 5 to 25 years, depending on the level of state and federal incentives, electric rates, annualized sun intensity and installation costs. Solar power systems at customer sites generally qualify for net metering to offset a customer's highest electric rate tiers, at the retail, as opposed to the wholesale, electric rate.

•
Convenience — Solar power systems can be installed on a wide range of sites, including small residential roofs, the ground, covered parking structures and large industrial buildings. Solar power systems also have few, if any, moving parts and are generally guaranteed to operate for 25 years resulting, we believe, in low maintenance and operating costs and reliability compared to other forms of power generation.

•
Environmental — We believe solar power systems are one of the most environmentally friendly ways of generating electricity. There are no harmful greenhouse gas emissions, no wasted water, no noise, no waste generation and no particulates. Such benefits continue for the life of the system.

•
Security — Producing solar power improves energy security both on an international level (by reducing fossil energy purchases from hostile countries) and a local level (by reducing power strains on local electrical transmission and distribution systems).

•
Infrastructure — Solar power systems can be installed at the site where the power is to be used, thereby reducing electrical transmission and distribution costs. Solar power systems installed and operating at customer sites may also save the cost of construction of additional energy infrastructure including power plants, transmission lines, distribution systems and operating costs.

We believe the volatility of fuel costs, environmental concerns and national energy security concerns make it likely that the demand for solar and renewable energy solutions will  grow geometrically given federal mandates, the recent stimulus package and. The federal government, and several states (primarily California and New Jersey), have put a variety of incentive programs in place that directly spur the installation of grid-tied solar power systems, so that customers will "purchase" their own power generating system rather than "renting" power from a local utility. These programs include:

•
Rebates — to customers (or to installers) to reduce the initial cost of the solar power system, generally based on the size of the system. California, New Jersey, New York, Connecticut and other states have rebates that can substantially reduce initial costs.

•
Tax Credits — federal and state income tax offsets, directly reducing ordinary income tax. New York and California currently offer state tax credits. There is currently a 10% federal tax credit up to $2,000 for residential systems, and a 30% federal tax credit (with no cap) for business systems.

•	Accelerated Depreciation — solar power systems installed for businesses (including applicable home offices) are generally eligible for accelerated depreciation.
•	Net Metering — provides a full retail credit for energy generated.
•
Feed-in Tariffs — are additional credits to consumers based on how much energy their solar power system generates. Feed-in Tariffs set at appropriate rates have been successfully used in Europe to accelerate growth.

•	Renewable Portfolio Standards — require utilities to deliver a certain percentage of power generated from renewable energy sources.
•	Renewable Energy Credits (RECs) — are additional credits provided to customers based on the amount of renewable energy they produce.
•
Solar Rights Acts — state laws to prevent unreasonable restrictions on solar power systems. California's Solar Rights Act has been updated several times in past years to make it easier for customers of all types and in all locations to install a solar power system.

According to PV News, California and New Jersey account for approximately 90% of the U.S. residential market. We believe this is largely attributable to the fact that they currently have the most attractive incentive programs. The California Solar Initiative provides $3.2 billion of incentives toward solar development over 11 years. In addition, recently approved regulations in New Jersey require solar photovoltaic power to provide 2% of New Jersey's electricity needs by 2020, requiring the installation of 1,500 megawatts of solar electric power. According to DSIRE (the Database of State Incentives for Renewable Energy) at least 18 other states also have incentive programs. We expect that such programs, as well as federal tax rebates and other incentives, will continue to drive growth in the solar power market for the near future.

SALES AND MARKETING

Historically, we have generated sales through the direct efforts of management and its preexisting relationships. However, as we expand the breadth of our operations, our sales and marketing program will entail our participation in industry trade shows, individual consultations with prospective customers, hiring additional sales personnel and direct marketing.

COMPETITION

We face intense competition in the manufacture, design, marketing and installation of solar power systems. We believe that we have less than 5% of the market as compared to our principal competitors. Our principal competitors include SunPower Corporation, another vertically integrated solar products and services company, SunEdison LLC, an installer and integrator, and Evergreen Solar, Inc., United Solar Ovonic LLC, Schott Solar Inc. and Kyocera Corporation, solar panel and solar cell manufacturers. A significant number of our competitors are developing or currently producing products based on the more advanced photovoltaic technologies, including thin film solar module, amorphous silicon, string ribbon and nano technologies, which may eventually offer cost advantages over the crystalline polysilicon technologies currently used by us. However, we believe our solar systems will provide the following benefits compared with competitors' systems:

•	superior performance delivered by maximizing energy delivery and financial return through systems technology design;
•	superior systems design to meet customer needs and reduce cost;
•	superior channel breadth and delivery capability including turnkey systems; and
•
significant cost savings due to our vertically integrated structure that enables us to source our own high quality, low-cost solar cells directly from suppliers and avoid paying brokers' fees on the cells.

We also compete against other power generation sources including conventional fossil fuels supplied by utilities, other alternative energy sources such as wind, biomass, concentrated solar power and emerging distributed generation technologies such as micro-turbines, sterling engines and fuel cells. We believe solar power has certain advantages when compared to these other power generating technologies. We believe solar power offers a stable power price compared to utility network power, which typically increases as fossil fuel prices increase. In addition, solar power systems are deployed in many sizes and configurations and do not produce air, water and noise emissions. Most other distributed generation technologies create environmental impacts of some sort. However, due to the relatively high manufacturing costs compared to most other energy sources, solar energy is generally not competitive without government incentive programs.

Competition is intense, and many of our competitors have significantly greater access to financial, technical, manufacturing, marketing, management and other resources than we do. Many also have greater name recognition, a more established distribution network and a larger base of customers. In addition, many of our competitors have well-established relationships with our current and potential suppliers, manufacturing partners and customers and have extensive knowledge of our target markets. As a result, our competitors may be able to devote greater resources to the research, development, promotion and sale of their products and respond more quickly to evolving industry standards and changing customer requirements than we can. Consolidation or strategic alliances among our competitors may strengthen these advantages and may provide them greater access to customers or new technologies. In addition to facing competition from other solar power system providers, our competitors may enter into strategic relationships with or be acquired by our customers. To the extent that government funding for research and development grants, customer tax rebates and other programs that promote the use of solar and other renewable forms of energy are limited, we compete for such funds, both directly and indirectly, with other renewable energy providers and with current and potential customers.

ENVIRONMENTAL, HEALTH AND SAFETY REGULATIONS

We are subject to a variety of federal, state and local governmental laws and regulations related to the purchase, storage, use and disposal of hazardous materials. We are also subject to occupational health and safety regulations designed to protect worker health and safety from injuries and adverse health effects from exposure to hazardous chemicals and working conditions. If we fail to comply with present or future environmental laws and regulations, we could be subject to fines, or a cessation of operations. In addition, under some federal, state and local statutes and regulations, a governmental agency may seek recovery and response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for the release or otherwise was not at fault.

Any failure by us to control the use of, or to restrict adequately the discharge of, hazardous substances could subject us to substantial financial liabilities, operational interruptions and adverse publicity, any of which could materially and adversely affect our business, results of operations and financial condition.

Solar Energy Industry

We believe that economic and national security issues, technological advances, environmental regulations seeking to limit emissions by fossil fuel, air pollution regulations restricting the release of greenhouse gasses, aging electricity transmission infrastructure and depletion and limited supply of fossil fuels, has made reliance on traditional sources of fuel for generating electricity less attractive. Government policies, in the form of both regulation and incentives, have accelerated the adoption of solar technologies by businesses and consumers. For example, in the U.S., EPACT enacted a 30% investment tax credit for solar, and in January 2006 California approved the largest solar program in the country's history that provides for long term subsidies in the form of rebates to encourage use of solar energy where possible.

Government Subsidies and Incentives

Various subsidies and tax incentive programs exist at the federal and state level to encourage the adoption of solar power including capital cost rebates, performance-based incentives, feed-in tariffs, tax credits and net metering. Capital cost rebates provide funds to customers based on the cost of size of a customer's solar power system. Performance-based incentives provide funding to a customer based on the energy produced by their solar system. Under a feed-in tariff subsidy, the government sets prices that regulated utilities are required to pay for renewable electricity generated by end-users. The prices are set above market rates and may be differentiated based on system size or application. Feed-in tariffs pay customers for solar power system generation based on kilowatt-hours produced, at a rate generally guaranteed for a period of time. Tax credits reduce a customer's taxes at the time the taxes are due. Under net metering programs, a customer can generate more energy than used, during which periods the electricity meter will spin backwards. During these periods, the customer "lends" electricity to the grid, retrieving an equal amount of power at a later Net time metering programs enable end-users to sell excess solar electricity to their local utility in exchange for a credit against their utility bills. Net metering programs are usually combined with rebates, and do not provide cash payments if delivered solar electricity exceeds their utility bills. In addition, several states have adopted renewable portfolio standards, which mandate that a certain portion of electricity delivered to customers come from a set of eligible renewable energy resources. Under a renewable portfolio standard, the government requires regulated utilities to supply a portion of their total electricity in the form of renewable electricity. Some programs further specify that a portion of the renewable energy quota must be from solar electricity.

Despite the benefits of solar power, there are also certain risks and challenges faced by solar power. Solar power is heavily dependent on government subsidies to promote acceptance by mass markets. We believe that the near-term growth in the solar energy industry depends significantly on the availability and size of these government subsidies and on the ability of the industry to reduce the cost of generating solar electricity. The market for solar energy products is, and will continue to be, heavily dependent on public policies that support growth of solar energy. There can be no assurances that such policies will continue. Decrease in the level of rebates, incentives or other governmental support for solar energy would have an adverse affect on our ability to sell our products.

Building Codes

We are required to obtain building permits and comply with local ordinances and building codes for each project, the cost of which is included in our estimated costs for each proposal.

  EMPLOYEES

As of January 21, 2010, we have 4 full time employees.

DESCRIPTION OF PROPERTY

We lease approximately 1200 square feet of office space in New York, New York for $8,500 per month on a month-to-month basis. This facility serves as our corporate headquarters.

We believe that our current facilities are adequate for our immediate and near-term needs. Additional space may be required as we expand our activities. We do not currently foresee any significant difficulties in obtaining any required additional facilities. In the opinion of the management, our property is adequately covered by insurance.

We are not dependent on a specific location for the operation of our business

LEGAL PROCEEDINGS

From time to time we may be involved in claims arising in the ordinary course of business. Currently, there are no material pending litigation to which we, or our subsidiaries are a party.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each as of January 21, 2010 . There are no family relationships among any of our Directors and Executive Officers.

Name	Age	Position
Steven Hoffmann	34	Chief Executive Officer, Chief Financial Officer and Director
George Weiner	64	Chief Technology Officer
Robert Lynch, Jr.	76	Director

Executive Biographies

Steven Hoffmann, Chief Executive Officer, Chief Financial Officer and Director. Steven Hoffmann was appointed as our Chief Executive Officer, Chief Financial Officer and as a director on December 30, 2008.  He founded IX Energy in 2006 and has served as its Chief Executive Officer and Chairman since inception. He has served as IX Energy’s Chief Financial Officer since November 2008. From 2004 until 2006, Mr. Hoffmann served as the east coast regional sales manager of Solar Integrated Technologies, Inc., a designer, manufacturer, marketer and installer of solar roofing and power generation systems. From 2002 until 2004, Mr. Hoffmann was a sales manager with Turtle & Hughes Inc., a distributor of electrical and industrial equipment. Additionally, Mr. Hoffmann’s family has been a leading provider of institutional steam power and heating generation systems for primarily East Coast companies and institutions for the last thirty years. Mr. Hoffmann has had ten years experience with the institutional production, manufacturing, marketing and sales of these systems.

 George Weiner, Chief Technology Officer. Mr. Weiner was appointment Chief Technology Officer on March 23, 2009. Mr. Weiner has more than 34 years experience in the energy industry, including serving as President and sole owner of GALE Associates, AKA GALE Architectural Services, from 1986 to 2009, and as Director of Energy Conservation for the City of New York from 1979 to 1980. Mr. Weiner has overseen numerous energy conservation grant projects for schools and hospitals in addition to designing numerous RFPs for solar projects. Mr. Weiner is a member of the American Institute of Architecture, and serves as a director for FIRST (Fully Independent Residential Solar Technologies). He earned a Masters in Architecture from M.I.T. and an M.B.A. from Pace University.

            Robert Lynch, Jr., Director.   Robert Lynch was appointed to our board of directors on February 5, 2009.  Mr. Lynch served as a Director of IX Energy, Inc. from May 2007 through December 2008. Mr. Lynch has been President of American & Foreign Enterprises, Inc. (“AFE”), an investment firm, for the last 20 years. Among its many enterprises, AFE is partnered with Hochtief AG and has worked with international investment banks including Goldman Sachs & Co., BV Bank of Munich and Citibank. Mr. Lynch is 76 years old.  Mr. Lynch has been a director of many public companies in various industries, including AMASYS, Dames & Moore (environmental/geotechnical engineering), Data Broadcasting Corporation (real-time financial market data) and Turner Construction Company. Mr. Lynch currently serves as a director of Comtex News Network, Inc., a leading provider of business-related electronic real time news, content and SmarTrend® market products.

Board of Directors

Our Directors are elected by the vote of a majority in interest of the holders of our voting stock and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

A majority of the authorized number of directors constitutes a quorum of the Board for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board individually or collectively consent in writing to the action.

Directors may receive compensation for their services and reimbursement for their expenses as shall be determined from time to time by resolution of the Board. Each of our directors currently receives no cash compensation for their service on the Board of Directors, but do receive a small amount of stock options.

Audit Committee

We do not have a separately designated standing audit committee.

Code of Ethics

We have not adopted a formal Code of Business Conduct and Ethics.

EXECUTIVE COMPENSATION

The following table sets forth all compensation earned in respect of our Chief Executive Officer and those individuals who received compensation in excess of $100,000 per year, collectively referred to as the named executive officers, for our last three completed fiscal years.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steven Hoffmann,	2009	225,000	0	0	0	0	0	0	225,000
CEO,	2008	150 ,000	80,000	0	0	0	0	0	230,000
CFO and Director (1)	2007	0	0	0	0	0	0	0	0

Roland J. Bopp,	2009	25,436	0	0	0	0	0	0	25,436
President,	2008	60,000	0	0	0	0	0	0	60,000
COO (2)	2007	0	0	0	0	0	0	0	0

Michael Weinstein	2009	43,025	0	0	0	0	0	0	43,025
CFO(3)	2008	0	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0	0

Zvi Pessahc Frank	2008	0	0	0	0	0	0	0	0
President (4)	2007	0	0	0	0	0	0	0	0
	2006	0	0	0	0	0	0	0	0

(1)
Mr. Hoffmann was appointed as our Chief Executive Officer, Chief Financial Officer and as a Director on December 30, 2008. Prior to that, on May 1, 2008, the Company entered into a two-year employment agreement with Mr. Hoffmann to serve as the Company’s CEO and Chairman of the Board. The agreement provided for an annual salary of $225,000 and $80,000 to be paid as a bonus for services rendered prior to this agreement.   For the period from May 1, 2008 to December 31, 2008, Mr. Hoffmann earned $150,000 of his annual salary and $80,000 was accrued in full as of December 31, 2008.   The individual is also eligible for a multi-year grant of the Company’s non-qualified options that will be equal to 6% of the total common shares outstanding.  The bonus and the options were granted in the first quarter of 2009.

(2)	Mr. Bopp was appointed as our President on December 30, 2008. Effective January 31, 2009, Mr. Bopp is no longer serving as the Company’s President and Chief Operating Officer.
(3)
Mr. Weinstein’s employment as the CFO commenced on August 27, 2009. Pursuant to the terms of the Executive Employment Agreement, the term of the initial appointment expired after a term of three months.  Mr.  Weinstein has not accepted an extension offered to him by the Company and currently provides such services to the Company as may be requested from time to time.

(4)	Mr. Frank resigned as the Company’s President effective December 30, 2008.

Employment agreements

On May 1, 2008, the Company’s now wholly-owned subsidiary, IX Energy, Inc. entered into an employment agreement with Steven Hoffmann, pursuant  to which Mr. Hoffmann agreed to serve as Chief Executive Officer of IX Energy, Inc.  Mr. Hoffmann’s employment agreement is for a term of 2 years.  Pursuant to his employment agreement, Mr. Hoffmann is entitled to an annual base salary of $225,000.  In addition, Mr. Hoffmann was entitled to receive compensation of $80,000 as a bonus and expenses for 2008 upon the Company’s sale of debt and/or equity securities in one or more transactions that result in gross proceeds to the Company of at least $2.5 million.  Mr. Hoffmann is also entitled to an annual bonus in an amount to be determined by the Company’s compensation committee or by the independent members of the Company’s board of directors, if no such committee exists.  Pursuant to his employment agreement, Mr. Hoffmann is also eligible to participate in incentive, saving, retirement and other welfare benefit plans of the Company.  In addition, Mr. Hoffmann is entitled to receive a multi-year grant of non-qualified stock options in an amount equal to 6% of the total common shares of the Company following the reverse merger, vesting at a rate of 1/3 per year commencing on May 1, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of January 21, 2010 with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)		Percentage of Common Stock Beneficially Owned (2)
Directors and Executive Officers:
Steven Hoffmann (3)	23,698,915	(5)	34.87%
Robert Lynch, Jr.(4)	534,572		*
All Executive Officers and Directors as a Group (3 persons)	23,895,867		35.68%

Beneficial owners of more than 5%
Scott Schlesinger 218 Hudson Street Hoboken, NJ 07030	8,410,409		12.76%

Robert Prag 3455 El Amigo Road Del Mar, CA 92014	5,179,063		7.86%

Semper Gastion S.A 5, rue Pedro-Meylan Geneva, Switzerland 1208	6,500,000	(7)	9.86%

* Less than 1%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o IX Energy Holdings, Inc., 711 Third Ave., New York, NY 10017.
(2)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the shares shown. Except where indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them. The percentage of shares owned is based on shares issued and outstanding as of January 21, 2010, including options exercisable within 60 days of January 21, 2010.

(3)	Mr. Hoffmann was appointed as our Chief Executive Officer, Chief Financial Officer and as a director on December 30, 2008.
(4)	Mr. Lynch was appointed as a Director of the Company on February 5, 2009. Does not include 534,572 shares held by Mr. Lynch’s wife, which Mr. Lynch disclaims beneficial ownership.
(5)	Includes (i) 21,937,783 shares of common stock and (ii) options to purchase 2,066,131 shares of common stock.
(6)	Includes (i) 1,015,495 shares held by Mr. Honig and (ii) 2,640,317 shares held by GRQ Consultants Inc. 401(k), an entity over which Mr. Honig has voting and dispositive control.

(7)       Represents 3,250,000 shares and 3,250,000 shares issuable upon exercise of common stock purchase warrants. The warrant has an exercise price of $0.50 per share for a term of three years. Henri De Raemy, has voting and dispositive power with respect to the securities owned by Semper Gestion S.A.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND CORPORATE GOVERNANCE

Board Determination of Independence
Our board of directors has determined that Robert Lynch, Jr. cannot be deemed “independent” as that term is defined by the National Association of Securities Dealers Automated Quotations (“NASDAQ”) as he received compensation for consulting services for the year ended December 31, 2008 and that Steven Hoffmann cannot be deemed “independent” in light of his employment as our Chief Executive Officer and Chief Financial Officer.  The Company is seeking to appoint independent members to the Board but to date none of its offers has been accepted.

Securities authorized for issuance under equity compensation plans

As of December 31, 2008, the Company had no compensation plans under which equity securities were authorized for issuance.

In February 2009, our board of directors adopted an incentive stock option plan (the “2009 Option Plan”). Pursuant to this plan, incentive stock options or non-qualified options to purchase an aggregate of 12,000,000 shares of common stock may be issued.  The plan may be administered by our board of directors or by a committee to which administration of the plan, or part of the plan, may be delegated by our board of directors. Options granted under this plan are not generally transferable by the optionee except by will, the laws of descent and distribution or pursuant to a qualified domestic relations order, and are exercisable during the lifetime of the optionee only by such optionee. Options granted under the plan vest in such increments as is determined by our board of directors or designated committee. To the extent that options are vested, they must be exercised within a maximum of thirty days of the end of the optionee's status as an employee, director or consultant, or within a maximum of 12 months after such optionee's termination or by death or disability, but in no event later than the expiration of the option term. The exercise price of all stock options granted under the plan will be determined by our board of directors or designated committee. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date.

To date, we have 5,101,131 options outstanding under the 2009 Option Plan, all of which were issued our Chief Executive Officer, Steven Hoffman, pursuant to the terms of his employment agreement.  Our board of directors believes in order to attract and retain the services of executives and other key employees, it is necessary for us to have the ability and flexibility to provide a compensation package which compares favorably with those offered by other companies and, accordingly, voted unanimously to adopt the 2009 Option Plan.

Transactions with Related Persons, Promoters and Certain Control Persons

On November 1, 2007 and December 30, 2007, respectively, the Company issued notes payable of $3,000 and two notes each in the amount of $110,000, respectively, to Scott Schlesinger. Mr. Schlesinger owns approximately 13% of the Company’s issued and outstanding stock.  The notes bear interest at 12%, are unsecured, have a default interest rate of 24% and are due three business days after the Company receives the cash proceeds from certain solar panel installation jobs.  The Company completed two of the three solar panel installations in 2008.  However, the stockholder extended the repayment date of the notes to March 31, 2009.  On April 1, 2009, the Company repaid two of the three notes each in the principal amount of $3,000 and $110,000, respectively, plus accrued interest of $16,500 in full settlement of all amounts due on those notes.

On July 21, 2008, the Company issued a note payable, of $900,000, to an entity controlled by Mr. Schlesinger. The note bears interest at 18%, is unsecured, has a default interest rate of 24% and is due 3 business days after the Company receives the cash proceeds from a solar panel installation job that is expected to be completed by the second quarter of 2009. In October and November 2008, the Company repaid $250,000 of principal and $15,622 of accrued interest.  In January 2009, the Company repaid an additional $250,000 of principal.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Dividend Policy

We have not declared any dividends to date. We have no present intention of paying any cash dividends on our common stock in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment by us of dividends, if any, in the future, rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

Capital Structure

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share. The holders of our common stock:

•	Have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors;
•	Are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
•	Do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
•	Are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

The common shares are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the common shares and they all rank at equal rate or “ pari passu” , each with the other, as to all benefits, which might accrue to the holders of the common shares. All registered stockholders are entitled to receive a notice of any general annual meeting to be convened by our Board of Directors.

At any general meeting, subject to the restrictions on joint registered owners of common shares, on a showing of hands every stockholder who is present in person and entitled to vote has one vote, and on a poll every stockholder has one vote for each common share of which he is the registered owner and may exercise such vote either in person or by proxy.

As of January 21, 2010 , we have outstanding warrants to purchase 9,377,500  shares of the Company’s common stock.

In connection with the December 2008 and February 2009 financing transaction, we issued three-year warrants to purchase an aggregate of 8,687,500 shares of common stock to the investors. In addition, we issued three-year warrants to purchase 490,000 shares of common stock to the placement agents.  Each Warrant entitles the holder thereof to purchase shares of common stock at an exercise price of $0.50 per share, expiring three years from the date of issuance. We are prohibited from effecting the exercise of these Warrants to the extent that as a result of such exercise the holder of the exercised Warrants would beneficially own more than 4.99% (or, if such limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the issued and outstanding shares of common stock calculated immediately after giving effect to the issuance of shares of common stock upon the exercise of the Warrants. Prior to exercise, the Warrants will not confer upon holders any voting or any other rights as a stockholder. The Warrants contain provisions that protect the holders against dilution by adjustment of the purchase price and number of shares of our common stock issuable on exercise of the Warrants in certain events such as stock dividends, stock splits and other similar events. Furthermore, if during the two year anniversary of the issuance date, we issue or grant any shares of common stock or any warrants or other convertible securities pursuant to which shares of common stock may be acquired at a per share price (a “Lower Price”) less than $0.50 (subject to certain customary exceptions, including where shares are issued in connection with employment arrangements or business combinations in which a portion of the consideration may be payable in shares or convertible securities with a business in substantially the same line of business as the Company), then the exercise price of the Warrants shall be reduced to the Lower Price. Finally, should we fail to achieve at least $17.5 million of consolidated gross revenue within one year of the final closing of the Private Placement, the exercise price shall be reduced to $0.01 per share.  If at any time following the one year anniversary of the Merger there is no effective registration statement registering the resale of the shares of common stock underlying the Warrants, the holders of the Warrants have the right to exercise the Warrants by means of a cashless exercise.

As of January 21, 2010, we have outstanding options to purchase 5,101,131 shares of the Company’s common stock which were issued under the Company’s 2009 Stock Option Plan. The options were issued to our Chief Executive Officer, Steven Hoffman, pursuant to the terms of his employment agreement

We refer you to our Certificate of Incorporation and Bylaws which form a part of this registration statement and to the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of our securities.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to Indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our Certificate of Incorporation contains provisions relating to the indemnification of director and officers and our By-Laws extends such indemnities to the full extent permitted by Delaware law. We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which the Company could not indemnify such persons.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On January 22, 2009, our board of directors dismissed Weinberg & Associates LLC (“Weinberg”) as the Company’s independent registered public accounting firm.

During the fiscal year ended December 31, 2007, and any subsequent period through January 29, 2009, (i) there were no disagreements between us and Weinberg on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Weinberg would have caused Weinberg to make reference to the matter in its reports on the Company's financial statements, and (ii) Except as described below, Weinberg’s reports on our financial statements did not contain an adverse opinion or disclaimer of opinion, and was not modified as to uncertainty, audit scope or accounting principles. Weinberg’s audit report for the year ended December 31, 2007 stated that several factors raised substantial doubt about our ability to continue as a going concern and that the financial statements do not include any adjustments that might result from the outcome of this uncertainty.  During the fiscal year ended

December 31, 2007 and through January 29, 2009, there were no reportable events as the term described in Item 304(a)(1)(iv) of Regulation S-K.

On January 22, 2009, we engaged Berman & Company, P.A. (“Berman”) as our independent registered public accounting firm for the Company’s fiscal year ended December 31, 2008. The change in the Company’s independent registered public accounting firm was approved by the Company’s Board of Directors on January 22, 2009.

During the year ended December 31, 2007 and any subsequent period through January 22, 2009, the Company did not consult with Berman regarding either (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was either the subject of a disagreement or event identified in response to (a)(1)(iv) of Item 304 of Regulation S-K.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, New York 10006.

EXPERTS

Berman & Company, P.A., independent registered public accounting firm, has audited, as set forth in their report thereon appearing elsewhere herein, our consolidated financial statements as of December 31, 2008. Weinberg & Associates LLC independent registered public accounting firm, has audited, as set forth in their report thereon appearing elsewhere herein, our consolidated financial statements as of December 31, 2007. The report includes an explanatory paragraph relating to our ability to continue as a going concern. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm's opinion based on their expertise in accounting and auditing.

AVAILABLE INFORMATION

IX Energy, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov ..

The Company has filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to IX Energy Holdings Inc. and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission's web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

IX ENERGY HOLDINGS, INC.

INDEX TO FINANCIAL STATEMENTS

Page(s)
Report of Independent Registered Public Accounting Firm	F-2

Financial Statements:

Balance Sheets as of December 31, 2008 (Consolidated) and 2007	F-3

Statements of Operations For the Years Ended December 31, 2008 (Consolidated) and 2007	F-4

Statements of Changes in Stockholders' Equity For the Years Ended December 31, 2008 (Consolidated) and 2007	F-5

Statements of Cash Flows For the Years Ended December 31, 2008 (Consolidated) and 2007	F-6

Notes to Financial Statements For the Years Ended December 31, 2008 (Consolidated) and 2007	F-7 – F-20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:
IX Energy Holdings, Inc.

We have audited the accompanying balance sheets of IX Energy Holdings, Inc. and Subsidiaries as of December 31, 2008 (consolidated) and 2007, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IX Energy Holdings, Inc. and Subsidiaries as of December 31, 2008 (consolidated) and 2007 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Berman & Company, P.A.

Boca Raton, Florida
March 20, 2009

IX Energy Holdings, Inc. and Subsidiary
Balance Sheets
December 31, 2008 (Consolidated) and 2007

	2008	2007

Assets

Assets
Cash and cash equivalents	$4,736,812	$176,160
Accounts receivable (including retainage of $0 and $8,210 in 2008 and 2007)	84,420	82,100
Costs and estimated earnings in excess of billings on uncompleted contracts	6,974	57,340
Deposits	4,000	-
Total Current Assets	4,832,206	315,600

Property and equipment, net of accumulated depreciation of $2,505 and $0 in 2008 and 2007	1,331,787	-

Debt issue costs, net of accumulated amortization of $3,893 and $0 in 2008 and 2007	4,170	-

Total Assets	$6,168,163	$315,600

Liabilities and Stockholders’ Equity

Liabilities
Accounts payable and accrued expenses	$525,994	$-
Notes payable - related party	873,000	184,748
Notes payable - other	500,000	-
Accrued interest payable - related party	76,217	61
Accrued interest payable - other	12,071	-
Deferred revenue	2,683,833	-
Estimated losses on uncompleted contracts	-	20,172
Total Current Liabilities	4,671,115	204,981

Stockholders’ Equity
Common stock, $0.0001 par value, 100,000,000 shares authorized,
58,528,285 and 41,635,688 shares issued and outstanding	5,853	4,164
Additional paid in capital	2,962,960	220,728
Accumulated deficit	(1,471,765)	(114,273)
Total Stockholders’ Equity	1,497,048	110,619

Total Liabilities and Stockholders’ Equity	$6,168,163	$315,600

See accompanying notes to financial statements

IX Energy Holdings, Inc. and Subsidiary
Statements of Operations
For the Years Ended December 31, 2008 (Consolidated) and 2007

	2008	2007

Revenues - solar panels	$10,612,270	$-
Revenues - construction contracts	219,256	185,940
Total revenues	10,831,526	185,940

Cost of revenues - solar panels	10,235,171	-
Cost of revenues - construction contracts	164,279	260,740
Total cost of revenues	10,399,450	260,740

Gross profit (loss)	432,076	(74,800)

Operating expenses
General and administrative	1,567,352	25,897
Total operating expenses	1,567,352	25,897

Loss from operations	(1,135,276)	(100,697)

Other income (expense)
Interest income	42,348	-
Interest expense	(107,743)	(1,576)
Transaction loss	(35,875)	-
Letter of credit fee - stockholders	(120,946)	-
Total other expense - net	(222,216)	(1,576)

Net loss	$(1,357,492)	$(102,273)

Net Loss per Share - Basic and Diluted	$(0.03)	$-

Weighted Average Number of Shares Outstanding
During the Year - Basic and Diluted	43,911,325	37,141,315

See accompanying notes to financial statements

IX Energy Holdings, Inc. and Subsidiary
Statements of Changes in Stockholders' Equity
For the Years Ended December 31, 2008 (Consolidated) and 2007

					Total
	Common Stock, $0.0001 Par Value		Additional	Accumulated	Stockholders'
	Shares	Amount	Paid in Capital	Deficit	Equity

Balance, December 31, 2006	33,308,550	$3,331	$8,669	$(12,000)	$-

Common stock issued for cash ($0.08/share)	8,327,138	833	247,107	-	247,940

Forgiveness of amounts due from affiliate	-	-	(35,048)	-	(35,048)

Net loss for the year ended December 31, 2007	-	-	-	(102,273)	(102,273)

Balance, December 31, 2007	41,635,688	4,164	220,728	(114,273)	110,619

Common stock issued for loan fee - stockholders ($0.03/share)	4,332,818	433	128,576	-	129,009

Common stock issued for consulting services - related parties ($0.17/share)	144,201	14	24,965	-	24,979

Common stock issued for officer's compensation ($0.16/share)	40,578	4	6,663	-	6,667

Forgiveness of amounts due from affiliate	-	-	(44,325)	-	(44,325)

Deemed issuance in recapitalization	5,500,000	550	(424)	-	126

Common stock issued for cash in private placement ($0.40/share)	6,875,000	688	2,749,312	-	2,750,000

Cash paid as direct offering costs	-	-	(122,535)	-	(122,535)

Net loss for the year ended December 31, 2008	-	-	-	(1,357,492)	(1,357,492)

Balance, December 31, 2008	58,528,285	$5,853	$2,962,960	$(1,471,765)	$1,497,048

See accompanying notes to financial statements

IX Energy Holdings, Inc. and Subsidiary
Statements of Cash Flows
For the Years Ended December 31, 2008 (Consolidated) and 2007

	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,357,492)	$(102,273)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Common stock issued for loan fee - stockholders	120,946	-
Common stock issued for consulting services - related parties	24,979	-
Common stock issued for officer's compensation	6,667	-
Depreciation	2,505	-
Amortization of debt issue costs	3,893	-
Changes in operating assets and liabilities:
(Increase) Decrease in:
Accounts receivable	(2,320)	(82,100)
Cost & estimated earnings in excess of billings on uncompleted contracts	50,366	(57,340)
Deposits	(4,000)	-
Increase (Decrease) in:
Accounts payable and accrued expenses	518,361	-
Accrued interest payable - related party	76,156	61
Accrued interest payable - other	12,071	-
Estimated losses on uncompleted contracts	(20,172)	20,172
Deferred revenue	2,683,833	-
Net Cash Provided by (Used in) Operating Activities	2,115,793	(221,480)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash acquired in recapitalization	7,759	-
Due from affiliate	(44,325)	(35,048)
Purchase of property and equipment	(1,334,292)	-
Net Cash Used in Investing Activities	(1,370,858)	(35,048)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances made to related party	-	(50,000)
Advances repaid by related party	-	50,000
Proceeds from issuance of notes payable - related party	938,252	184,748
Proceeds from issuance of notes payable - other	500,000	-
Repayment of notes payable - related party	(250,000)	-
Proceeds from issuance of common stock - related party	-	247,940
Proceeds from common stock issued for cash in private placement	2,750,000	-
Cash paid as direct offering costs	(122,535)	-
Net Cash Provided By Financing Activities	3,815,717	432,688

Net Increase in Cash and Cash Equivalents	4,560,652	176,160

Cash and Cash Equivalents - Beginning of Year	176,160	-

Cash and Cash Equivalents - End of Year	$4,736,812	$176,160

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Year for:
Income taxes	$-	$-
Interest	$15,622	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES:
Forgiveness of amounts due from affiliate	$44,325	$35,048
Stock issued as debt issue costs	$8,063	$-

See accompanying notes to financial statements

IX Energy Holdings, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 (Consolidated) and 2007

Note 1 - Basis of Presentation

On December 30, 2008, the Company executed a reverse acquisition with a public shell company (See Note 9).  The accompanying financial statements are consolidated for the year ended December 31, 2008 due to the reverse acquisition and recapitalization.  The financial statements for the year ended December 31, 2007, consist solely of IX Energy, Inc., the accounting acquirer.

Note 2 - Organization, Nature of Operations and Summary of Significant Accounting Policies

Nature of operations

IX Energy Holdings, Inc.  (“IX Energy” or the “Company”) was incorporated on March 3, 2006 under the laws of the State of Delaware. The Company is a renewable energy company primarily focused on solar power project development and integration.  In an effort to become a vertically integrated solar products and services company that designs, markets and installs its own solar power systems, the Company plans to design solar modules that will be marketed primarily to federal military and civilian agencies.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates included management’s estimate for recording costs and estimated earnings in excess of billings, estimating the loss on uncompleted contracts in the period when known, depreciable lives of property, valuation of warrants and stock options granted for services or compensation pursuant to EITF No. 96-18 and SFAS No. 123R, estimates of the probability and potential magnitude of contingent liabilities, and a 100% valuation allowance for deferred taxes due to the Company’s continuing and expected future losses.

Risks and uncertainties

The Company operates in an industry that is subject to intense competition and rapid technological change, and is in a state of fluctuation as a result of the credit crisis occurring in the United States.  The Company's operations are subject to significant risk and uncertainties including financial, operational, technological, and regulatory risks including the potential risk of business failure.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits. At December 31, 2008 and 2007, the balance exceeded the federally insured limit by $4,249,256 and $76,160, respectively.

IX Energy Holdings, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 (Consolidated) and 2007

Accounts receivable and concentrations

Accounts receivable represents trade obligations from customers that are subject to normal trade collection terms, without discounts, however, in certain cases we are entitled to rebates upon the completion of certain jobs post installation. The Company periodically evaluates the collectability of its accounts receivable and considers the need to adjust an allowance for doubtful accounts based upon historical collection experience and specific customer information. Actual amounts could vary from the recorded estimates. We have determined that as of December 31, 2008 and 2007, respectively, no allowance was required.

At December 31, 2008 and 2007, respectively, the Company had a concentration of accounts receivable from one customer totaling 100%.

For the year ended December 31, 2008, the Company had a concentration of sales with two customers totaling 46% and 43%, respectively.  For the year ended December 31, 2007, the Company had a concentration of sales with two customers totaling 75% and 25%, respectively.

Property and equipment

Property and equipment are stated at cost. Maintenance and repairs are charged to operations as incurred. Betterments or renewals are capitalized when incurred. Depreciation is provided using the straight line method over the estimated useful lives of the asset.

Long lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. There were no impairment charges taken during the years ended December 31, 2008 and 2007, respectively.

Basic and diluted loss per share

Basic loss per share is computed by dividing net loss by weighted average number of shares of common stock outstanding during each period.  Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period.  The Company has common stock equivalents consisting of warrants to purchase 7,225,000 and 0 common shares as of December 31, 2008 and 2007, respectively.  These common stock equivalents are not included in the diluted loss per share computation since the inclusion of such common stock equivalents would be anti-dilutive for all periods presented due to the Company’s net loss during 2008 and 2007.

As a result of the reverse acquisition and recapitalization (see Note 9) and stock dividend (see Note 12(E)), all share and per share amounts have been retroactively restated.

Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value.  For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

The carrying amount reported in the balance sheet for accounts receivable, costs and estimated earnings in excess of billings on uncompleted contracts, accounts payable and accrued expenses, notes payable – related party, notes payable – other, accrued interest payable – related party and accrued interest payable – other approximates its fair market value based on the short-term maturity of these instruments.

IX Energy Holdings, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 (Consolidated) and 2007

Minority Interest

Under generally accepted accounting principles, when losses applicable to the minority interest in a subsidiary exceed the minority interest in the equity capital of the subsidiary, the excess is not charged to the minority interest since there is no obligation of the minority interest to make good on such losses.  The Company, therefore, has included losses applicable to the minority interest against its interest. If future earnings do materialize, the Company will be credited to the extent of such losses previously absorbed.  For financial reporting purposes, minority interest will not be presented until the minority’s share of profit exceeds its previously recorded deficit.

Revenue recognition

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104 for revenue recognition and records revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) the product is delivered and installed, (3) the sales price to the customer is fixed or determinable, and (4) collectability of the related customer receivable is reasonably assured.

The Company has two methods of revenue recognition:

(1) Energy product reseller

The Company purchases product from suppliers and resells them to third parties.  The Company records the revenue from the buyer and related cost paid to the suppliers on these types of arrangements.

In 2008, the Company entered into similar arrangements wherein the Company had no installation responsibility and no further obligation after delivery was made to the customers.  Payments from the customers are received in advance of delivery of solar panels and are treated as deferred revenue.  Payments are then made to the suppliers and cost of materials is recorded.  A pro-rata portion of the deferred revenue from the customers is recognized as shipments are made.

Revenues from these arrangements are recognized upon shipment from the supplier to these third parties.  In addition, the Company has reviewed EITF No. 99-19 to ascertain the relevance of gross versus net reporting. Upon the Company’s review of this guidance, as well as SAB No. 104, the Company has determined that it is subject to gross reporting as it bears the risk of loss in each of these arrangements. There were no such arrangements at December 31, 2007.

For the years ended December 31, 2008 and 2007, respectively, approximately 98% and 0% of revenues were earned under this method.

(2) Percentage of completion

Revenue from construction contracts are reported under the percentage-of-completion method for financial statement purposes.  The estimated revenue for each contract reflected in the financial statements represent that percentage of estimated total revenue that costs incurred to date bear to estimated total costs, based on the Company’s current estimates.  With respect to contracts that extend over one or more accounting periods, revisions in costs and revenue estimates during the course of the work are reflected in the period the revisions become known.  When current estimates of total contract costs indicate a loss, provision is made for the entire estimated loss.

The asset, “Costs and estimated earnings in excess of billings on uncompleted contracts,” represents revenues recognized in excess of amounts billed.  The liability, “Estimated earnings on uncompleted contracts,” represents billings in excess of revenues recognized.

Billing practices for these projects are governed by the contract terms of each project based upon actual costs incurred, achievement of milestones, or pre-agreed schedules. Billings do not necessarily correlate with revenue recognized under the percentage-of-completion method of accounting.  With the exception of claims and change orders that are in the process of being negotiated with customers, unbilled work is usually billed during normal billing processes following achievement of the contractual requirements.

IX Energy Holdings, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 (Consolidated) and 2007

For the years ended December 31, 2008 and 2007, respectively, approximately 2% and 100% of revenues were earned under this method.

Cost of sales

Cost of sales, including contract costs represents costs directly related to the purchasing and installation of the Company’s solar panel products. Primary costs include direct materials and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs.

Shipping and handling costs

Shipping and handling costs associated with inbound freight are included in cost of sales. Amounts billed to customers for shipping and handling is recorded as revenue.  For the years ended December 31, 2008 and 2007, respectively, the Company had no such revenues or expenses.

Foreign currency transactions

The Company’s functional currency is the U.S. dollar. In those instances where the Company has foreign currency transactions, the financial statements are translated to U.S. dollars in accordance with Statement No. 52 of the Financial Accounting Standards Board (FASB), “Foreign Currency Translation.”  Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the date of settlement. Gains and losses arising on settlement of foreign-currency-denominated transactions or balances are included in the determination of income. The Company’s primary foreign currency transactions are in Euros. The Company has not entered into derivative instruments to offset the impact of foreign currency fluctuations. The Company had foreign currency transaction losses of $35,875 and $0 for the year ended December 31, 2008 and 2007, respectively.

Stock-based compensation

All share-based payments to employees will be recorded and expensed in the statement of operations as applicable under SFAS No. 123R, “Share-Based Payment”.

SFAS No. 123R requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including grants of employee stock options based on estimated fair values.  The Company has used the Black-Scholes option-pricing model to estimate grant date fair value for all option grants.

Share-based compensation expense is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the year, less expected forfeitures.  SFAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary in subsequent periods if actual forfeitures differ from those estimates.

Non-employee stock based compensation

Stock-based compensation awards issued to non-employees for services are recorded at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in Emerging Issues Task Force Issue EITF No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF 96-18”).

IX Energy Holdings, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 (Consolidated) and 2007

Income Taxes

The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method,  deferred income tax assets and liabilities are determined based on differences  between the financial reporting and tax bases of assets and  liabilities  and are measured using the enacted tax rates and laws  that will be in effect  when the  differences  are  expected  to reverse.

The Company adopted the provisions of FASB Interpretation No. 48; “Accounting for Uncertainty in Income Taxes-An Interpretation of FASB Statement No. 109” (“FIN 48”).  FIN 48 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not, that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating the Company’s tax positions and tax benefits, which may require periodic adjustments. At December 31, 2008 and 2007, the Company did not record any liabilities for uncertain tax positions.

Segment information

The Company follows Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information."  During 2008 and 2007, the Company only operated in one segment; therefore, segment information has not been presented.

Recent accounting pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability.  It also defines fair value and established a hierarchy that prioritizes the information used to develop assumptions.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  The adoption of SFAS No. 157 did not have a material effect on the Company’s financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. The unrealized gains and losses on items for which the fair value option has been elected should be reported in earnings.  The decision to elect the fair value option is determined on an instrument-by-instrument basis, should be applied to an entire instrument and is irrevocable.  Assets and liabilities measured at fair values pursuant to the fair value option should be reported separately in the balance sheet from those instruments measured using other measurement attributes.  SFAS No. 159 is effective as of the beginning of the Company’s 2008 fiscal year. The adoption of SFAS No. 159 did not have a material effect on the Company’s financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, changes in a parent’s ownership of a noncontrolling interest, calculation and disclosure of the consolidated net income attributable to the parent and the noncontrolling interest, changes in a parent’s ownership interest while the parent retains its controlling financial interest and fair value measurement of any retained noncontrolling equity investment. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The adoption of SFAS No. 160 is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS 141R, “Business Combinations” (“SFAS 141R”), which replaces FASB SFAS 141, “Business Combinations”.  This Statement retains the fundamental requirements in SFAS 141 that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control.  SFAS 141R will require an entity to record separately from the business combination the direct costs, where previously these costs were included in the total allocated cost of the acquisition.  SFAS 141R will require an entity to recognize the assets acquired, liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, at their fair values as of that date.  This compares to the cost allocation method previously required by SFAS No. 141.  SFAS 141R will require an entity to recognize as an asset or liability at fair value for certain contingencies, either contractual or non-contractual, if certain criteria are met.  Finally, SFAS 141R will require an entity to recognize contingent consideration at the date of acquisition, based on the fair value at that date.  This Statement will be effective for business combinations completed on or after the first annual reporting period beginning on or after December 15, 2008.  Early adoption of this standard is not permitted and the standards are to be applied prospectively only.  Upon adoption of this standard, there would be no impact to the Company’s results of operations and financial condition for acquisitions previously completed.  The adoption of SFAS No. 141R is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.

IX Energy Holdings, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 (Consolidated) and 2007

In January 2008, the SEC released SAB No. 110, which amends SAB No. 107 which provided a simplified approach for estimating the expected term of a “plain vanilla” option, which is required for application of the Black-Scholes option pricing model (and other models) for valuing share options. At the time, the Staff acknowledged that, for companies choosing not to rely on their own historical option exercise data (i.e., because such data did not provide a reasonable basis for estimating the term), information about exercise patterns with respect to plain vanilla options granted by other companies might not be available in the near term; accordingly, in SAB No. 107, the Staff permitted use of a simplified approach for estimating the term of plain vanilla options granted on or before December 31, 2007. The information concerning exercise behavior that the Staff contemplated would be available by such date has not materialized for many companies. Thus, in SAB No. 110, the Staff continues to allow use of the simplified rule for estimating the expected term of plain vanilla options until such time as the relevant data becomes widely available. The Company does not expect its adoption of SAB No. 110 to have a material impact on its financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133” (“ SFAS 161”). SFAS 161 establishes the disclosure requirements for derivative instruments and for hedging activities with the intent to provide financial statement users with an enhanced understanding of the entity’s use of derivative instruments, the accounting of derivative instruments and related hedged items under Statement 133 and its related interpretations, and the effects of these instruments on the entity’s financial position, financial performance, and cash flows. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2008. The Company does not expect its adoption of SFAS 161 to have a material impact on its financial position, results of operations or cash flows.

In April 2008, the FASB issued FASB Staff Position (“FSP”) SFAS No. 142-3, “Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R, and other GAAP. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company is currently evaluating the impact of SFAS FSP 142-3, but does not expect the adoption of this pronouncement will have a material impact on its financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”).  SFAS 162 identifies the sources of accounting principles and the framework for selecting principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States.  This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board’s amendments to AU section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.  The Company is currently evaluating the impact of SFAS 162, but does not expect the adoption of this pronouncement will have a material impact on its financial position, results of operations or cash flows.

Other accounting standards have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date and are not expected to have a material impact on the financial statements upon adoption.

Note 3 - Construction Contracts

Information with respect to uncompleted contracts is summarized below for the periods ended December 31, 2008 and December 31, 2007:

In 2007, the Company anticipated that it was going to have a loss on its uncompleted contracts and recorded the loss at December 31, 2007 prior to the completion of these contracts in 2008.

	December 31,
	2008	2007

Actual costs incurred on uncompleted contracts	$415,320	240,568
Estimated losses	(10,124)	(74,800)
	405,196	165,768
Less: progress billings to date	(398,222)	(128,600)
	$6,974	37,168

These amounts are included in the accompanying December 31, 2008 and December 31, 2007 balance sheets under the following captions:
Costs and estimated earnings in excess of billings on uncompleted contracts	$6,974	57,340
Estimated losses on uncompleted contracts	-	(20,172)
	$6,974	37,168

In June 2008, the Company entered into an agreement with Federal Prison Industries, Inc. ("UNICOR"), under which UNICOR provides the labor for assembly and production of solar panels to the Company, and the Company sells the solar panels to Federal, civilian and military government customers of both the Company and this customer.  The agreement has a term of five years.  In June 2008, the Company received $6,800,000 from UNICOR for the supply of solar cells.  This amount was initially recorded as deferred revenue.  Shipment of these solar cells began in October 2008.  At December 31, 2008, the Company has recognized revenue based on shipments under this agreement of $5,003,762.  The balance, of $1,796,238, remains in deferred revenue and is expected to be earned in 2009.

IX Energy Holdings, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 (Consolidated) and 2007

In June 2008, the Company entered into an agreement, under which a supplier provides the labor for the assembly and production of solar panels to the Company, and the Company sells the solar panels to a third party. The agreement has a term of one year.  In July and September 2008, the Company received $1,897,335 from this customer for the shipment of solar panels.  This amount was initially recorded as deferred revenue.  At December 31, 2008, the Company recognized $1,009,740 of revenue.  The balance, of $887,595, remains in deferred revenue and is expected to be earned in 2009.

Note 4 - Affiliate Charge to Equity

In 2008 and 2007, a Company related to the Company’s Chief Executive Officer collected certain funds on contracts entered into by the Company.  The affiliated entity did not have the ability to repay these funds that the Company was entitled to.  As a result, the Company recorded a charge to additional paid in capital of $44,325 and $35,048, respectively, to reflect the uncollectible receivable from this related party.

Note 5 - Property and Equipment

At December 31, 2008 & December 31, 2007, property and equipment consists of the following:

	December 31, 2008	December 31, 2007	Estimated Useful Lives

Solar Panel Equipment	$1,300,000	$-	20 years

Automobile	26,999	-	5 years

Computers and Office Equipment	7,293	-	3 years

	1,334,292	-

Less: Accumulated Depreciation	(2,505)	-

Property and Equipment, Net	$1,331,787	$-

The solar panel equipment, purchased for $1,300,000, is not in service at December 31, 2008.

Note 6 - Guarantee Letter of Credit

On May 27, 2008 the Company entered in to a standby letter of credit with a bank for $1,600,000.  The letter of credit acts as a performance bond, with a customer being the beneficiary, if the Company defaults on their monthly delivery agreement. The Company’s Chief Executive Officer has provided a personal guarantee of $800,000 on behalf of the Company for the letter of credit.  In exchange for the personal guarantee, the Company issued 2,031,030 shares of the Company’s common stock, having a fair value of $60,473 ($0.03/share) based upon the then recent cash offering price.  The letter of credit expired in August 2008.  However, the bank extended the letter of credit until August 7, 2009.  The full amount of the letter of credit remains available for use and has not been drawn down.

IX Energy Holdings, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 (Consolidated) and 2007

On June 30, 2008, two third party shareholders also provided personal guarantees, of $400,000 each, for the letter of credit.  In exchange for the personal guarantee, the Company issued 1,015,494 shares of the Company’s common stock to each stockholder, having a total fair value of $60,473 ($0.03/share), based upon the recent cash offering price to third parties.

The letter of credit was released in February 2009, as the Company fulfilled its obligation under the terms of its government contract with UNICOR.

Note 7 - Loans, Notes and Accrued Interest Payable

(A) Notes Payable & Accrued Interest Payable – Related Party

On February 14, 2007, the Company advanced $50,000, which was unsecured, due on demand and bore interest at approximately 3.7% to a third party. This individual repaid the Company on December 10, 2007.

On November 1, 2007 and December 30, 2007, respectively, the Company issued notes payable of $3,000 and $220,000, respectively to the same stockholder. The notes bear interest at 12%, are unsecured, have a default interest rate of 24% and are due 3 business days after the Company receives the cash proceeds from certain solar panel installation jobs.  The Company completed these solar panel installations in 2008.  However, the stockholder has extended the repayment date of the notes to March 31, 2009.

On July 21, 2008, the Company issued a note payable, of $900,000, to an affiliate of a stockholder. The note bears interest at 18%, is unsecured, has a default interest rate of 24% and is due 3 business days after the Company receives the cash proceeds from a solar panel installation job that is expected to be completed by the second quarter of 2009. In October and November 2008, the Company repaid $250,000 of principal and $15,622 of accrued interest.

(B) Notes Payable - Other, Conversion to Equity & Accrued Interest Payable - Other

In July 2008, the Company entered into eight promissory note agreements for aggregate principal totaling $500,000 with various third parties.  The notes bear interest at 5%, and the principal and interest is due and payable on the earlier of July 1, 2009 or when the Company completes the sale of any debt securities, common stock or common stock equivalents in a single transaction or series of related transactions resulting in gross proceeds of $3,500,000.

In July 2008, the Company entered into a Securities Purchase agreement with all eight of the note holders listed above.  The Company issued a total of 270,800 shares to the note holders in connection with these promissory notes. The number of shares each note holder received was in direct proportion to the amount of their promissory notes.  The fair value of the common shares are valued at $8,063 ($0.03/share) based upon the then recent cash offering price. This amount is treated as a debt issue cost and is being amortized to interest expense over the life of the underlying promissory notes.

For the year ended December 31, 2008, the Company recorded amortization of debt issue costs to interest expense of $3,893.

At December 31, 2008 and December 31, 2007, the Company reflected notes payable – other of $500,000 and $0, respectively and related accrued interest payable of $12,071 and $0, respectively.

Note 8 - Stockholders’ Equity

(A) Share Issuances

On July 17, 2007, the Company issued 8,327,138 shares of common stock for $247,940 ($0.03/ share).

On June 30, 2008, the Company issued 83,271 shares of common stock to a related party shareholder for consulting services provided to the Company.  For the years ended December 31, 2008 and 2007, the Company recorded consulting fees of $2,479 ($0.03/share) and $0, respectively.   The fair value of the stock issuance was based upon the then recent cash offerings to third parties.

IX Energy Holdings, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 (Consolidated) and 2007

(B) Private Placement and Registration Rights Agreement

In 2008, the Company sold 27.5 units at $100,000 per unit. Each unit consisted of 250,000 shares of common stock and a detachable three-year warrant to purchase 250,000 shares of common stock for an exercise price of $0.50 per share.  Gross proceeds were $2,750,000 and the Company paid direct offering costs of $122,535.

As a result of the offering, the Company issued 6,875,000 shares of common stock and 7,225,000 warrants, inclusive of 350,000 warrants paid to a placement agent as a direct offering cost.  The warrants paid as a direct offering cost have a net effect of zero on the statement of equity.

The Company also granted the investors registration rights for the common stock and common stock underlying the warrants.  The Company can be assessed liquidated damages, as defined in the agreement, for the failure to file a registration statement within 180 days from the termination from the offering as well as to have the registration statement declared effective. The termination date was February 25, 2009. Penalties will be assessed at 1% per month, payable in cash, for every 30 day period under which the Company is in default under the terms of the registration rights agreement, up to a maximum of 10%. In assessing the likelihood and amount of possible liability for liquidated damages, the Company considered the guidance of EITF No.’s 00-19-2 and 05-04 as well as SFAS No. 5.  The Company has concluded that it believes it will satisfy the conditions of registration in the time required pursuant to the registration rights agreement.  The Company will not record a registration rights liability in connection with this offering.

See Note 12(C) for similar arrangement.

(C) Warrants

The following is a summary of the Company’s warrant activity:

	Warrants	Weighted Average Exercise Price
Outstanding – December 31, 2006	-	$-
Granted	-	$-
Exercised	-	$-
Forfeited	-	$-
Outstanding – December 31, 2007	-	$-
Exercisable - December 31, 2007	-	$-
Granted	7,225,000	$0.50
Exercised	-	$-
Forfeited	-	$-
Outstanding – December 31, 2008	7,225,000	$0.50
Exercisable - December 31, 2008	7,225,000	$0.50

	Warrants Outstanding			Warrants Exercisable
Range of exercise price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$0.50	7,225,000	3.0 years	$0.50	7,225,000	$0.50

At December 31, 2008, the total intrinsic value of warrants outstanding and exercisable was $0 and $0, respectively.

IX Energy Holdings, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 (Consolidated) and 2007

Note 9 - Reverse Acquisition and Recapitalization

On December 30, 2008, Yoo, Inc. (“Yoo”), a then shell corporation, merged with IX Energy, and IX Energy became the surviving corporation. This transaction was accounted for as a reverse acquisition. Yoo did not have any operations and majority-voting control was transferred to IX Energy.  The transaction also required a recapitalization of IX Energy. Since IX Energy acquired a controlling voting interest, it was deemed the accounting acquirer, while Yoo was deemed the legal acquirer. The historical financial statements of the Company are those of IX Energy and of the consolidated entities from the date of merger and subsequent.

Since the transaction is considered a reverse acquisition and recapitalization, the guidance in SFAS No. 141 does not apply for purposes of presenting pro-forma financial information.

Pursuant to the Merger, Yoo’s majority stockholders cancelled 4,000,000 shares of common stock and the Company concurrently issued 46,153,284 shares of common stock to IX Energy.  Upon the closing of the reverse acquisition, IX Energy stockholders held 89% of the issued and outstanding shares of common stock at the date of the transaction. Yoo retained 5,500,000 shares of common stock upon the closing of the reverse acquisition.

Note 10 - Commitments and Contingencies

(A)  Litigations, claims and assessments
From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm its business. The Company is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results.

(B)  Employment agreements

(1) CEO

On May 1, 2008, the Company entered into a two-year employment agreement with an individual to serve as the Company’s CEO and Chairman of the Board. The agreement provides for an annual salary of $225,000 and $80,000 to be paid as a bonus for services rendered prior to this agreement.  The individual is also eligible for a multi-year grant of the Company’s non-qualified options that will be equal to 6% of the total common shares outstanding.  At December 31, 2008, these options have not been granted.

On March 19, 2009, the Company granted 1,033,066 options to this individual, having a fair value of $284,259.  The Black-Scholes assumptions used are as follows:

Exercise price	$0.50
Expected dividends	0%
Expected volatility	78.88%
Risk fee interest rate	0.98%
Expected life of option	5 years
Expected forfeitures	0%

IX Energy Holdings, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 (Consolidated) and 2007

(2) Former CFO

Effective May 12, 2008, the Company entered into a two-year employment agreement with a former member of its senior management to serve as CFO.  The agreement provided for a salary of $150,000 per annum. On August 15, 2008, the Company received a promissory note from the former CFO in the amount of $10,000 bearing interest at a rate of 6% per annum.  This amount plus interest was to be repaid to the Company by December 31, 2008.

On September 11, 2008, the Company forgave the $10,000 principal amount and unpaid interest totaling $10,833 and recorded the forgiveness as compensation expense.

Effective October 17, 2008, the Company terminated its employment agreement with this individual.

(C) Former COO

On April 23, 2008, the Company entered into a consulting agreement with a then unrelated party for hourly fees to be paid in the Company’s common stock at a future date.  The Company accrued $22,500 related to this consulting agreement.  On September 23, 2008, the Company authorized the issuance of 60,930 shares of common stock in full satisfaction of all amounts owed to this individual under this individual’s consulting agreement totaling $22,500. The Company recorded consulting fees of $22,500. The fair value of the stock issued was based upon the fair value of the services rendered.

Effective July 1, 2008, the Company entered into a two-year employment agreement with the individual to serve as COO.  The agreement provides for a salary $160,000 per annum plus entitlement to an annual bonus based upon the Company’s performance during each year of employment. The individual will also be eligible for a multi-year grant of the Company’s non-qualified options that will be equal to 3% of the total common shares outstanding.

On September 23, 2008, the Company authorized the issuance of 40,578 shares of common stock in full satisfaction of $6,667 of accrued salary that was unpaid to the Company’s COO during the first two weeks of employment in July 2008.  The Company recorded consulting fees of $6,667.  The fair value of the stock issued was based upon the fair value of the services rendered.

In January 2009, this individual resigned as the Company’s President and Chief Operating Officer.

Note 11 - Income Taxes

SFAS No. 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards.  SFAS No. 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

The Company has a net operating loss carryforward for tax purposes totaling approximately $1,110,000 at December 31, 2008 expiring through the year 2028. Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by carryforwards after a change in control (generally greater than a 50% change in ownership).  Temporary differences, which give rise to a net deferred tax asset, are approximately as follows:

IX Energy Holdings, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 (Consolidated) and 2007

Significant deferred tax assets at December 31, 2008 and 2007 are approximately as follows:

	2008	2007
Gross deferred tax assets:
Future losses on uncompleted contracts	$-	$(9,000)
Accrued salary	(37,000)	-
Net operating loss carryforwards	(509,000)	(43,000)
Total deferred tax assets	(546,000)	(52,000)
Less: valuation allowance	546,000	52,000
Deferred tax asset – net	$-	$-

The valuation allowance at December 31, 2007 was approximately $52,000.  The net change in valuation allowance during the year ended December 31, 2008 was an increase of approximately $494,000.  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will be realized.  The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on consideration of these items, management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of December 31, 2008.

The actual tax benefit differs from the expected tax benefit for the years ended December 31, 2008 and 2007, respectively, (computed by applying the U.S. Federal corporate tax rate of 35% to income before taxes and 16.72% for New York state and city income taxes, a blended rate of 45.86%) as follows:

	2008	2007

Expected tax expense (benefit) – Federal	$(396,000)	$(30,000)
Expected tax expense (benefit) - State	(227,000)	(17,000)
Meals and Entertainment @ 50%	47,000	-
Non-deductible stock compensation	73,000	-
Other	9,000	-
Total deferred tax assets	(494,000)	(47,000)
Change in valuation allowance	494,000	47,000
Actual tax expense (benefit)	$-	$-

IX Energy Holdings, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 (Consolidated) and 2007

Note 12 - Subsequent Events

(A) Employment Agreements

On February 12, 2009, the Company entered into a three-year employment agreement with an individual to serve as President of the Company.  The agreement provides for an annual salary of $200,000 plus eligibility for an annual bonus.  In February 2009, the Company paid $25,000 as s sign-on bonus.  The Company issued 50,000 shares of common stock, having a fair value of $75,000 ($1.50/share) based upon the closing price on that day.  The individual will earn 100,000 shares of common stock 120 days from the employment date.  The individual will also be granted 2,500,000 of the Company’s non-qualified options vesting quarterly. Under the terms of the plan, these stock options are subject to board approval, which is expected during the second quarter of 2009.

On March 2, 2009, the Company entered into a two-year employment agreement with an individual as Senior Vice President - Government Sales.  The agreement provides for an annual salary of $100,000 plus entitlement to an annual bonus based upon the Company’s performance during each year of employment.  The individual will also be granted 120,000 of the Company’s non-qualified options vesting bi-annually. Under the terms of the plan, these stock options are subject to board approval, which is expected during the second quarter of 2009.

On March 9, 2009, the Company entered into a two-year employment agreement with an individual as Vice President - Finance.  The agreement provides for an annual salary of $87,000 plus entitlement to an annual bonus based upon the Company’s performance during each year of employment.  The Company issued 10,000 shares of common stock, having a fair value of $10,100 ($1.01/share) based upon the closing price on that day.  The individual will be granted 200,000 of the Company’s non-qualified options vesting bi-annually. Under the terms of the plan, these stock options are subject to board approval, which is expected during the second quarter of 2009.

IX Energy Holdings, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 (Consolidated) and 2007

(B) 2009 Stock Option Plan

On February 17, 2009, the Company adopted the 2009 Incentive Stock Plan (“the Plan”). The total number of shares of stock which may be purchased or granted directly by options, stock awards or restricted stock purchase offers, or purchased indirectly through exercise of options granted under the Plan shall not exceed 12,000,000.

The Plan indicates that the exercise price of an award is equivalent to the market value of the Company’s common stock on the grant date.

(C) Private Placement and Registration Rights Agreement

In January and February 2009, the Company sold an additional 7.25 units at $100,000 per unit. Each unit consisted of 250,000 shares of common stock and a detachable three-year warrant to purchase 250,000 shares of common stock for an exercise price of $0.50 per share.  Gross proceeds were $725,000 and the Company paid direct offering costs of $201,000.

As a result of the offering, the Company issued an additional 1,812,500 shares of common stock and 1,952,500 warrants, inclusive of 140,000 warrants paid to a placement agent as a direct offering cost.  The warrants paid as a direct offering cost have a net effect of zero on the statement of equity.

See Note 8(B) for discussion of similar terms relating to registration rights of the common stock and common stock underlying the warrants.

(D) Consulting Agreement

On March 20, 2009, the Company entered into a one-year agreement with a consulting company to provide investor relation services.  In addition to monthly fees of $5,500, the Company will issue a five-year warrant to purchase 200,000 shares of common stock, having a fair value of $69,708.  The Black-Scholes assumptions used are as follows:

Exercise price	$0.55
Expected dividends	0%
Expected volatility	78.88%
Risk fee interest rate	1.23%
Expected life of warrant	5 years
Expected forfeitures	0%

(E) Stock Dividend

In January 2009, the Company effected a stock dividend.  Each stockholder of record as of January 12, 2009 received 1.75 shares of common stock for each share of common stock they owned.

IX Energy Holdings, Inc. and Subsidiary
Consolidated Balance Sheets

	September 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
Assets

Assets
Cash and cash equivalents	$722,952	$4,736,812
Investment in joint venture	17,238	-
Accounts receivable	180,701	84,420
Costs and estimated earnings in excess of billings on uncompleted contracts	22,095	6,974
Prepaid expenses	115,809	4,000
Total Current Assets	1,058,795	4,832,206

Property and equipment, net of accumulated depreciation of $6,411 and $2,505 in 2009 and 2008	1,570,550	1,331,787

Debt issue costs, net of accumulated amortization of $8,063 and $3,893 in 2009 and 2008	-	4,170

Total Assets	$2,629,345	$6,168,163

Liabilities and Stockholders’ Equity (Deficit)

Liabilities
Accounts payable and accrued expenses	$295,862	$525,994
Notes payable - related party	400,000	873,000
Notes payable - other	500,000	500,000
Accrued interest payable - related party	124,047	76,217
Accrued interest payable - other	30,701	12,071
Deferred revenue	887,595	2,683,833
Derivative liability - warrants	108,644	-
Registration rights liability	347,500	-
Total Current Liabilities	2,694,349	4,671,115

Stockholders’ Equity (Deficit)
Common stock, $0.0001 par value, 500,000,000 shares authorized,
65,893,144 and 58,528,285 shares issued and outstanding	6,590	5,853
Additional paid in capital	10,301,727	2,962,960
Accumulated deficit	(10,373,321)	(1,471,765)
Total Stockholders’ Equity (Deficit)	(65,004)	1,497,048

Total Liabilities and Stockholders’ Equity (Deficit)	$2,629,345	$6,168,163

See accompanying notes to financial statements

IX Energy Holdings, Inc. and Subsidiary
Statement of Operations
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
	(Consolidated)		(Consolidated)

Revenues - solar panels	$114,541	$1,039,857	$2,019,415	$5,638,624
Revenues - construction contracts	-	-	53,660	68,660
Total revenues	114,541	1,039,857	2,073,075	5,707,284

Cost of revenues - solar panels	95,385	1,037,267	1,631,938	5,525,472
Cost of revenues - construction contracts	-	18,975	53,232	88,205
Total cost of revenues	95,385	1,056,242	1,685,170	5,613,677

Gross profit (loss)	19,156	(16,385)	387,905	93,607

General and administrative expenses	1,221,482	618,595	7,609,232	1,003,131

Loss from operations	(1,202,326)	(634,980)	(7,221,327)	(909,524)

Other income (expense)
Interest income	2,614	22,717	26,852	26,175
Interest expense	(28,565)	(46,401)	(135,257)	(59,744)
Change in fair value of derivative liability - warrants	807,900	-	2,635,268	-
Derivative expense	-	-	(1,422,917)	-
Translation loss due to foreign currency	-	-	-	(36,505)
Letter of credit fee loan fee	-	(63,285)	-	(1,535,996)
Total other income (expense)	781,949	(86,969)	1,103,946	(1,606,070)

Net loss	$(420,377)	$(721,949)	$(6,117,381)	$(2,515,594)

Net Income (Loss) per Share - Basic	$(0.01)	$(0.02)	$(0.10)	$(0.06)
Net Income (Loss) per Share - Diluted	$(0.01)	$(0.02)	$(0.10)	$(0.06)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	64,858,329	46,036,659	63,320,926	43,877,514

See accompanying notes to financial statements

IX Energy Holdings, Inc. and Subsidiary
Statements of Cash Flows
(Unaudited)

	For the Nine Months	For the Nine Months
	Ended September 30, 2009	Ended September 30, 2008
	(Consolidated)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,117,381)	$(2,515,594)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	6,411	681
Amortization of debt issue costs	51,816	1,861
Amortization of prepaid future services	23,500	-
Loss on issuance of common stock
Loss on settlement of accounts payable	5,412	-
Loss on sale of fixed asset	10,493	-
Transaction loss due to foreign currency	-	36,505
Derivative expense	1,422,917	-
Change in fair value of derivative liability- warrants	(2,635,268)	-
Stock issued for services - employee	3,675,303	-
Stock issued for services - consultant	864,837	6,667
Recognition of stock based compensation - employees	603,846	-
Recognition of stock based compensation - consultants	48,334	-
Stock issued for loan fee	-	120,946
Stock issued for consulting services - related party	-	24,979
Changes in operating assets and liabilities:
(Increase) Decrease in:
Accounts receivable	(96,281)	(21,110)
Cost & estimated earnings in excess of billings on uncompleted contracts	(15,121)	57,340
Prepaid expenses and deposits	(88,309)	(3,775,846)
Increase (Decrease) in:
Accounts payable and accrued expenses	(169,411)	184,580
Accrued interest payable - related party	47,830	52,044
Accrued interest payable - other	18,630	5,838
Estimated losses on uncompleted contracts	-	(20,172)
Deferred revenue	(1,796,238)	7,657,478
Registrations rights liability	347,500	-
Net Cash Provided by (Used in) Operating Activities	(3,791,180)	1,816,197

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in joint venture	(17,238)	-
Due from related party	-	(44,526)
Proceeds from sale of fixed asset	13,000	-
Purchase of property and equipment	(268,667)	(26,999)
Net Cash Used in Investing Activities	(272,905)	(71,525)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of notes payable - related party	(473,000)	-
Proceeds from common stock issued for cash in private placement	725,000	-
Cash paid as direct offering costs	(201,775)	-
Proceeds from issuance of notes payable	-	1,438,252
Net Cash Provided By Financing Activities	50,225	1,438,252

Net Increase (Decrease) in Cash and Cash Equivalents	(4,013,860)	3,182,924

Cash and Cash Equivalents - Beginning of Period	4,736,812	176,160

Cash and Cash Equivalents - End of Period	$722,952	$3,359,084

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Period for:
Income taxes	$-	$-
Interest	$17,517	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Stock issued for future services	$155,100	$-
Stock issued to settle accounts payable	$66,133	$-
Catch up adjustment for derivative liabilities due to EITF 07-5	$1,320,995	$-
Forgiveness of receivable due from affiliate	$-	$44,526
Debt issue costs	$-	$8,063

See accompanying notes to financial statements

IX Energy Holdings, Inc. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009
(Unaudited)

Note 1. Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The results for the interim period are not necessarily indicative of the results to be expected for the full year.

The unaudited interim financial statements should be read in conjunction with the Company’s Form 10-K, which contains the audited financial statements and notes thereto, together with Management’s Discussion and Analysis, for the years ended December 31, 2008 and 2007.  The interim results for the period ended September 30, 2009 are not necessarily indicative of the results for the full fiscal year.

On December 30, 2008, the Company executed a reverse acquisition with a public shell company (See Note 10).  The accompanying financial statements are consolidated as of September 30, 2009.  The financial statements for the three and nine months ended September 30, 2008, consist solely of IX Energy, Inc., the accounting acquirer and are not consolidated.

Note 2. Organization, Nature of Operations and Summary of Significant Accounting Policies

Nature of operations

IX Energy Holdings, Inc.  (“IX Energy” or the “Company”) was incorporated on March 3, 2006 under the laws of the State of Delaware. The Company is a renewable energy company primarily focused on solar power project development and integration.  In an effort to maximize opportunities in the alternative energy industry, and in response to the rapid changes taking place within the industry, the Company has been positioned to focus on alternative energy project development and finance. This broadens the existing strategy of leveraging the relationship with UNICOR to employ their panels in pursuit of Federal projects.

On March 25, 2009, the Company incorporated IX Geo, LLC (“IX Geo”) under the laws of Delaware as a wholly owned subsidiary of IX Energy.

On March 25, 2009, the Company formed IX Legatus6, LLC under the laws of Delaware as a wholly owned subsidiary of IX Energy.  On July 21, 2009, the Company changed the name of IX Legatus6, LLC to IX Energy Solutions, LLC (“IX Solutions”).

IX Solutions became operational on August 26, 2009. Under the terms of the Joint Venture agreement (“JV”), the company contributed $5,000 in cash; however, Rooftop Energy, Inc. (“RTI”) has yet to contribute their $5,000. During 2009, the Company advanced $12,238 for expenses that benefit the JV.  The JV has no current operations as of September 30, 2009.  The Company and RTI are intending to establish  a relationship whereby the Company can provide consulting services related to manufacture and installation of rooftop energy systems.

IX Energy Holdings, Inc. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009
(Unaudited)

Going Concern

As reflected in the accompanying financial statements, the Company has a net loss of $6,117,381 and net cash used in operations of $3,791,180 for the nine months ended September 30, 2009; and had a working capital deficit of $1,635,554 and an accumulated deficit of $10,373,321 at September 30, 2009.

The ability of the Company to continue its operations is dependent on management’s plans, which include the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements.

The Company believes its current available cash, along with anticipated revenues, may be insufficient to meet its cash needs for the near future. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all. The Company may require additional funding to finance the growth of its current and expected future operations, as well as to achieve its strategic objectives. The Company believes that the further implementation of its business plan will provide future positive cash flows.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited interim condensed consolidated financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from our estimates. Actual results could differ from those estimates.

Risks and uncertainties

The Company operates in an industry that is subject to intense competition and rapid technological change.  The Company's operations are subject to significant risk and uncertainties including financial, operational, technological, and regulatory risks including the potential risk of business failure.

The recent global economic slowdown has caused a general tightening in the credit markets, lower levels of liquidity, increases in the rates of default and bankruptcy, and extreme volatility in credit, equity and fixed income markets. These conditions not only limit our access to capital, but also make it difficult for our customers, our vendors and us to accurately forecast and plan future business activities.

IX Energy Holdings, Inc. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009
(Unaudited)

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits. At September 30, 2009 and December 31, 2008, the balance exceeded the federally insured limit by $420,642 and $4,249,256, respectively.

Accounts receivable and concentrations

Accounts receivable represents trade obligations from customers that are subject to normal trade collection terms, without discounts, however, in certain cases we are entitled to rebates upon the completion of certain jobs post installation. The Company periodically evaluates the collectability of its accounts receivable and considers the need to adjust an allowance for doubtful accounts based upon historical collection experience and specific customer information. Actual amounts could vary from the recorded estimates. We have determined that as of September 30, 2009 and December 31, 2008, respectively, no allowance was required.

At September 30, 2009 and December 31, 2008, respectively, the Company had a concentration of accounts receivable from three customers totaling 52%, 24% and 24%, and one customer totaling 100%, respectively.

Long lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. There were no impairment charges taken during the nine months ended September 30, 2009 and 2008, respectively.

Property and equipment

Property and equipment are stated at cost. Maintenance and repairs are charged to operations as incurred. Betterments or renewals are capitalized when incurred. Depreciation is provided using the straight line method over the estimated useful lives of the asset.

As a result of the stock dividend and reverse acquisition and recapitalization (see Notes 9 and 10), all share and per share amounts were retroactively restated.

IX Energy Holdings, Inc. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009
(Unaudited)
Fair value of financial instruments

We have determined the estimated fair value amounts presented in these financial statements using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in the unaudited interim financial statements are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. We have based these fair value estimates on pertinent information available as of September 30, 2009, and have determined that, as of such date, the carrying value of all financial instruments approximates fair value. For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

The carrying amount reported in the balance sheet for accounts receivable, costs and estimated earnings in excess of billings on uncompleted contracts, prepaid expenses, accounts payable and accrued expenses, notes payable – related party, notes payable – other, accrued interest payable – related party and accrued interest payable – other, deferred revenue, derivative liability – warrants and registration rights liability, approximates its fair market value based on the short-term maturity of these instruments.

Derivative financial instruments

We review any common stock purchase warrants and other freestanding derivative financial instruments at each balance sheet date and classify them on our balance sheet as:

a)
Equity if they (i) require physical settlement or net-share settlement, or (ii) gives us a choice of net-cash settlement or settlement in our own shares (physical settlement or net-share settlement), or as

b)
Assets or liabilities if they (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside our control), or (ii) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

We assess classification of our common stock purchase warrants and other freestanding derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required.

In determining the appropriate fair value, the Company uses the Black-Scholes option-pricing model. Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments such as warrants, are also valued using the Black-Scholes option-pricing model. Finally, the Company has applied the related guidance when determining the existence of liquidated damage provisions. At September 30, 2009, the Company had recorded a liquidated damages provision due to the failure to file and have declared effective a registration statement.

IX Energy Holdings, Inc. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009
(Unaudited)
Revenue recognition

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104 for revenue recognition and records revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) the product is delivered and installed, (3) the sales price to the customer is fixed or determinable, and (4) collectability of the customer receivable is reasonably assured.

The Company has two methods of revenue recognition:

(1) Energy product reseller

The Company purchases product from suppliers and resells them to third parties.  The Company records the revenue from the buyer and related cost paid to the suppliers on these types of arrangements.

Periodically, the Company enters into similar arrangements wherein the Company had no installation responsibility and no further obligation after delivery was made to the customers.  Payments from the customers are received in advance of delivery of solar panels and are treated as deferred revenue.  Payments are then made to the suppliers and cost of materials is recorded.  A pro-rata portion of the deferred revenue from the customers is recognized as shipments are made.

Revenues from these arrangements are recognized upon shipment from the supplier to these third parties.  In addition, the Company has reviewed the relevance of gross versus net reporting. Upon the Company’s review of this guidance, as well as SAB No. 104, the Company has determined that it is subject to gross reporting as it bears the risk of physical loss of inventory in each of these arrangements, takes title to the inventory, is the primary obligor in the arrangements, establishes the pricing with customers, has discretion in the selection of suppliers, determines product specifications with customers and suppliers and it has credit risk on all sales.

For the nine months ended September 30, 2009, the Company had a concentration of sales with one customer totaling 87%. For the nine months ended September 30, 2008, the Company had a concentration of sales with one customer of 81%.

(2) Percentage of completion

Revenue from construction contracts are reported under the percentage-of-completion method for financial statement purposes.  The estimated revenue for each contract reflected in the financial statements represent that percentage of estimated total revenue that costs incurred to date bear to estimated total costs, based on the Company’s current estimates.  With respect to contracts that extend over one or more accounting periods, revisions in costs and revenue estimates during the course of the work are reflected in the period the revisions become known.  When current estimates of total contract costs indicate a loss, provision is made for the entire estimated loss.

The asset, “Costs and estimated earnings in excess of billings on uncompleted contracts,” represents revenues recognized in excess of amounts billed.  The liability, “Estimated earnings on uncompleted contracts,” represents billings in excess of revenues recognized.

Billing practices for these projects are governed by the contract terms of each project based upon actual costs incurred, achievement of milestones, or pre-agreed schedules. Billings do not necessarily correlate with revenue recognized under the percentage-of-completion method of accounting.  With the exception of claims and change orders that are in the process of being negotiated with customers, unbilled work is usually billed during normal billing processes following achievement of the contractual requirements.

IX Energy Holdings, Inc. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009
(Unaudited)
Cost of sales

Cost of sales, including contract costs represents costs directly related to the purchasing and installation of the Company’s solar panel products. Primary costs include direct materials and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs.

Shipping and handling costs

Shipping and handling costs associated with inbound freight are included in cost of sales. Amounts billed to customers for shipping and handling is recorded as revenue.  For the three and nine months ended September 30, 2009 and 2008, respectively, the Company had no such revenues or expenses.

Share based payment arrangements

Generally, all forms of share-based payments, including stock option grants, restricted stock grants and stock appreciation rights, are measured at their fair value on the awards’ grant date, and based on the estimated number of awards that are ultimately expected to vest. Share-based compensation awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The expense resulting from share-based payments are recorded in general and administrative expense.

Segment information

During 2009 and 2008, the Company only operated in one segment; therefore, segment information has not been presented.

Basic and diluted loss per share

Basic earnings per share (“EPS”) is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted EPS gives effect to all dilutive potential of shares of common stock outstanding during the period including stock options or warrants, using the treasury stock method (by using the average stock price for the period to determine the number of shares assumed to be purchased from the exercise of stock options or warrants), and convertible debt or convertible preferred stock, using the if-converted method. Diluted EPS excludes all dilutive potential of shares of common stock if their effect is anti-dilutive.

The computation of basic and diluted loss per share for the three and nine months ended September 30, 2009 and 2008 excludes the following potentially dilutive securities because their inclusion would be anti-dilutive:

Stock options	4,996,132
Stock warrants	9,377,500
Total common stock equivalents	14,373,632

IX Energy Holdings, Inc. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009
(Unaudited)
Since the three months ending September 30, 2009 resulted in income, these potentially dilutive shares, consisting of outstanding options and warrants, have been included in the computation of diluted earnings per share and the weighted average shares outstanding, except where the result would be anti-dilutive.  The average market price for the three months ended September 30, 2009 was less than the exercise price, so the basic and diluted earnings per share computation was the same.  For the nine months ended September 30, 2009, these common stock equivalents are not included in the diluted loss per share computation since the inclusion of such common stock equivalents would be anti-dilutive due to the Company’s net loss during the period.   There were no outstanding common stock equivalents at September 30, 2008.

Recent accounting pronouncements

Effective July 1, 2009, the Company adopted The “FASB Accounting Standards Codification” and the Hierarchy of Generally Accepted Accounting Principles (ASC 105). This standard establishes only two levels of U.S. generally accepted accounting principles (“GAAP”), authoritative and nonauthoritative. The FASB Accounting Standards Codification (the “Codification”) became the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the SEC, which are sources of authoritative GAAP for SEC registrants. All other non-grandfathered, non-SEC accounting literature not included in the Codification became nonauthoritative. The Company began using the new guidelines and numbering system prescribed by the Codification when referring to GAAP in the third quarter of fiscal 2009. As the Codification was not intended to change or alter existing GAAP, it did not have a material impact on the Company’s financial statements.

Effective September 30, 2009, the Company adopted three accounting standard updates which were intended to provide additional application guidance and enhanced disclosures regarding fair value measurements and impairments of securities. They also provide additional guidelines for estimating fair value in accordance with fair value accounting. The first update, as codified in ASC 820-10-65, provides additional guidelines for estimating fair value in accordance with fair value accounting. The second accounting update, as codified in ASC 320-10-65, changes accounting requirements for other-than-temporary-impairment (OTTI) for debt securities by replacing the current requirement that a holder have the positive intent and ability to hold an impaired security to recovery in order to conclude an impairment was temporary with a requirement that an entity conclude it does not intend to sell an impaired security and it will not be required to sell the security before the recovery of its amortized cost basis. The third accounting update, as codified in ASC 825-10-65, increases the frequency of fair value disclosures. These updates were effective for fiscal years and interim periods ended after September15, 2009. The adoption of these accounting updates did not have a material impact on the Company’s financial statements.

Effective September 30, 2009, the Company adopted a new accounting standard for subsequent events, as codified in ASC 855-10. The update modifies the names of the two types of subsequent events either as recognized subsequent events (previously referred to in practice as Type I subsequent events) or non-recognized subsequent events (previously referred to in practice as Type II subsequent events). In addition, the standard modifies the definition of subsequent events to refer to events or transactions that occur after the balance sheet date, but before the financial statements are issued (for public entities) or available to be issued (for nonpublic entities). It also requires the disclosure of the date through which subsequent events have been evaluated. The update did not result in significant changes in the practice of subsequent event disclosures, and therefore the adoption did not have a material impact on the Company’s financial statements.

Effective January 1, 2009, the Company adopted an accounting standard update regarding the determination of the useful life of intangible assets. As codified in ASC 350-30-35, this update amends the factors considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under intangibles accounting. It also requires a consistent approach between the useful life of a recognized intangible asset under prior business combination accounting and the period of expected cash flows used to measure the fair value of an asset under the new business combinations accounting (as currently codified under ASC 850). The update also requires enhanced disclosures when an intangible asset’s expected future cash flows are affected by an entity’s intent and/or ability to renew or extend the arrangement. The adoption did not have a material impact on the Company’s financial statements.

In February 2008, the FASB issued an accounting standard update that delayed the effective date of fair value measurements accounting for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of the first quarter of fiscal 2009. These include goodwill and other non-amortizable intangible assets. The Company adopted this accounting standard update effective January 1, 2009. The adoption of this update to non-financial assets and liabilities, as codified in ASC 820-10, did not have a material impact on the Company’s financial statements.

Effective January 1, 2009, the Company adopted a new accounting standard update regarding business combinations. As codified under ASC 805, this update requires an entity to recognize the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair value on the acquisition date. It further requires that acquisition-related costs be recognized separately from the acquisition and expensed as incurred; that restructuring costs generally be expensed in periods subsequent to the acquisition date; and that changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period be recognized as a component of provision for taxes. The adoption did not have a material impact on the Company’s financial statements.

In September 2009, the FASB issued Update No. 2009-13, “Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force” (ASU 2009-13). It updates the existing multiple-element revenue arrangements guidance currently included under ASC 605-25, which originated primarily from the guidance in EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (EITF 00-21). The revised guidance primarily provides two significant changes: 1) eliminates the need for objective and reliable evidence of the fair value for the undelivered element in order for a delivered item to be treated as a separate unit of accounting, and 2) eliminates the residual method to allocate the arrangement consideration. In addition, the guidance also expands the disclosure requirements for revenue recognition. ASU 2009-13 will be effective for the first annual reporting period beginning on or after September15, 2010, with early adoption permitted provided that the revised guidance is retroactively applied to the beginning of the year of adoption. The Company is currently assessing the future impact of this new accounting pronouncement.

IX Energy Holdings, Inc. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009
(Unaudited)

Effective July 1, 2009, the Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10, Generally Accepted Accounting Principles – Overall (“ASC 105-10”). ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASUs”). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the bases for conclusions on the change(s) in the Codification. References made to FASB guidance throughout this document have been updated for the Codification.

Effective July 1, 2009, the Company adopted FASB ASU No. 2009-05, Fair Value Measurements and Disclosures (Topic 820) (“ASU 2009-05”). ASU 2009-05 provided amendments to ASC 820-10, Fair Value Measurements and Disclosures – Overall, for the fair value measurement of liabilities. ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using certain techniques. ASU 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of a liability. ASU 2009-05 also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. Adoption of ASU 2009-05 did not have a material impact on the Company’s results of operations or financial condition.

Note 3. Fair Value

We have categorized our assets and liabilities recorded at fair value based upon the fair value hierarchy specified by GAAP.

The levels of fair value hierarchy are as follows:

•	Level 1 inputs utilize unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access;

•
Level 2 inputs utilize other-than-quoted prices that are observable, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs such as interest rates and yield curves that are observable at commonly quoted intervals; and

•	Level 3 inputs are unobservable and are typically based on our own assumptions, including situations where there is little, if any, market activity.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, we categorize such financial asset or liability based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

Both observable and unobservable inputs may be used to determine the fair value of positions that are classified within the Level 3 category. As a result, the unrealized gains and losses for assets within the Level 3 category presented in the tables below may include changes in fair value that were attributable to both observable and unobservable inputs.

IX Energy Holdings, Inc. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009
(Unaudited)

The  following are the major categories of assets and liabilities measured at fair value on a nonrecurring basis during the nine month period ended September 30, 2009, using quoted prices in active markets for identical assets and liabilities (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

	Level 1:	Level 2:	Level 3:
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total at September 30, 2009
Derivative Liabilities	$-	$-	$108,644	$108,644
Total	$-	$-	$108,644	$108,644

Note 4. Construction Contracts

Information with respect to uncompleted contracts is summarized below for the periods ended September 30, 2009 and December 31, 2008:

	September 30, 2009	December 31, 2008
Actual costs incurred on uncompleted contracts	$139,088	$415,320

Estimated profit (losses)	65,168	(10,124)

	204,256	405,196

Less: progress billings to date	182,161	398,222

	$22,095	$6,974

These amounts are included in the accompanying balance sheets under the following captions:

Costs and estimated earnings in excess of billings on uncompleted contracts	$22,095	$6,974

Estimated losses on uncompleted contracts	-	-

	$22,095	$6,974

IX Energy Holdings, Inc. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009
(Unaudited)

In September 2008, the Company entered into an agreement with Federal Prison Industries, Inc. ("UNICOR"), under which UNICOR provided the labor for assembly and production of solar panels to the Company, and the Company sold the solar panels to Federal, civilian and military government customers of both the Company and this customer.  The agreement has a term of five years.

Under the UNICOR contract, the Company is obligated to perform sales under two separate sales and marketing programs:

●  IX shall actively market to and solicit customers, prepare customer proposals and aid customers in obtaining project financing while UNICOR assembles and produces solar panels, fabricates and assembles the product.  Pricing is $0.55 per watt for panel fabrication plus the price of photovoltaic cells that will be added to the price per unit.
●  IX may act as a sales agent for UNICOR.  UNICOR may identify potential customers and refer them to IX.  In this program, IX and UNICOR may work together to prepare customer proposals and to aid customers in obtaining project financing.  Since UNICOR will sell directly to customers in this program, pricing is such that UNICOR will pay a service fee of 25% of the net earnings on the project to IX when payment is received from customers.

In September 2008, the Company received $6,800,000 from UNICOR for the supply of solar cells.  This amount was initially recorded as deferred revenue.  Shipment of these solar cells began in October 2008. For the nine months ended September 30, 2009 and 2008, the Company has recognized revenue based on completion of shipments under this agreement of $1,796,238 and $0, respectively.

In September 2008, the Company entered into an agreement, under which a supplier provides the labor for the assembly and production of solar panels to the Company, and the Company sells the solar panels to a third party. The agreement has a term of one year.  In July and September 2008, the Company received $1,897,335 from this customer for the shipment of solar panels.  This amount was initially recorded as deferred revenue. For the nine months ended September 30, 2009 and 2008, the Company recognized $0 and $0 of revenue, respectively

Note 5 Affiliate Charge to Equity

For the nine months ended September 30, 2009, a Company related to the Company’s Chief Executive Officer collected certain funds on contracts entered into by the Company.  The affiliated entity did not have the ability to repay these funds that the Company was entitled to.  As a result, the Company recorded a charge to additional paid in capital of $42,823 to reflect the uncollectible receivable from this related party.

IX Energy Holdings, Inc. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009
(Unaudited)

Note 6. Property and Equipment

At September 30, 2009 and December 31, 2008, property and equipment consists of the following:

	September 30, 2009	December 31, 2008	Estimated Useful Lives
Solar panel equipment	$1,550,000	$1,300,000	20 years
Automobiles	-	26,999	5 years
Computers and equipment	26,961	7,293	3 years
	1,576,961	1,334,292

Less: accumulated depreciation	(6,411)	(2,505)

Property and equipment - net	$1,570,550	$1,331,787

The solar panel equipment, purchased for $1,550,000, was not in service at September 30, 2009 as the Company is currently looking for suitable manufacturing warehouse space to install the equipment to manufacture its own solar panels.  The Company expects to place this asset in service by the end of fiscal year 2009 or seek a sale of this asset.

Note 7. Guarantee Letter of Credit

On May 27, 2008 the Company entered in to a standby letter of credit with a bank for $1,600,000.  The letter of credit acts as a performance bond, with a customer being the beneficiary, if the Company defaults on their monthly delivery agreement. The Company’s Chief Executive Officer has provided a personal guarantee of $800,000 on behalf of the Company for the letter of credit.  In exchange for the personal guarantee, the Company issued 2,031,030 shares of the Company’s common stock, having a fair value of $60,473 ($0.03/share) based upon the then recent cash offering price.  The letter of credit expired in August 2008.  However, the bank extended the letter of credit until August 7, 2009.  The letter of credit was released in February 2009, as the Company fulfilled its obligation under the terms of its government contract with UNICOR.

On September 30, 2008, two third party shareholders also provided personal guarantees, of $400,000 each, for the letter of credit.  In exchange for the personal guarantee, the Company issued 1,015,494 shares of the Company’s common stock to each stockholder, having a total fair value of $60,473 ($0.03/share), based upon the recent cash offering price to third parties.

Note 8.  Notes and Accrued Interest Payable

(A)  Notes Payable & Accrued Interest Payable – Related Party

On November 1, 2007 and December 30, 2007, respectively, the Company issued notes payable of $3,000 and $220,000, respectively to the same stockholder. The notes bear interest at 12%, are unsecured, have a default interest rate of 24% and are due 3 business days after the Company receives the cash proceeds from certain solar panel installation jobs.  The Company completed 2 of the 3 solar panel installations in 2008.  However, the stockholder extended the repayment date of the notes to March 31, 2009.  On April 1, 2009, the Company repaid principal of $3,000 and $110,000 of notes payable due to this related party stockholder.  On that date, the Company also repaid interest of $16,500 related to the $3,000 and $110,000 notes on the same date in full settlement of all interest amounts due on those notes.  On May 13, 2009, the Company repaid principal of $55,000 on the remaining note payable due to this related party stockholder.

IX Energy Holdings, Inc. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009
(Unaudited)

On July 21, 2008, the Company issued a note payable, of $900,000, to an affiliate of a stockholder. The note bears interest at 18%, is unsecured, has a default interest rate of 24% and is due 3 business days after the Company receives the cash proceeds from a solar panel installation job that is expected to be completed by the second quarter of 2009. In January 2009, the Company repaid an additional $250,000 of principal.  The balance due on this note as of September 30, 2009 is principal totaling $400,000 and accrued interest totaling $103,523.

Total principal due on these related party notes at September 30, 2009 is $455,000, and related accrued interest was $124,047.

(B)  Notes Payable - Other, Conversion to Equity & Accrued Interest Payable - Other

In July 2008, the Company entered into eight promissory note agreements for aggregate principal totaling $500,000 with various third parties. The notes bear interest at 5%, and the principal and interest is due and payable on the earlier of July 1, 2009 or when the Company completes the sale of any debt securities, common stock or common stock equivalents in a single transaction or series of related transactions resulting in gross proceeds of $3,500,000.  As of August 12, 2009, the Company has not repaid the balance and the notes are in default and are subject to a late fee of 18% per annum, accruing on a daily basis.  The Company is currently in negotiation with the noteholder’s to cure the default or to obtain an extension for repayment.

In July 2008, the Company entered into a Securities Purchase agreement with all eight of the note holders listed above.  The Company issued a total of 270,800 shares to the note holders in connection with these promissory notes. The number of shares each note holder received was in direct proportion to the amount of their promissory notes.  The fair value of the common shares are valued at $100,195 ($0.37/share) based upon the fair value of stock issued to a third party for services rendered.  This amount is treated as a debt issue cost and is being amortized to interest expense over the life of the underlying promissory notes.

As of September 30, 2009 and 2008, the Company recorded amortization of debt issue costs to interest expense of $51,816 and $1,861, respectively.

Note 9. Stockholders’ Equity (Deficit)

(A) Share Issuances

On February 5, 2009, the Company issued 2,646,310 shares of common stock to employees for services rendered, having a fair value of $3,440,203 ($1.30/share), based upon the quoted closing trading price.

On February 5, 2009, the Company issued 26,738 shares of common stock to a consultant for services rendered, having a fair value of $34,760 ($1.30/share), based upon the quoted closing trading price.

On February 12, 2009, the Company issued 150,000 shares of common stock to a now former employee for services rendered, having a fair value of $225,000 ($1.50/share), based upon the quoted closing trading price.

On February 27, 2009, the Company issued 500,000 shares of common stock to a consultant for services rendered, having a fair value of $505,000 ($1.01/share), based upon the quoted closing trading price.

IX Energy Holdings, Inc. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009
(Unaudited)

On March 9, 2009, the Company issued 10,000 shares of common stock to an employee for services rendered, having a fair value of $10,100 ($1.01/share), based upon the quoted closing trading price.

On May 12, 2009, the Company issued 135,303 shares of common stock to a consultant for services rendered in full settlement of amounts due of $54,121 ($0.44/share), based upon the price per share paid by investors in the private placement as agreed upon by the Company and the consultant (See Note 9(D)).  In connection with this issuance, the Company recorded a loss on settlement of accounts payable of $5,412.

On May 26, 2009, the Company issued 20,000 shares of common stock to a consultant for services rendered as payment for past services due to this consultant.  The shares have a fair value of $6,600 ($0.33/share), based upon the quoted closing trading price.

On May 26, 2009, the Company issued 22,500 shares of common stock to a consultant for services rendered pursuant to an agreement dated February 16, 2009.  The shares have a fair value of $7,425 ($0.33/share), based upon the quoted closing trading price.  In addition, the Company issued 3,000 shares of common stock to this same consultant as payment towards unpaid amounts, having a fair value of $990 ($0.33/share), based upon the quoted closing trading price.

On May 26, 2009, the Company issued 470,000 shares of common stock to a consultant for services rendered pursuant to an agreement dated April 1, 2009 in settlement of $50,000.  The fair value of the stock issuance was $155,100 ($0.33/share), based upon the quoted closing trading price.  The Company recorded an additional expense for stock issued for services of $108,100. The balance of $47,000 has been capitalized as a prepaid asset that is being amortized ratably through March 31, 2010.  The Company is also required to issue an additional 30,000 shares of common stock by December 31, 2009 for services to be provided.

Pursuant to an amended agreement dated May 26, 2009 with a consultant to provide legal services, on May 26, 2009, the Company issued 100,000 shares of common stock, having a fair value of $33,000 ($0.33/share), based upon the quoted closing trading price.

On May 29, 2009, the Company issued 10,000 shares of common stock to a consultant for services pursuant to an agreement on the same date, having a fair value of $3,200 ($0.32/share), based upon the quoted closing trading price. On June 29, 2009, the Company issued an additional 50,000 shares of common stock, having a fair value of $15,000 ($0.30/share), based upon the quoted closing trading price.

On July 26, 2009 and September 26, 2009, the Company issued 8,333 and 8,333 shares of common stock, respectively to a consultant for services rendered pursuant to an agreement dated February 16, 2009.  The shares have a fair value of $917 and $750 ($0.11/share and $0.09/share), respectively, based upon the quoted closing trading price.

On July 31, 2009, the Company issued 25,000 shares of common stock to a consultant for services rendered pursuant to an agreement dated July 31, 2009.  The shares have a fair value of $4,000 ($0.16/share) based upon the quoted closing trading price.  In addition, the Company issued 105,682 and 112,500 shares of common stock on August 31, 2009 and September 30, 2009 to this same consultant as a monthly payment pursuant to his consulting agreement, having a fair value of $11,625 and $11,250 ($0.11/share and $0.10/share), respectively, based upon the quoted closing trading price.

IX Energy Holdings, Inc. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009
(Unaudited)

On August 10, 2009 and September 30, 2009, the Company issued 200,000 and 150,000 shares of common stock to a consultant for services rendered.  The shares have a fair value of $26,000 and $15,000 ($0.13/share and $0.10/share), based upon the quoted closing trading price.

On August 13, 2009 and September 27, 2009, the Company issued 334,000 and 333,000 shares of common stock to a consultant for services rendered pursuant to an agreement dated August 13, 2009.  The shares have a fair value of $43,420 and $29,970 ($0.13/share and $0.09/share), respectively, based upon the quoted closing trading price.

On August 27, 2009, the Company issued 55,000 shares of common stock to its Chief Financial Officer for services rendered pursuant to an employment agreement dated August 27, 2009.  The shares have a fair value of $6,765 ($0.12/share), based upon the quoted closing trading price.  In addition, the Company issued 76,660 shares of common stock on September 30, 2009 to this officer as a monthly payment pursuant to his employment agreement, having a fair value of $7,666 ($0.10/share), respectively, based upon the quoted closing trading price.

(B) Stock Dividend

In January 2009, the Company effected a stock dividend.  Each stockholder of record as of January 12, 2009 received 1.75 shares of common stock for each share of common stock they owned.

(C) 2009 Stock Option Plan

On February 17, 2009, the Company adopted the 2009 Incentive Stock Plan (“the Plan”). The total number of shares of stock which may be purchased or granted directly by options, stock awards or restricted stock purchase offers, or purchased indirectly through exercise of options granted under the Plan shall not exceed 12,000,000.
The Plan indicates that the exercise price of an award is equivalent to the market value of the Company’s common stock on the grant date.

On March 23, 2009, the Company entered into a one-year agreement with a consultant to provide services.  In addition to monthly fees of $5,000 (See Note 9(A)), the Company will issue stock options in the amount of 5,000 per month, vesting immediately upon the date of grant of each issuance.  On May 12, 2009, the Company granted 15,000 options to this individual for April through September 2009, having a fair value of $4,295.  The Black-Scholes assumptions used are as follows:

Exercise price	$0.44
Expected dividends	0%
Expected volatility	82.16%
Risk free interest rate	1.03%
Expected life of option	5 years
Expected forfeitures	0%

During July through September 2009, the Company granted a total of 15,000 options to this individual, having a  total fair value of $1,722.  The Black-Scholes assumptions used are as follows:

Exercise price	$0.10 - $0.16
Expected dividends	0%
Expected volatility	152,24% - 169.77%
Risk free interest rate	2.31% - 2.53%
Expected life of option	5 years
Expected forfeitures	0%

IX Energy Holdings, Inc. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009
(Unaudited)

On July 6, 2009, the Company granted 100,000 options due to an employee pursuant to an employment agreement dated May 25, 2009, having a fair value of $15,136.  The Black-Scholes assumptions used are as follows:

Exercise price	$0.23
Expected dividends	0%
Expected volatility	83.21%
Risk fee interest rate	1.18%
Expected life of option	5 years
Expected forfeitures	0%

On July 6, 2009, the Company also granted 100,000 options due to a consultant to provide legal services pursuant to an amended consulting agreement dated May 26, 2009, having a fair value of $15,136.  The Black-Scholes assumptions used are as follows:

Exercise price	$0.23
Expected dividends	0%
Expected volatility	83.21%
Risk fee interest rate	1.18%
Expected life of option	5 years
Expected forfeitures	0%

The following is a summary of the Company’s stock option activity:

	Options	Weighted Average Exercise Price
Outstanding – December 31, 2007	-	$
Granted	-	$
Exercised	-	$
Forfeited	-	$
Outstanding – December 31, 2008	-	$
Granted	5,116,132		$0.45
Exercised	-	$
Forfeited	(120,000)		$0.44
Outstanding – September 30, 2009	4,996,132		$0.45
Exercisable – September 30, 2009	1,993,510		$0.47
Weighted average fair value of options granted during the period ended September 30, 2009	1,416,158		$0.28
Weighted average fair value of options exercisable at September 30, 2009	548,987		$0.28

IX Energy Holdings, Inc. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009
(Unaudited)

Options outstanding
Range of exercise price	Number outstanding	Weighted average remaining contractual life	Weighted average exercise price
$0.10 - $0.50	4,996,132	4.72 years	$0.45

Options exercisable
Range of exercise price	Number exercisable	Weighted average remaining contractual life	Weighted average exercise price
$0.10 - $0.50	1,993,510	4.72 years	$0.47

At September 30, 2009, the total intrinsic value of options outstanding and exercisable was $0.

For the three and nine months ended September 30, 2009, the Company recognized stock based compensation of $149,723 and $615,214, respectively.

The following summarizes the activity of the Company’s stock options that have not vested for the nine months ended September 30, 2009:

Total unrecognized share-based compensation expense from non-vested stock options at September 30, 2009 was $832,807, which is expected to be recognized over a weighted average period of approximately of 1.56 years.

(D) Private Placement and Registration Rights Agreement

During 2009, the Company sold 7.25 units at $100,000 per unit.  Each unit consisted of 250,000 shares of common stock and a detachable three-year warrant to purchase 250,000 shares of common stock for an exercise price of $0.50 per share.  Gross proceeds for these additional units were $725,000 and the Company paid direct offering costs of $201,775.  As a result of the offering, the Company issued an additional 1,812,500 shares of common stock and 1,952,500 warrants, inclusive of 140,000 warrants paid to a placement agent as a direct offering cost.  The total warrants of 490,000 that were paid as a direct offering cost have a net effect of zero on the statement of equity and had a fair value of $48,975 (See Note 9(F) for additional detail).

The Company also granted the investors registration rights for the common stock and common stock underlying the warrants.  The Company can be assessed liquidated damages, as defined in the agreement, for the failure to file a registration statement within 180 days from the termination from the offering as well as to have the registration statement declared effective. The termination date was February 25, 2009. Penalties will be assessed at 1% per month, payable in cash, for every 30 day period under which the Company is in default under the terms of the registration rights agreement, up to a maximum of 10%. In assessing the likelihood and amount of possible liability for liquidated damages, the Company has passed the 180 day period and the registration statement has still not gone effective.  As a result, the Company will accrue the maximum 10% liquidated damages which is equivalent to:

IX Energy Holdings, Inc. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009
(Unaudited)

Liquidated damages are as follows:

Equity raised	$3,475,000

Maximum penalty	10%

$347,500

(E) Consulting Agreements

On March 20, 2009, the Company entered into a one-year agreement with a consultant to provide investor relation services.  In addition to monthly fees of $5,500, the Company issued a five-year warrant to purchase 200,000 shares of common stock, having a fair value of $69,708 ($0.35/share).

The Black-Scholes assumptions used are as follows:

Exercise price	$0.55
Expected dividends	0%
Expected volatility	78.88%
Risk free interest rate	1.23%
Expected life of option	5 years
Expected forfeitures	0%

At September 30, 2009, the Company had recognized $37,050 of expense related to this agreement.

(F) Warrants & Derivative Liability

The following is a summary of the Company’s warrant activity:

	Warrants	Weighted Average Exercise Price
Outstanding – December 31, 2007	-	$
Granted	7,225,000		$0.50
Exercised	-	$
Forfeited	-	$
Outstanding – December 31, 2008	7,225,000		$0.50
Granted	2,152,500		$0.50
Exercised	-	$
Forfeited	-
Outstanding – September 30, 2009	9,377,500		$0.50
Exercisable – September 30, 2009	9,377,500		$0.50

IX Energy Holdings, Inc. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009
(Unaudited)

Warrants outstanding/exercisable
Range of exercise price	Number outstanding	Weighted average remaining contractual life	Weighted average exercise price
$0.50	9,377,500	2.44 years	$0.50

Fair Value and Assessment of Derivative Financial Instruments under EITF 07-5

The Company had two offerings of equity based financing.  The first was on December 30, 2008, and the second was on February 25, 2009.

As a result of the offering on December 30, 2008, the Company issued 7,225,000 warrants, inclusive of 350,000 warrants paid to a placement agent as a direct offering cost.  The warrants have a 3 year term. The exercise price is $0.50.

The warrants paid as a direct offering cost have a net effect of zero on the statement of equity and had a fair value of $63,993 at December 31, 2008.

During  the two year anniversary from the issuance date, if the Company issues or grants any shares of common stock or any warrants or other convertible securities pursuant to which shares of common stock may be acquired at a per share price less than $0.50 (subject to certain customary exceptions, including where shares are issued in connection with employment arrangements or business combinations in which a portion of the consideration may be payable in shares or convertible securities with a business in substantially the same line of business as the Company), then the exercise price of the Warrants shall be reduced to the Lower Price. Finally, should the Company fail to achieve at least $17.5 million of consolidated gross revenue within one year of the final closing of the Private Placement, the exercise price shall be reduced to $0.01 per share.   The private placement closed on February 25, 2009.

If at any time following the one year anniversary of the reverse merger (See Note 1) there is no effective registration statement registering the resale of the shares of common stock underlying the Warrants, the holders of the Warrants have the right to exercise the Warrants by means of a cashless exercise.

On January 1, 2009, the Company determined that the embedded conversion feature in the warrants is not indexed to the Company’s own stock and, therefore, is an embedded derivative financial liability (the “Embedded Derivative”), which requires bifurcation and to be separately accounted for pursuant to Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. The Company, due to both provisions, concluded that neither embedded feature (ratchet down of exercise price or contingent revenue) is indexed to its own stock.

IX Energy Holdings, Inc. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009
(Unaudited)

The Company measured the fair value of these warrants using a Black-Scholes valuation model on January 1, 2009, since this represents the effective commitment date since these warrants were not indexed to the Company’s own stock. The fair value of the 7,225,000 warrants was determined to be $1,320,995 based upon the following management assumptions:

The Black-Scholes assumptions used are as follows:

Exercise price	$0.50
Expected dividends	0%
Expected volatility	78.88%
Risk free interest rate	0.94%
Expected life of option	3 years
Expected forfeitures	0%

The fair value of these warrants was charged to accumulated deficit on January 1, 2009, as a cumulative adjustment due to a change in accounting principle.

On February 25, 2009, the date of the closing of the second offering, the Company granted 1,952,500 warrants, having a fair value of $1,422,917. The warrants have a 3 year term. The exercise price is $0.50.  These warrants were inclusive of 140,000 warrants paid to a placement agent as a direct offering cost.  The warrants paid as a direct offering cost have a net effect of zero on the statement of equity and had a fair value of $102,027 at February 25, 2009.  As a result of the application of EITF 07-5, the fair value of these warrants was determined to be $1,422,917 based upon the following management assumptions:

The Black-Scholes assumptions used are as follows:

Exercise price	$0.50
Expected dividends	0%
Expected volatility	80.91%
Risk free interest rate	1.49%
Expected life of option	3 years
Expected forfeitures	0%

The fair value of these warrants was recorded on February 25, 2009 as derivative expense.

Mark to Market

At September 30, 2009, the Company re-measured these warrants and recorded a fair value of $108,644.  As a result of the remeasurement, the Company recorded a change in fair value associated with these warrants as income totaling $807,900 and $2,635,268 for the three and nine months ended September 30, 2009. The following management assumptions were considered:

IX Energy Holdings, Inc. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009
(Unaudited)

The Black-Scholes assumptions used are as follows:

Exercise price	$0.50
Expected dividends	0%
Expected volatility	82.62%
Risk free interest rate	1.45%
Expected life of option	3 years
Expected forfeitures	0%

Note 10. Reverse Acquisition and Recapitalization

On December 30, 2008, Yoo, Inc. (“Yoo”), a then shell corporation, merged with IX Energy, and IX Energy became the surviving corporation. This transaction was accounted for as a reverse acquisition. Yoo did not have any operations and majority-voting control was transferred to IX Energy.  The transaction also required a recapitalization of IX Energy. Since IX Energy acquired a controlling voting interest, it was deemed the accounting acquirer, while Yoo was deemed the legal acquirer. The historical financial statements of the Company are those of IX Energy and of the consolidated entities from the date of merger and subsequent.

Since the transaction is considered a reverse acquisition and recapitalization, the guidance in SFAS No. 141 did not apply for purposes of presenting pro-forma financial information.

Pursuant to the Merger, Yoo’s majority stockholders cancelled 4,000,000 shares of common stock and the Company concurrently issued 46,153,284 shares of common stock to IX Energy.  Upon the closing of the reverse acquisition, IX Energy stockholders held 89% of the issued and outstanding shares of common stock at the date of the transaction. Yoo retained 5,500,000 shares of common stock upon the closing of the reverse acquisition.

Note 11. Commitments and Contingencies

(A)  Litigations, claims and assessments

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm its business.

1.
A complaint was filed in the Supreme Court of the State of New York by a vendor seeking to recover the sum of $101,820, plus costs and disbursements. The original complaint was divided into two pieces, with the first piece totaling $40,000 being submitted to arbitration before the Joint Committee on Fee Disputes and Conciliation in dispute of attorney’s fees against the above-referenced vendor to recover fees of $40,000.  The arbitrators awarded a judgment of $33,000 in this portion of the case, and the Company had accrued this amount in full at September 30, 2009. The remaining $61,820 remains in dispute, however, no estimate or range of loss can be estimated at this time.

2.
A complaint was filed in the Supreme Court of the State of New York by the holder of a promissory note issued by the Company, seeking summary judgment for repayment of the principal amount of the Note in the amount of $150,000 plus accrued interest.  The Company has recorded $10,643 of interest on this note. while this case was in progress. On September 30, 2009, the court awarded a judgment against the Company for a total amount of $177,846 inclusive of interest and legal fees.

3.
In September 2009, the Company was served with a claim for breach of contract, breach of implied covenant of good faith and fair dealing and a breach of guarantee in the Superior Court of the State of California, County of San Diego.  The amount claimed in the complaint is $175,000. The Company cannot at this time estimate the amount or range of loss in connection with this matter.

IX Energy Holdings, Inc. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009
(Unaudited)

(B)  Employment agreements

(1) Chief Executive Officer

On May 1, 2008, the Company entered into a two-year employment agreement with an individual to serve as the Company’s CEO and Chairman of the Board. The agreement provides for an annual salary of $225,000 and $80,000 to be paid as a bonus for services rendered prior to this agreement.  The individual is also eligible for a multi-year grant of the Company’s non-qualified options that will be equal to 6% of the total common shares outstanding after the reverse merger.

On March 19, 2009, the Company granted 1,033,066 stock options to this individual, having a fair value of $284,259.  On May 12, 2009, the Company granted the 2nd one-third of total options due to this individual in the amount of 1,033,066 options, having a fair value of $288,073.

These options vested upon grant and were immediately expensed.  The Company expensed the full amount of the fair value to stock option expense on the date of grant.

The Black-Scholes assumptions used are as follows:

Exercise price	$0.48 – $0.50
Expected dividends	0%
Expected volatility	78.88% - 82.16%
Risk free interest rate	0.98% - 1.03%
Expected life of option	5 years
Expected forfeitures	0%

 (2)  Former President

February 12, 2009, the Company entered into a three-year employment agreement with Karen Morgan to serve as President of the Company. Effective October 22, 2009, Karen Morgan resigned as President of IX Energy Holdings, Inc.  In February 2009, the Company paid $25,000 as s sign-on bonus.  The Company agreed to issue 150,000 shares of common stock as additional compensation, having a fair value of $225,000 ($1.50/share) based upon the closing price on the date of the employment agreement (See Note 9(A)).  Also, the Company granted 2,500,000 of the Company’s non-qualified options vesting quarterly.  Under the terms of the plan, these stock options are subject to board approval.

On May 12, 2009, the Company granted 2,500,000 options to this individual, having a fair value of $715,900.

The Black-Scholes assumptions used are as follows:

Exercise price	$0.44
Expected dividends	0%
Expected volatility	82.16%
Risk free interest rate	1.03%
Expected life of option	5 years
Expected forfeitures	0%

(3)  Chief Financial Officer

Effective August 27, 2009, Michael Weinstein was retained as Chief Financial Officer of the Company.  Pursuant to the terms of the Agreement, this agreement is for an initial term of 90 days which commenced on August 27, 2009. The agreement provides for a monthly compensation of $8,500 in cash and $7,666 in shares of the Company’s common stock.

If the Company shall consummate a bridge financing transaction during the term of the employment agreement, base Salary shall be paid solely in cash. The Company agreed to grant a signing bonus of 55,000 shares of common stock, having a fair value of $6,765 ($0.12/share), based upon the quoted closing trading price; of the Company’s common stock and a cash payment of $7,500

(4) Others

In March 2009, the Company entered into two separate two-year employment agreements to serve as executives. Annual salary ranged from $87,000 - $120,000 plus entitlement to an annual bonus based upon the Company’s performance during each year of employment.  The Company agreed to issue 10,000 shares of common stock as additional compensation to one individual, having a fair value of $10,100 ($1.01/share) based upon the closing price on the date of the employment agreement.

On May 12, 2009, the Company granted 320,000 options to these individuals, having a fair value of $91,635.

The Black-Scholes assumptions used are as follows:

Exercise price	$0.44
Expected dividends	0%
Expected volatility	82.16%
Risk free interest rate	1.03%
Expected life of option	5 years
Expected forfeitures	0%

In July 2009, one individual, who was granted 120,000 options was terminated.  As of September 30, 2009, none of the options were vested.

Note 11. Subsequent Events

The Company has evaluated for subsequent events between the balance sheet date of September 30, 2009 and November 20, 2009, the date the financial statements were issued.

ITEM 2.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Forward-Looking Statements

The information in this report contains forward-looking statements. All statements other than statements of historical fact made in this report are forward-looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” “anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Our actual results may differ significantly from management’s expectations.

The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

Recent Events

Prior to December 30, 2008, we were a development stage company that sought to market and sell a natural energy drink derived from coconut water to distributors of soft drinks in Israel.  On December 30, 2008, we completed a reverse merger, pursuant to which we merged with and into a private company, IX Energy, with IX Energy being the surviving company. In connection with this reverse merger, we discontinued our former business and succeeded to the business of IX Energy as our sole line of business. Since IX Energy acquired a controlling voting interest, it was deemed the accounting acquirer, while we were deemed the legal acquirer. The historical financial statements of the Company are those of IX Energy and of the consolidated entities from the date of merger and subsequent.  All costs associated with the reverse merger were expensed as incurred.

Overview

IX Energy was incorporated in the State of Delaware on March 3, 2006 for the purpose of designing, manufacturing and installing high-performance solar electric power technologies. Historically, our operations have principally involved the integration and installation of solar power systems manufactured by third parties. However, in an effort to become a vertically integrated solar products and services company that manufactures, designs, markets and installs its own solar power systems, we have recently entered into an agreement to manufacture solar modules that will be marketed primarily to federal, military and civilian agencies.

Three Months Ended September 30, 2009 Compared to Three Months Ended September 30, 2008

Revenues. During the three months ended September 30, 2009, we recorded revenues of $114,541 as compared to $1,039,857 for the three months ended September 30, 2008, respectively.  This decrease of $925,316 was related to lower resale transactions for solar panels in the three months ended September 30, 2009 that did not occur during the three months ended September 30, 2008, respectively..   Business activity and revenues were significantly impacted by the recession and the lack of credit and bank lending to fund solar projects.

Cost of Sales. During the three months ended September 30, 2009, we recorded cost of sales of $95,385 as compared to $1,056,242 for the three months ended September 30, 2008.  This decrease of $960,857 was related to the purchasing of solar panels for resale in 2008 that did not occur in 2009.

Our margin on the resale of solar panels was approximately 17% for the three months ended September 30, 2009 as compared to less than 1% for the three months ended September 30, 2008, respectively.  Additionally, our margin on our construction in progress contracts for the three months ended September 30, 2009 was approximately (82%) as compared to 18% for the three months ended September 30, 2008, respectively.

Operating Expenses. During the three months ended September 30, 2009, we recorded operating expenses of $1,221,482, as compared to $618,595 for the three months ended September 30, 2008, respectively, representing an increase of $602,887. This increase in operating expenses was primarily made up of approximately $163,000 for increased hiring in 2009 for our management and administrative staff, approximately $276,000 related to legal, consulting and accounting services, approximately $181,000 related to stock-based compensation, $108,000 related to a loss on sale of a fixed asset, and approximately $70,000 related to common stock issued for services.

Loss from Operations. During the three months ended September 30, 2009, we recorded an operating loss of $1,202,326, as compared to loss of $634,980 for the three months ended September 30, 2008, respectively, representing an increase of $567,346. This increase in loss from operations was primarily due to increased operational expenses by $602,887 that was partially offset by our gross profit in 2009.

Provision for Income Taxes. We did not recognize any provision for income taxes during the three months ended September 30, 2009 and 2008 due to our net losses during these periods and the valuation allowances on the resulting deferred tax assets.

Nine Months Ended September 30, 2009 Compared to Nine Months Ended September 30, 2008

Revenues. During the nine months ended September 30, 2009, we recorded revenues of $2,073,075 as compared to $5,707,284 revenue for the nine months ended September 30, 2008, respectivley.  This decrease of $3,634,209 was related to lower resale transactions for solar panels in the first nine months of 2009 that did not occur in the first nine months of 2008 due to the slowdown in the economy and general lack of availability of credit for solar projects.

Cost of Sales. During the nine months ended September 30, 2009, we recorded cost of sales of $1,685,170 as compared to $5,613,677 for the nine months ended September 30, 2008, respectively.

Our margin on the resale of solar panels was approximately 19% for the nine months ended September 30, 2009 as compared to 2% for the nine months ended September 30, 2008, respectively. We expect our margins to sequentially increase going forward as we now have a more favorable arrangement with our suppliers and vendors.

Our margin on our construction in progress contracts for the nine months ended September 30, 2009 was approximately 1% as compared to (1%) for the nine months ended September 30, 2008, respectively. We believe that our margin for the nine months ended September 30, 2009 is representative of our contracts going forward.

Operating Expenses. During the nine months ended September 30, 2009, we recorded operating expenses of $7,609,232, as compared to $1,003,131 for the nine months ended September 30, 2008, representing an increase of $6,606,101, respectively. This increase in operating expenses was primarily comprised up approximately $344,000 for increased hiring in 2009 for our management and administrative staff, approximately $560,000 related to legal, consulting and accounting services, approximately $465,000 related to stock-based compensation , approximately $3,765,000 related to common stock issued for employee compensation, and approximately $610,000 related to common stock issued for services and $108,000 related to a loss on the sale of a fixed asset.

Loss from Operations. During the nine months ended September 30, 2009, we recorded an operating loss of $7,221,327, as compared to a loss of $909,524 for the nine months ended September 30, 2008, representing an increase of $6,311,803, respectively. This increase in loss from operations was primarily due to increased operational expenses by $6,606,101 that was partially offset by our gross profit in 2009.

Provision for Income Taxes. We did not recognize any provision for income taxes during the nine months ended September 30, 2009 or 2008 due to our net losses during these periods and the valuation allowances on the resulting deferred tax assets.

Liquidity and Capital Resources

We have historically met our liquidity requirements from a variety of sources, including the sale of equity and debt securities to related parties and institutional investors. Based on our strategy and the anticipated growth in our business, we believe that our liquidity needs will increase. The amount of such increase will depend on many factors, including building out our management team, the costs associated with the fulfillment of our projects, whether we upgrade our technology, and the amount of inventory required for our expanding business.

Although we recently raised an aggregate of $3.475 million in a private placement, our ultimate success depends upon our ability to raise additional capital. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are favorable  to us.

We will need to raise a minimum of $3.0 million for us to execute our business plan in the short term. If we do not raise this additional capital our business will be substantially impaired.

We may be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings. Future financings through equity investments are likely to be dilutive to existing stockholders.

Our ability to obtain needed financing may be impaired by such factors as the capital markets, both generally and specifically in the renewable energy industry, and the fact that we are not profitable, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

Cash and Cash Equivalents.

As of September 30, 2009, we had cash and cash equivalents of $722,952, as compared to cash and cash equivalents of $4,736,812 as of December 31, 2008, respectively.

Net Cash Provided By Operating Activities.
Net cash used in operating activities totaled $3,791,180 for the nine months ended September 30, 2009, as compared to cash provided by of $1,816,197 for the nine months ended September 30, 2008. This increase was primarily due to a net loss of $6,117,381, decreases in deferred revenue of $1,796,238 (deferred revenue decreased as we received payment in the prior period and shipped to the customer in the quarter ended March 31, 2009), a decrease in accounts payable and accrued expenses of $169,411 (as the company sought ways to cut expenses and pay off old unpaid balances), a change in fair value of derivative liability based upon revaluation at September 30, 2009 of $2,635,268, an increase in accounts receivable of $96,281 and an increase in prepaid expenses of $88,309, respectively. This was partially offset by derivative expense related to warrants issued on the private placement of $1,422,917, issuance of common stock for consulting services of $864,837, common stock issued to employees for services rendered of $3,675,303, and employee stock-based compensation related to stock options of $603,846.

Net Cash Used in Investing Activities

Net cash used in investing activities totaled $272,905 during the nine months ended September 30, 2009, as compared to net cash used in investing activities of $71,525 during the nine months ended September 30, 2008, respectively. Cash used in investing activities during the nine months ended September 30, 2009 was comprised of purchases of property and equipment for $268,667 and an investment in a joint venture of $17,238.

Net Cash Provided By Financing Activities

Net cash provided by financing activities totaled $50,225 during the nine months ended September 30, 2009, as compared to net cash provided by financing activities of $1,438,252 during the nine months ended September 30, 2008, respectively. The proceeds for the nine months ended September 30, 2009 were derived from common stock for cash in a private placement totaling $725,000.  This was partially offset by repayment of notes payable of $473,000 to a related party and cash paid as direct offering costs of $201,775 related to the proceeds raised in the private placement.

Going Concern
As reflected in the accompanying financial statements, the Company has a net loss of $6,117,381 and net cash used in operations of $3,791,180 for the nine months ended September 30, 2009; and had a working capital deficit of $1,635,554, and an accumulated deficit of $10,373,321 at September 30, 2009, respectively.

The ability of the Company to continue its operations is dependent on management’s plans, which include the raising of $3.0 million capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements.

Critical Accounting Policies and Estimates

We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations are disclosed throughout this section where such policies affect our reported and expected financial results. Our preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenues and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Management’s discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. We review the accounting policies used by us in reporting our financial results on a regular basis. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Results may differ from these estimates due to actual outcomes being different from those on which we based our assumptions. These estimates and judgments are reviewed by management on an ongoing basis and at the end of each quarter prior to the public release of our financial results.  Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates” included in our Annual Report on Form 10-K for the year ended December 31, 2009 for further information regarding our critical accounting policies and estimates.

Accounts Receivable. Accounts receivable represents trade obligations from customers that are subject to normal trade collection terms, without discounts. However, in certain cases we are entitled to rebates upon the completion of certain jobs post installation. For percentage of completion installation projects, the amounts are rebates and they are factored into the total estimated contract price when doing percentage of completion to recognize revenue on each project. At the completion of a solar installation project we record a receivable from the electric company. The Company periodically evaluates the collectability of its accounts receivable and considers the need to adjust an allowance for doubtful accounts based upon historical collection experience and specific customer information. Actual amounts could vary from the recorded estimates. We have determined that as of September 30, 2009 and December 31, 2008 no allowance was required.

At September 30, 2009 and December 31, 2008, the Company had a concentration of accounts receivable from three customers totaling 100%.  For the nine months ended September 30, 2009, the Company had a concentration of sales with four customers totaling 100%. For the year ended December 31, 2008, the Company had a concentration of sales with four customers totaling 100%.

Revenue Recognition. We follow the guidance of the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition" ("SAB 104") for revenue recognition and we record revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) the product is delivered and installed, (3) the sales price to the customer is fixed or determinable and (4) collectability of the related customer receivable is reasonably assured. We have two methods of revenue recognition. For our construction contracts, we record revenues based upon the use of the percentage of completion method. For certain energy products that we resell to third parties, we record revenue based upon the shipment date. The Company has two methods of revenue recognition:

(1) Energy product reseller

The Company purchases product from suppliers and resells them to third parties.  The Company records the revenue from the buyer and related cost paid to the suppliers on these types of arrangements.

Periodically, the Company enters into similar arrangements wherein the Company had no installation responsibility and no further obligation after delivery was made to the customers.  Payments from the customers are received in advance of delivery of solar panels and are treated as deferred revenue.  Payments are then made to the suppliers and cost of materials is recorded.  A pro-rata portion of the deferred revenue from the customers is recognized as shipments are made.

Revenues from these arrangements are recognized upon shipment from the supplier to these third parties.  In addition, the Company has reviewed the relevance of gross versus net reporting. Upon the Company’s review of this guidance, as well as SAB No. 104, the Company has determined that it is subject to gross reporting as it bears the risk of physical loss of inventory in each of these arrangements, takes title to the inventory, is the primary obligor in the arrangements, establishes the pricing with customers, has discretion in the selection of suppliers, determines product specifications with customers and suppliers and it has credit risk on all sales.

(2) Percentage of completion

Revenue from construction contracts are reported under the percentage-of-completion method for financial statement purposes. The estimated revenue for each contract reflected in the financial statements represent that percentage of estimated total revenue that costs incurred to date bear to estimated total costs, based on the Company’s current estimates. With respect to contracts that extend over one or more accounting periods, revisions in costs and revenue estimates during the course of the work are reflected in the period the revisions become known. When current estimates of total contract costs indicate a loss, provision is made for the entire estimated loss.

The asset, “Costs and estimated earnings in excess of billings on uncompleted contracts,” represents revenues recognized in excess of amounts billed. The liability, “Estimated earnings on uncompleted contracts,” represents billings in excess of revenues recognized. Billing practices for these projects are governed by the contract terms of each project based upon actual costs incurred, achievement of milestones, or pre-agreed schedules. Billings do not necessarily correlate with revenue recognized under the percentage-of-completion method of accounting. With the exception of claims and change orders that are in the process of being negotiated with customers, unbilled work is usually billed during normal billing processes following achievement of the contractual requirements.

Share based payment arrangements

Generally, all forms of share-based payments, including stock option grants, restricted stock grants and stock appreciation rights, are measured at their fair value on the awards’ grant date, and based on the estimated number of awards that are ultimately expected to vest. Share-based compensation awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The expense resulting from share-based payments are recorded in general and administrative expense.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

    N/A

ITEM 4T. CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures. As of the end of the period covered by this report, we conducted an evaluation, under the supervision and with the participation of our chief executive officer and chief financial officer of our disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) of the Exchange Act). Based upon this evaluation, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures are effective to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is: (i) recorded, processed, summarized and reported, within the time periods specified in the Commission's rules and forms, and (ii) accumulated and communicated to our management, including our chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Control Over Financial Reporting. During the most recent quarter ended September 30, 2009, there has been no change in our internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) ) that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

We will pay all expenses in connection with the registration and sale of the common stock by the selling shareholders.  The estimated expenses of issuance and distribution are set forth below.

Registration Fees	$455.39
Legal Fees	$60,000	*
Accounting Fees	$15,000	*

Total Estimated Costs of Offering	$75,455.39

* Estimate

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to Indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our Certificate of Incorporation contains provisions relating to the indemnification of director and officers and our By-Laws extends such indemnities to the full extent permitted by Delaware law. We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which the Company could not indemnify such persons.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 15.	Recent Sales of Unregistered Securities

During the quarter ended September 30, 2009, our Board of Directors approved the following issuances:

•	an aggregate of 926,848 shares valued at $101,932 for consulting services

•	an aggregate of 482,760 shares valued at $55,541 for services

During the six months ended June 30, 2009, we issued 526,738 shares of common stock to consultants for services rendered in the amount of $539,759.

On February 25, 2009, we accepted subscriptions for a total of 7.25 Units or gross proceeds of $725,000, consisting of an aggregate of 1,812,500 shares of the Company’s common stock, par value $.0001 per share, and three-year Warrants to purchase an aggregate of 1,812,500 shares of common stock at an exercise price of $0.50 per share for a purchase price of $100,000 per Unit pursuant to the terms of a Confidential Private Offering Memorandum, dated August 22, 2008, as supplemented.

The Private Placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The securities sold in the Private Placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

We agreed to pay the placement agents commissions of 8% of the aggregate purchase price of units sold to investors in the private placement.  In addition, certain placement agents also received three-year warrants to purchase such number of shares of common stock equal to 8% of the common stock sold to the investors in the private placement, at an exercise price of $0.50 per share.

During the year ended December 31, 2008, we accepted subscriptions for a total of 27.5 Units in the Private Placement or gross proceeds of $2,750,000, consisting of an aggregate of 6,875,000 shares of the our common stock, par value $.0001 per share, and three-year Warrants to purchase an aggregate of 6,875,000 shares of common stock at an exercise price of $0.50 per share for a purchase price of $100,000 per Unit pursuant to the terms of a Confidential Private Offering Memorandum, dated August 22, 2008, as supplemented.

The Private Placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The securities sold in the Private Placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation ID (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

We agreed to pay the placement agents commissions of 8% of the aggregate purchase price of units sold to investors in the Private Placement.  In addition, certain placement agents also received three-year warrants to purchase such number of shares of common stock equal to 4% of the common stock on which the cash fee is payable, at an exercise price of $0.50 per share.

As of April 30, 2008, we issued 2,000,000 shares of common stock to 44 investors in a fully subscribed private placement made pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S. The consideration paid for such shares was $0.025 per share, amounting in the aggregate to $50,000. Each purchaser represented to us that such purchaser was not a United States person (as defined in Regulation S) and was not acquiring the shares for the account or benefit of a United States person. Each purchaser further represented that at the time of the origination of contact concerning the subscription for the units and the date of the execution and delivery of the subscription agreement for such units, such purchaser was outside of the United States. We did not make any offers in the United States, and there were no selling efforts in the United States. There were no underwriters or broker-dealers involved in the private placement and no underwriting discounts or commissions were paid.

On November 14, 2007, we issued 2,700,000 shares of our common stock to Mr. Zvi Pessahc Frank, a former Director and the former President of the Company. The purchase price paid for such shares was equal to their par value, $0.0001 per share, and amounted in the aggregate to $270. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended. Mr. Frank was a Director and officer of the Company and had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering.

On November 19, 2007, we issued 1,100,000 shares of our common stock to Mr. Moshe Nachum Bergshtein, our former Secretary, Treasurer and Director. The purchase price paid for such shares was equal to their par value, $0.0001 per share, and amounted in the aggregate to of $110. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended. Ms. Bergshtein was an officer and Director of the Company and had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering.

On November 20, 2007, we issued 200,000 shares of our common stock to Mr. Ivo Everss, a former Director of the Company. The purchase price paid for such shares was equal to their par value, $0.0001 per share, and amounted in the aggregate to of $20. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended. Mr. Everss was a Director and officer of the Company and had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering.

Item 16.  Exhibits

Number	Description of Exhibit

2.1
Agreement of Merger and Plan of Reorganization, dated as of December 30, 2008, by and among IX Energy Holdings, Inc., IX Acquisition Corp. and IX Energy, Inc (Incorporated by reference to the Registrant’s Form 8-K filed on January 6, 2009).

3.1	Certificate of Incorporation of Yoo, Inc. filed with the Secretary of State of Delaware on October 31, 2007. (Incorporated by reference to the Registrant’s Form S-1 filed on June 3, 2008)
3.2	Certificate of Ownership as filed on January 13, 2009 with the Delaware Secretary of State (Incorporated by reference to the Registrant’s current report on Form 8-K filed on January 14, 2009).
3. 3	Amended and Restated By-laws (Incorporated by reference to the Registrant’s Form 8-K filed on January 6, 2009).
5.1	Opinion of Sichenzia Ross Friedman Ference LLP . (Incorporated by reference to the Registrant’s Form S-1 filed on July10, 2009)
10.1	Form of Subscription Agreement (Incorporated by reference to the Registrant’s Form 8-K filed on January 6, 2009).
10.2	Form of Warrant (Incorporated by reference to the Registrant’s Form 8-K filed on January 6, 2009).
10.3	Form of Placement Agent Warrant (Incorporated by reference to the Registrant’s Form 8-K filed on January 6, 2009).
10.4	Form of Registration Rights Agreement (Incorporated by reference to the Registrant’s Form 8-K filed on January 6, 2009).
10.5	Form of Management Lock-Up Agreement (Incorporated by reference to the Registrant’s Form 8-K filed on January 6, 2009).
10.7	Form of Directors and Officers Indemnification Agreement
10.8	Employment Agreement, dated May 1, 2008, by and between IX Energy, Inc. and Steven Hoffmann (Incorporated by reference to the Registrant’s Form 8-K filed on January 6, 2009).
10.9	Employment Agreement, dated August 1, 2008, by and between IX Energy, Inc. and Roland . Bopp. (To be filed by Amendment)
10.10	Stock Purchase Agreement, dated as of August, 2008 among IX Energy Holdings, Inc. and the Buyers set forth therein. (To be filed by Amendment to the Registrant's Form 8-K filed on January 6, 2009)
10.11	Securities Purchase Agreement, dated as of July 1,2008, between IX Energy, Inc. and each purchaser of 5% Promissory Notes of IX Energy, Inc.
10.12	Form of 5% Promissory Notes of IX Energy, Inc. (Incorporated by reference to the Registrant’s Form 8-K filed on January 6, 2009).
10.13	Promissory Note issued to Scott Schlesinger, dated November 1, 2007 (To be filed by Amendment to the Registrant's Form 8-K filed on January 6, 2009)
10.14
Promissory Note, dated November 1, 2007, issued by IX Energy, Inc. to Scott Schlesinger in the principal sum of $3,000 (Incorporated by reference to the Registrant’s Form 8-K filed on January 6, 2009).

10.15
Promissory Note, dated December 30, 2007, issued by IX Energy, Inc. to Scott Schlesinger in the principal sum of $110,000(Incorporated by reference to the Registrant’s Form 8-K filed on January 6, 2009).

10.16
Promissory Note, dated December 30, 2007, issued by IX Energy, Inc. to Scott Schlesinger in the principal sum of $110,000(Incorporated by reference to the Registrant’s Form 8-K filed on January 6, 2009).

10.17
Promissory Note, dated July 21, 2008, issued by IX Energy, Inc. to IX Energy Investment, LLC in   the principal sum of $900,000 (Incorporated by reference to the Registrant’s Form 8-K filed on January 6, 2009).

10.18	Teaming Agreement, dated February 14, 2008, between Federal Prison Industries, Inc. and IX Energy(Incorporated by reference to the Registrant’s Form 8-K filed on January 6, 2009).
10.19	Solar Panel Manufacture Agreement, dated June 19, 2008, between Federal Prison Industries, Inc. and IX Energy, Inc. (Incorporated by reference to the Registrant’s Form 8-K filed on January 6, 2009).
10.20	OEM Supply Agreement, dated June 24, 2008, between Tynsolar Corporation and IX Energy, Inc. (Incorporated by reference to the Registrant’s Form 8-K filed on January 6, 2009
10.21	Comprehensive Services Agreement dates as of March 23, 2009 between IX Energy and Gale Architectural Services, LLC. (Incorporated by reference to the Registrant’s Form 8-K filed on July 8, 2009).
10.22	IX Energy Holdings, Inc. 2009 Incentive Stock Plan (Incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed on March 25, 2009)
23.1*	Consent of Berman & Company, P.A.

* Filed herewith.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

            (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A , shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, , in the city of New York, in the State of New York, on January 22 , 2010 .

IX ENERGY HOLDINGS, INC.

By:	/s/ Steven Hoffman
Steven Hoffman
Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer )

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

/s/ Steven Hoffman	January 22, 2010
Steven Hoffman
Chief Executive Officer (Principal Executive Officer), and Director

/s/ Robert Lynch, Jr.	January 22, 2010
Robert Lynch, Jr.
Director